                                      Filed Pursuant to Rule No. 424(b)(4) under the Securities Act of 1933, as amended. Registration Statement No. 333-66221
Prospectus

                             Exchange Offers for

   R.A.B. Holdings, Inc.              and          R.A.B. Enterprises, Inc.
       $48,000,000                                       $120,000,000
13% senior notes due 2008                        10-1/2% senior notes due 2005
                                              (Guaranteed by The B. Manischewitz
                                                  Company, LLC and Millbrook
                                                  Distribution Services Inc.)


o The exchange offers expire at 5:00 p.m. New York City time on March 22, 1999, unless we extend this date.


o If you decide to participate in this exchange offer, the new notes you receive will be the same as old notes, except the new notes will be registered with the Securities and Exchange Commission and you will be able to offer and sell them freely to any potential buyer. This is beneficial to you since your old notes are not registered with the Commission and may not be offered or sold without registration or an exemption from registration under federal securities laws.


o There is no public market for the old notes or the new notes. However, the old notes and the new notes can be traded in The Portal Market.


o You will not owe additional federal income taxes if you exchange your notes.

                             --------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


     This investment involves risks. We urge you to read the "Risk Factors" section of this prospectus beginning on page 14 which describes specific risks associated with the exchange offers.

                             --------------------

                              February 12, 1999

                                Table of Contents




                                                                                                                              Page
                                                                                                                              ----
      Prospectus Summary.........................................................................................................3
           Summary of Key Terms of the Exchange Offers...........................................................................3
           Summary of Key Terms of the New Notes.................................................................................6
           About Our Business....................................................................................................9
      Summary Financial Data....................................................................................................11
      Risk Factors..............................................................................................................14
           Risks Associated with Our High Level of Debt.........................................................................14
           Risks Associated with Our Business and Operations....................................................................16
      Forward Looking Statements................................................................................................18
      Where You Can Find More Information.......................................................................................18
      The Transactions..........................................................................................................19
      Capitalization............................................................................................................20
      Unaudited Pro Forma Condensed Consolidated Statements of Operations.......................................................21
      Selected Historical Financial Data........................................................................................28
      Management's Discussion and Analysis of Financial Condition and Results of Operations.....................................31
      Business..................................................................................................................41
      Management................................................................................................................52
      Compensation for Executive Officers.......................................................................................55
      Certain Transactions......................................................................................................56
      Securities Ownership of Certain Beneficial Owners.........................................................................58
      The Exchange Offers.......................................................................................................60
      Description of the New Notes and the Indentures...........................................................................68
      Description of Credit Agreement...........................................................................................77
      Book - Entry; Delivery and Form...........................................................................................78
      Plan of Distribution......................................................................................................80
      Federal Income Tax Consequences...........................................................................................81
      Legal Matters.............................................................................................................81
      Experts...................................................................................................................81
      Index to Financial Statements............................................................................................F-1

                               Prospectus Summary

         The following summary highlights the key terms of the exchange offers and the new notes being offered to you, as well as selected business information and financial data. It may not contain all of the information that you need to make your decision to participate. We strongly encourage you to read the whole prospectus.



                   Summary of Key Terms of the Exchange Offers


The Exchange Offers.........................     You must properly tender your notes and we must accept them for exchange.
                                                 We will exchange all notes that you tender and do not  withdraw.

                                                 If you exchange your notes we will issue new notes to you on or promptly after the expiration date.

Ability to Resell New Notes.................     We believe you may offer for resale, resell and otherwise freely transfer the new notes without registration or delivering a prospectus to a buyer if:

                                                 o   you acquire the new notes in the ordinary course of your business;

                                                 o   you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of new notes; and

                                                 o   you are not related to us.

                                                 If this belief is inaccurate and you sell or transfer any new note without delivering a prospectus to a buyer or without an exemption from registration, you may be responsible for monetary or other damages under the Securities Act. We will not pay these damages on your behalf.

                                                 Each broker-dealer that receives new notes for its own account in exchange for notes it acquired as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the new notes issued to it in an exchange offer.

                                                 The exchange offers are not being made to:

                                                 o   holders of notes in any jurisdiction in which the exchange offers or their acceptance would not comply with the securities or blue sky laws of that jurisdiction; and

                                                 o   holders of notes who we control.

No Minimum Required.........................     There is no minimum amount of notes that you must tender in the exchange offers.

Procedures for Exchanging
  Your Notes................................     If you wish to exchange your notes you must transmit to The Chase Manhattan
                                                 Bank, our exchange agent, on or before the expiration date:

                                                 either

                                                 o   a properly completed and executed letter of transmittal, which we have provided to you with this prospectus, or a facsimile of the letter of transmittal, together with your old notes and any other documentation requested by the letter of transmittal; or

                                                 o   a computer generated message transmitted by means of DTC's ATOP system.
                                                     Our exchange agent must receive this message and form a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

                                                 By agreeing to the letter of transmittal, you will make those representations described on page 62 under the heading "The Exchange
                                                 Offers--Procedures for Tendering Your Notes."

Guaranteed Delivery Procedures..............     If you wish to exchange your notes and time will not permit the documents required by the letter of transmittal to reach the exchange agent before the expiration date, or you cannot complete the procedure for book-entry transfer on a timely basis, you must exchange your notes according to the guaranteed delivery procedures described on page 65 under the heading "The
                                                 Exchange Offers--Guaranteed Delivery Procedures."

Special Procedures for
  Beneficial Owners.........................     If you are a beneficial owner whose notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to exchange your notes, you should contact the registered holder promptly and instruct the  registered holder to exchange the notes for you.  If you wish to exchange your notes on your own behalf, you must either make appropriate arrangements to register ownership of the notes in your name or obtain a properly completed bond power from the registered holder.

                                                 The transfer of registered ownership may take considerable time and you may not be able to be complete the transfer prior to the expiration date.

Withdrawal Rights...........................     Unless we extend the date, you may withdraw your tendered notes at any time before 5:00 p.m., New York City time, on the expiration date.

Exchange Agent..............................     The address, telephone number and facsimile number for the exchange agent is:

                                                     The Chase Manhattan Bank
                                                     Global Trust Department
                                                     379 Thornall Street, 12th Floor
                                                     Edison, New Jersey 08837
                                                     Attn: Julie Salovitch-Miller, Vice President
                                                     Phone:  732-603-2837
                                                     Fax:    732-603-2818


         Please review the information on page 60 under the heading "The Exchange Offers" for more detailed information concerning the exchange offers.

                  Summary of Key Terms of the New Notes


         We will pay interest on the new notes in the same manner as the old notes. You should be aware that the indenture that currently governs your notes is the same indenture that will govern the new notes, except there will be no restrictions on your sale of new notes.



      The Issuers...............................................        R.A.B. Holdings, Inc. and
                                                                        R.A.B. Enterprises, Inc.

      Total Amount of New Notes Offered.........................        $48,000,000 in principal amount of Holdings notes and
                                                                        $120,000,000 in principal amount of Enterprises notes.

      Maturity..................................................        May 1, 2008 for Holdings notes and
                                                                        May 1, 2005 for Enterprises notes.

      Interest Payment Dates....................................        May 1 and November 1 of each year, commencing on May 1,
                                                                        1999.

      Security for Holdings Notes...............................        Holdings placed $17.0 million of the net proceeds from
                                                                        the original sale of its notes in an escrow account for
                                                                        the benefit of holders.  This amount was decreased by
                                                                        $3.12 million of interest paid on the Holdings notes on
                                                                        November 1, 1998.  Holdings will use the remainder of the
                                                                        funds in the escrow account to pay interest on both the
                                                                        outstanding Holdings notes and the new Holdings notes for
                                                                        the next five scheduled interest payments.

      Optional Redemption of Holdings Notes.....................        On or after May 1, 2003, Holdings may redeem its new
                                                                        notes, in whole or in part, at the redemption prices
                                                                        described on page 69 under the heading "Description of
                                                                        the New Notes and the Indentures" plus accrued and unpaid
                                                                        interest, if any, to the date of redemption.

      Optional Redemption of Enterprises Notes..................        On or after May 1, 2002, Enterprises may redeem its new
                                                                        notes, in whole or in part, at the redemption prices
                                                                        described on page 69 under the heading "Description of
                                                                        the New Notes and the Indentures", plus accrued and unpaid interest, if any, to the date of redemption.  In addition, at any time on or prior to May 1, 2001, Enterprises may, at its option, redeem up to 35% of the principal amount of its new notes with the net cash proceeds of one or more public offerings of equity, at a redemption price equal to 110.5%
                                                                        of the principal amount to be redeemed, plus accrued and
                                                                        unpaid interest to the date of redemption; however,
                                                                        immediately following such redemption, at least 65% of the principal amount of its new notes must remain outstanding.

      Change of Ownership of the Issuer.........................        If there is a change of ownership of the issuer of notes,
                                                                        the issuer will be required to offer to purchase the
                                                                        notes from you at a purchase price equal to 101% of their
                                                                        principal amount, plus accrued and unpaid interest, if
                                                                        any, to the date of repurchase.

      Guarantees of the Enterprises Notes.......................        Manischewitz and Millbrook will each guarantee payment of
                                                                        the Enterprises notes.  Each guarantor will guarantee the
                                                                        entire principal amount of the notes.  The guarantees
                                                                        rank first in right of payment before all of their
                                                                        junior, or lower ranked, debt.  The guarantors do not
                                                                        secure payment of the guarantees by any of their assets.
                                                                        As a result, if any guarantor goes bankrupt, its secured
                                                                        creditors will be assured of payment from its assets
                                                                        before your claims are paid under the guarantee.

      Ranking...................................................        The new notes:

                                                                        o   are not secured by any assets of the issuer;

                                                                        o   rank first in right of payment before all other junior
                                                                            debt of the issuer;

                                                                        o   rank equally in right of payment with all existing and
                                                                            future debt of the issuer that is not secured by the
                                                                            issuer's assets and provides for equal payment with the
                                                                            new notes; and

                                                                        o   in the case of the Holdings notes, rank junior in right
                                                                            of payment to all debt of Enterprises and its
                                                                            subsidiaries; or


                                                                        o   in the case of the Enterprises notes, rank junior in
                                                                            right of payment to all debt of Enterprises and the
                                                                            guarantors. This includes the debt of the guarantors
                                                                            that is secured by their assets under the credit
                                                                            agreement to the extent of the value of the assets
                                                                            securing such debt.

                                                                        As of December 31, 1998, other than the outstanding
                                                                        notes, the issuers had no outstanding debt. The
                                                                        guarantors had approximately $23.6 million of
                                                                        outstanding debt under the credit agreement, excluding
                                                                        the guarantees. In addition, the guarantors had
                                                                        approximately $43.1 million of additional borrowing
                                                                        capacity under their credit agreement.

      Key Covenants.............................................        The indenture under which we will issue the new notes
                                                                        contains covenants for your benefit which restrict the
                                                                        ability of the issuers or the guarantors to, among
                                                                        other things:

                                                                        o   borrow additional money;

                                                                        o   pay dividends on or redeem their capital stock, or make
                                                                            other restricted payments or investments;

                                                                        o   sell assets;

                                                                        o   enter into prohibited transactions with related
                                                                            parties;

                                                                        o   merge or consolidate with any other person;

                                                                        o   sell all or almost all of their assets; or

                                                                        o   impose restrictions on the ability of a subsidiary to
                                                                            make payments to the issuer and to the issuer's
                                                                            subsidiaries.

      Form of the New Notes.....................................        One or more permanent global securities, in fully
                                                                        registered form, will represent the notes. We will
                                                                        deposited them with a custodian for DTC, and registered
                                                                        in the name of a nominee of DTC, as depository. DTC
                                                                        and its participants will maintain records in book-entry
                                                                        form showing beneficial interests in the new notes, and
                                                                        transfers of these interests.

      Absence of a Public Market................................        We cannot assure you that a public market for the new
                                                                        notes will develop in the future, or if developed, will
                                                                        continue. Chase Securities, Inc. Has advised us that it
                                                                        currently intends to make a market in the new notes.
                                                                        However, Chase has no obligation to make a market, and it
                                                                        may discontinue any market making with respect to the new
                                                                        notes at any time without notice. We do not intend to
                                                                        list the new notes on any securities exchange or to seek
                                                                        approval for their quotation on Nasdaq or any other
                                                                        automated quotation system. This could affect your
                                                                        ability to sell the notes.

                               About Our Business

Who We Are


         o         Holdings and Enterprises.

         Holdings was organized in 1996. Enterprises was organized in 1997. Both of these companies are holding companies, which means that they carry on no business other than their ownership of Millbrook and Manischewitz.

         o         Millbrook.

         Millbrook is a full service independent distributor offering over 35,000 items in its three primary product categories: specialty foods, health and beauty care, and general merchandise. Millbrook provides distribution services to over 13,000 retail locations in 40 states east of the Rocky Mountains. Millbrook also carries a line of its own private label brands as well as store brands and other special need items for specific customers. Millbrook Retail Solutions(Service Mark) one of Millbrook's divisions, provides a variety of merchandising services, without associated product sales, to manufacturers, distributors and retailers across various product categories in all trade channels.

         o         Manischewitz.

         Manischewitz, founded in 1888, is a manufacturer of processed kosher food products including matzos, noodles, crackers, cake mixes, cookies, soups and processed fish products. Manischewitz markets products under the brand names Manischewitz(Registered), Horowitz Margareten(Registered) and Goodman's(Registered). We believe that sales of kosher for Passover products are stable as most of the Jewish population in the U.S. attend Passover seders each year at which matzo and other kosher for Passover products are consumed.

         The organizational structure of our companies is set forth on the chart below:

                        ---------------
                        |   HOLDINGS  |
                        ---------------
                             |
                        ---------------
                        | ENTERPRISES |
                        ---------------
                          /      \
                        /          \
                      /              \
                    /                  \
            ---------------      ---------------
            |  MILLBROOK  |      | MANISCHEWITZ |
            ---------------      ---------------

 Our Customers and Suppliers

         Millbrook's principal customers include supermarkets and mass merchandisers such as Shaws, Star Market, Stop & Shop, Food Lion, Ukrop's, Dierbergs, Albertsons, Ames and Super Kmart. Millbrook carries a line of its own private label brands as well as store brands, and other special need items for specific customers.

         Millbrook has over 1,500 supplier relationships nationally, including relationships with major consumer product companies such as Procter & Gamble, Johnson & Johnson, Gillette, Rubbermaid and BestFoods.

         Manischewitz principally sells its products to independent distributors operating throughout the U.S. and Canada. The five supermarkets which represent the largest sales of Manischewitz products are American Stores, Ralph's, Shoprite, Pathmark and A&P. In addition, Manischewitz has developed a marketing arrangement with Wal-Mart to carry Manischewitz's products in its supercenters and general merchandise stores.



Our Expansion Plans


         We actively evaluate acquisition candidates in the specialty food and distribution businesses. We do not have a binding agreement with respect to any acquisition.

                           --------------------------


         Before you exchange your notes, you should carefully consider all of the information in this prospectus and, in particular, should evaluate the specific factors under "Risk Factors" beginning on page 14 for risks of this offering. We also encourage you to read the section headings "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 31, "Business" on page 41, and "Management" on page 52 for a more complete understanding of our business and operations.


         Holdings and Enterprises are Delaware corporations. Their executive offices are located at 444 Madison Avenue, Suite 601, New York, New York 10022 and their telephone number is (212) 688-4500.

                           --------------------------

                             Summary Financial Data

                        Summary Pro Forma Financial Data
                              R.A.B. Holdings, Inc.
                          and R.A.B. Enterprises, Inc.

The following table sets forth summary pro forma consolidated financial data of Enterprises and Holdings for the fiscal year ended March 31, 1998, and for the six month period ended September 30, 1998. The unaudited pro forma consolidated financial data have been derived from Enterprises and Holdings consolidated historical financial statements for the fiscal year ended March 31, 1998 and the six month period ended September 30, 1998 and give effect to the acquisition of Manischewitz and the issuance of the notes as of the beginning of each period presented. The unaudited pro forma consolidated financial data are not intended to represent and are not indicative of what Enterprises and Holdings results of operations actually would have been nor are they intended to project Enterprises and Holdings results of operations for any future period. For purposes of determining the pro forma deficiency in earnings to fixed charges, "earnings" consist of income before income taxes and fixed charges and "fixed charges" consist of interest on all indebtedness, amortization of deferred financing costs and that portion of rental expense that management believes to be representative of interest.



                                                               Pro Forma                          Pro Forma
                                                           Fiscal Year Ended                   Six Months Ended
                                                                March 31, 1998                  September 30, 1998
                                                      ---------------------------        ---------------------------
                                                      Enterprises        Holdings        Enterprises        Holdings
                                                      -----------        --------        -----------        --------
                                                                          (Dollars in Thousands)
       Statement of Operations Data:
       Revenues...................................      $525,575         $525,575          $236,622         $236,622
       Operating expenses.........................       508,895          508,903           237,377          237,377
       Operating income (loss)....................        16,680           16,672             (755)            (755)

       Other Financial Data:
       Deficiency in earnings to fixed charges....            92            5,499             8,605           11,267

                        Summary Historical Financial Data
                              R.A.B. Holdings, Inc.
                          and R.A.B. Enterprises, Inc.


The following table sets forth summary historical consolidated financial data of Enterprises and Holdings for the fiscal year ended March 31, 1998, and for the six month periods ended September 30, 1997 and 1998, and historical financial data of the predecessor to Millbrook for each of the two years in the period ended March 31, 1997. The historical consolidated financial data for the fiscal year ended March 31, 1998 have been derived from Enterprises and Holdings audited consolidated financial statements, included elsewhere herein. The historical consolidated financial data for the six month periods ended September 30, 1997 and 1998 have been derived from Enterprises and Holdings unaudited condensed consolidated financial statements, included elsewhere herein, which in the opinion of management include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the information. Holdings, which was formed in 1996, did not have any income or expenses prior to the fiscal year beginning April 1, 1997. The predecessor financial data for each of the two years in the period ended March 31, 1997 have been derived from the predecessor's audited financial statements, included elsewhere herein. The unaudited condensed consolidated financial statements for the six month period ended September 30, 1998 are not necessarily indicative of the results that may be expected for the full fiscal year.



The predecessor was acquired on March 31, 1997. Financial information with regard to the predecessor is based on historical results and, accordingly, does not reflect purchase accounting adjustments or interest associated with debt incurred to finance the acquisition. The predecessor was a wholly owned subsidiary of McKesson Corporation. As a wholly owned subsidiary of McKesson Corporation, the predecessor was provided certain corporate and general and administrative services, including, among other things, treasury, certain financial reporting, data processing and legal services. Accordingly, the operations of the predecessor include an allocation of expenses for such services. Additionally, because McKesson Corporation managed cash and financing requirements centrally, interest expense and borrowing requirements were based on the then existing capital structure. The financial position and operations of the predecessor may differ from results that may have been achieved had the predecessor operated as an independent entity.




                                   Predecessor              Enterprises     Holdings          Enterprises              Holdings
                                -----------------           -----------     --------      -------------------      ----------------
                                Fiscal Year Ended              Fiscal Year Ended            Six Months Ended        Six Months Ended
                                    March 31,                      March 31,                  September 30,           September 30,
                                -----------------           ------------------------      -------------------      -----------------
                                 1996        1997                     1998                  1997       1998         1997       1998
                                 ----        ----                     ----                  ----       ----         ----       ----
                             (Dollars in Thousands)                                     (Dollars in Thousands)

Statement of Operations
Data:

Revenues                     $563,099    $476,175              $470,201     $470,201    $222,772   $234,455     $222,772   $234,455

Operating income (loss)        13,611       7,375                 7,383        7,375       2,300       (908)       2,296       (908)

Net income (loss)               6,169       1,941                 1,182        1,174        (287)    (5,027)        (291)    (7,276)

                      Summary Historical Financial Data
                        The B. Manischewitz Company, LLC


The following table sets forth summary historical financial data of Manischewitz for each of the three years in the period ended July 31, 1997, and for the nine month periods ended April 30, 1997 and 1998. The historical financial data for each of the three years in the period ended July 31, 1997 have been derived from the audited financial statements of Manischewitz, included elsewhere herein. The historical financial data for the nine month periods ended April 30, 1997 and 1998 have been derived from unaudited condensed financial statements of Manischewitz, included elsewhere herein, which in the opinion of management include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the information. The historical financial data for the nine month period ended April 30, 1998 are not necessarily indicative of results that may be expected for the full fiscal year.



                                                                                                      Nine Months Ended
                                                          Fiscal Year Ended July 31,                       April 30,
                                                      -----------------------------------           --------------------
                                                      1995            1996           1997           1997            1998
                                                      ----            ----           ----           ----            ----
                                                                        (Dollars in Thousands)
       Statement of Operations Data:

       Total revenues(a)..................          $ 49,581       $ 52,399       $ 55,787        $ 46,387       $ 44,481
       Operating income...................             7,348          8,211          9,807           9,445          9,381
       Net income(b)(c)...................             2,267          1,932          5,321           6,057          6,291


(a) In June 1997, Manischewitz sold its Chicago distribution operation. This operation had revenues of $4.083 million for the nine month period ended April 30, 1997.

(b) Fiscal 1996 net income includes an extraordinary charge for the early extinguishment of debt ($1.965 million) and a charge for the cumulative effect of a change in accounting principle relating to post retirement benefits ($754,000).

(c) Effective May 31, 1996, The B. Manischewitz Company was reorganized as a limited liability company. Accordingly, deferred income tax attributes of $2.42 million at May 31, 1996 flowed through the provision (benefit) for income taxes. Subsequent to May 31, 1996, income taxes, if any, are the obligation of the shareholders and partners of Manischewitz. Pro forma income tax expense and pro forma net income (loss) as if Manischewitz had been a taxable entity is $1.952 million and ($165,000) for the fiscal year ended July 31, 1996; $2.415 million and $2.906 million for the fiscal year ended July 31, 1997; $2.749 million and $3.308 million for the nine months ended April 30, 1997, and; $2.735 million and $3.556 million for the nine months ended April 30, 1998.

                                  Risk Factors

     A decision to invest in the new notes involves a high degree of risk. Before making your decision to invest, you should give careful consideration to the following factors, as well as the other information in this prospectus.

                  Risks Associated with Our High Level of Debt

We may not have sufficient cash flows from our business to pay the new notes


         We have a significant amount of debt. As of September 30, 1998, Holdings had total consolidated debt of $183,878,000 and Enterprises had total consolidated debt of $135,878,000.


         The following chart shows our aggregate interest payments due on the Holdings and Enterprises notes for each of the next three fiscal years and the amount of our deficiency in earnings to fixed charges for the six month periods ended September 30, 1997 and 1998. Our principal payments on the Holdings notes are not due until 2008. Our principal payments on the Enterprises notes are not due until 2005.



                                  Holdings                                         Enterprises
------------------------------------------------------------------------------------------------------------------------------
Aggregate interest                For fiscal year ending:                          For fiscal year ending:
payments due                      March 31, 1999................. $ 3,120,000      March 31, 1999................. $ 6,300,000
                                  March 31, 2000................. $ 6,240,000      March 31, 2000................. $12,600,000
                                  March 31, 2001................. $ 6,240,000      March 31, 2001................. $12,600,000


Deficiency in earnings            For six month period ended (consolidated for    For six month period ended:
to fixed charges                  Holdings and Enterprises):
                                  September 30, 1997............. $   290,000      September 30, 1997............. $   286,000
                                  September 30, 1998............. $10,105,000      September 30, 1998............. $ 7,813,000


         We are depending on earnings generated by the operations of Manischewitz and Millbrook for cash to make our principal and interest payments on the notes. We only receive the cash that remains after our expenses are paid. If our business cannot generate the cash we need, we will be unable to make payments to you. At that time, we would be in default under the notes and you would be entitled to accelerate the payment of principal and interest on your notes. If this occurs, it is unlikely we would be able to meet our financial obligations to you.

The terms of our debt agreements may restrict our ability to generate enough cash to pay the new notes


         The terms of the indentures governing your notes and the credit agreement may restrict our ability to obtain additional financing for:


     o    working capital;


     o    capital expenditures;

     o    acquisitions; and


     o    general corporate purposes.


         As a result of these restrictions, we may be unable to raise additional debt or equity financing to operate during general economic or business downturns, to compete effectively or to take advantage of new business opportunities. This may affect our ability to generate revenues and make profits. Without sufficient revenues and cash, we may not be able to pay interest and principal on the new notes.


         In addition, the interest rate on the debt under the credit agreement is based on market interest rates. If market interest rates increase, the variable interest rates under the credit agreement will also increase. Manischewitz and Millbrook may be unable to pay this increased interest cost or the principal amounts owed under the credit agreement without refinancing or restructuring the debt, selling assets or raising additional debt or equity capital. If these alternatives are not available or are not permitted under our existing agreements, Manischewitz and Millbrook may default on their debt under the credit agreement. Such a default would lower the market value of the new notes and negatively affect our ability to pay the interest and principal on the new notes.


The cross default provisions of the credit agreement and the indentures could cause all of our debt to come due at once


         Under the terms of the indentures, if an event of default occurs under the credit agreement and the creditors require that all amounts borrowed under the credit agreement be immediately repaid, an event of default will result under the indentures. If an event of default occurs under the indentures and note holders declare the debt to be immediately repaid in full, an event of default will result under the credit agreement. In either case, if all of our outstanding debt under the indentures and the credit agreement comes due at the same time, we will not be able to pay and will be forced into a bankruptcy, liquidation, dissolution, reorganization or similar proceeding.


We may not have sufficient assets to pay the new notes


         In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against Millbrook or Manischewitz, or if a default and acceleration of payment under the credit agreement occurs and one of these events occurs, their assets will be applied first to pay all outstanding debt under the credit agreement before and then to pay interest and principal on the new notes. Because of this priority of payment, there may not be sufficient assets to pay any of the amounts due on the new notes if one of those events occurs. In addition, since the new notes are not secured by the assets of Millbrook and Manischewitz, the new notes will be paid only after payment of any other debt secured by their assets.


If a change of ownership occurs, we may not have sufficient funds to pay your notes


         Upon the occurrence of specific kinds of events which cause a change of our ownership, we will be required to offer to repurchase all of our notes. It is possible that we will not have sufficient funds at that time to make this repurchase of notes. In addition, the credit agreement may not allow us to make an offer to repurchase our notes unless we first pay our debt under the credit agreement. We may not have Sufficient funds at that time to pay our debt under the credit agreement and our notes.

A federal or state court may void or alter our obligations under your notes or the guarantees


         A court could void our obligations under the new notes and the guarantees, subordinate the new notes or guarantees to our other debt, or order you to return any amounts paid to you under the new notes to us or to a fund benefitting our creditors if the court finds that, at the time we sold the notes, we:


     o intended to defraud our creditors or did not receive fair value for the notes and we:



          o were "insolvent", which means we could not pay our debts when they came due or the sum of our debts was greater than the fair value of all of our assets, or we became insolvent as a result of our obligations under the notes; or


          o did not have enough capital to operate our business following the sale of the notes; or


          o intended to or believed that we overextended our debt obligations.


         The standards for insolvency vary. We cannot predict which standard a court would apply or if a court would determine that any of Holdings, Enterprises or the guarantors were insolvent at the time of the sale of the notes or became insolvent as a result of the sale.


                Risks Associated with Our Business and Operations


Due to the highly seasonal business of Manischewitz and strong sales during the Passover holiday, we may not have enough cash to pay our costs and expenses at future times


         As a result of increased sales during Passover, the working capital requirements of Manischewitz generally increases during the months of January, February and March, peaking in March. To fund these working capital needs, Manischewitz borrows money under its credit agreement. If Manischewitz does not generate enough cash from sales during the Passover holiday to fund its future operations, it must borrow more money under its credit agreement, which may not be available, or seek other sources of equity capital or debt, which may be expensive. Although we believe that funds available under the credit agreement and the cash flow generated from operations will be adequate to provide for our present needs, our capital resources may not be sufficient in the future.


Millbrook and Manischewitz compete against distributors and manufacturers across all of their product lines and against other larger companies with greater resources


         In the distribution of health and beauty care products, supermarkets demand delivery and inventory techniques which maximize limited shelf space and enhance product variety while helping to keep prices low. Similarly, supermarkets increasingly rely on distributors of general merchandise to carry items specifically matched to customer profiles. Competitors in the industry continue to enhance their delivery and inventory techniques and distribute more items to supermarkets. We do not know if Millbrook will be able to improve its delivery and inventory techniques and remain competitive. In addition, the distribution industry has narrow gross profit and operating profit margins. This means that any decrease in sales or increase in operating costs will negatively impact our profits to a greater degree than in other types of business.


         Outside of the kosher section, products of Manischewitz compete with the products of a significant number of companies of varying sizes, including divisions or subsidiaries of larger companies. Many of these competitors have multiple product lines as well as significantly greater financial and other resources available to them. Manischewitz believes it can compete in the specialty foods category but it does not know if it can increase its product offering and remain profitable outside of the kosher section where it has less experience and resources.


Millbrook is highly dependent on its systems to operate its business and a failure to implement its new systems could hurt our operations and profitability


     Millbrook has an agreement with McKesson Corporation to supply computer, data processing and programming services systems to Millbrook which expires in March 1999. Although Holdings entered into a multi-year agreement with an independent service bureau to outsource some of its computer and data processing services beginning in February 1999, we do not know if these systems will be successfully implemented. Implementing these new systems may significantly disrupt our business operations and may have an impact on the revenues and profits we generate.


     Millbrook is also in the process of implementing new management information systems that affect broad aspects of its operations. These systems are expected to be completed in three to five years with projected capital expenditures of $6.0 to $7.0 million. We do not know if these systems will be successfully implemented.

                           Forward Looking Statements


     In this prospectus, we make statements about our future financial condition, results of operations and business. All of these "forward-looking" statements are based on estimates and assumptions made from information currently available to us. Although we believe these estimates and assumptions are reasonable, they are uncertain. Therefore, you should not rely completely upon these estimates and assumptions. We cannot assure you that any of these estimates or assumptions will occur and it is likely that actual results will differ significantly. Important factors that could cause actual results to differ materially from such estimates or assumptions are disclosed throughout this prospectus, including the section on "Risk Factors" beginning on page 14. We qualify all of our subsequent written and oral forward looking statements by these cautionary statements. We have no obligation to release the result of any revisions to our forward looking statements to reflect future events or circumstances.


                       Where You Can Find More Information


     We have filed a registration statement with the Commission under the Securities Act for the new notes. This prospectus does not include all of the information included in the registration statement. The registration statement includes exhibits and schedules containing documents and information about us that you may find important You should read these exhibits and schedules for a more complete understanding of the document or matter involved. You can read or copy the complete registration statement and its exhibits and schedules at the public reference section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may call the Commission at 1-800-SEC-0330 for further information on its public reference rooms or visit the Commission's web site at http://www.sec.gov which contains reports, proxy and information statements and other information filed electronically with the Commission.


     Following the exchange offers, we will be required to file annual, quarterly and special reports with the Commission. The indentures governing your notes require us to prepare and deliver copies of these reports and other information to you upon your request, at no cost to you.

                                The Transactions

The Acquisition

     On May 1, 1998, Enterprises acquired Manischewitz for a purchase price of approximately $126.2 million. This amount included the repayment of Manischewitz's existing debt of approximately $38.8 million, and an estimated $1.9 million of fees and expenses.


     Holdings and Enterprises used the gross proceeds of $168.0 million raised in connection with the sale of the outstanding notes to:

         (1) pay the purchase price for Manischewitz of approximately $126.2 million;

         (2) reduce outstanding borrowings by approximately $18.8 million under the revolving credit portion of the credit agreement;

         (3) fund an interest escrow account with $17.0 million to pay interest on the notes of Holdings for the first six scheduled interest payment dates for the benefit of the holders thereof; and

         (4) pay fees and expenses of approximately $6.0 million relating to the sale of the outstanding notes.

Financing of the Acquisition

     Holdings contributed the net proceeds of the sale of its notes ($29.4 million) to Enterprises. Enterprises used these proceeds and the net proceeds of the sale of its notes to complete the acquisition of Manischewitz. Concurrently with the acquisition of Manischewitz, the parties amended the credit agreement to provide for, among other things:


         (1) Manischewitz and Millbrook to be co-borrowers under the credit agreement;


         (2) a security interest in the accounts receivable, inventory and intellectual property of Manischewitz to provide collateral under the credit agreement; and


         (3) the inclusion of some of the assets of Manischewitz in the determination of the borrowing base under the credit agreement.


As of December 31, 1998, Manischewitz and Millbrook had approximately $43.1 million of additional borrowing capacity under the credit agreement.

                                 Capitalization


The following table sets forth the unaudited cash and cash equivalents and capitalization of Enterprises and Holdings as of September 30, 1998. This information should be read in conjunction with the other financial information included in this document.


                                                        As of
                                                 September 30, 1998
                                             --------------------------
                                             Enterprises       Holdings
                                             -----------       --------
                                                (Dollars in Thousands)

Cash and cash equivalents .................   $  4,099         $  4,099
                                              ========         ========
Long-term debt (including current portion):
  Credit Agreement(a) .....................   $ 15,878         $ 15,878
  Enterprises notes .......................    120,000          120,000
  Holdings notes ..........................                      48,000
                                              --------         --------
  Total long-term debt ....................    135,878          183,878
  Total stockholders' equity ..............     35,637            3,900
                                              --------         --------
  Total capitalization ....................   $171,515         $187,778
                                              ========         ========



(a) At September 30, 1998, $15.9 million was outstanding under the credit agreement, consisting of revolving credit borrowings of $7.1 million and an amortizing term loan of $8.8 million, and approximately $49.5 million of additional borrowing capacity was available under the credit agreement.

       Unaudited Pro Forma Condensed Consolidated Statements of Operations


The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the fiscal year ended March 31, 1998 and the six month period ended September 30, 1998 include the historical operations of Enterprises and Holdings for the fiscal year ended March 31, 1998 and the six month period ended September 30, 1998, respectively, and give effect to the acquisition of Manischewitz and the issuance of the outstanding notes, as if they had occurred as of the beginning of each period presented. The pro forma adjustments give effect to the utilization of the excess proceeds from the sale of the outstanding notes to repay a portion of the amounts outstanding under the credit agreement.


The acquisition has been accounted for by the purchase method of accounting. Accordingly, assets acquired and liabilities assumed have been recorded at their estimated fair values, based on preliminary allocations of purchase price, which are subject to further refinement and adjustment, including appraisals and other analyses, with appropriate recognition given to the effects of current interest rates and deferred income taxes. Management does not expect that the final allocations of the purchase price for the acquisition will differ materially from the preliminary allocations.


The Unaudited Pro Forma Condensed Consolidated Statements of Operations are not intended to represent and are not indicative of the results of operations of Enterprises and Holdings had the transactions or events assumed therein occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. Additionally, the Unaudited Pro Forma Condensed Consolidated Statements of Operations do not reflect potential cost savings and revenue enhancements that management believes may be realized following the acquisition. No assurances can be given as to the amounts of cost savings or revenue enhancements, if any, that may be realized.


The Unaudited Pro Forma Condensed Consolidated Statements of Operations are based on available information and certain assumptions and adjustments as described in the notes thereto, which management believes is reasonable under the circumstances.

       Unaudited Pro Forma Condensed Consolidated Statements of Operations
                              R.A.B. Holdings, Inc.
                          and R.A.B. Enterprises, Inc.


                                                  Fiscal Year Ended March 31, 1998
                                                       (Dollars in Thousands)

                                          Historical(a)            Enterprises                      Holdings
                                   ----------------------------    Pro Forma      Enterprises       Pro Forma       Holdings
                                   Enterprises     Manischewitz    Adjustments     Pro Forma       Adjustments     Pro Forma
                                   -----------     ------------    -----------    -----------      -----------     ---------
Revenues.........................   $470,201        $ 55,374       $                $525,575       $               $525,575

Costs and expenses:
   Cost of sales.................    360,162          33,288            239 (b)      393,689                        393,689
   Other costs and expenses......    102,656          11,283          1,267 (b)      115,206              8 (e)     115,214
                                     -------         -------        -------          -------        -------        --------
   Total costs and expenses......    462,818          44,571          1,506          508,895              8         508,903
Operating income.................      7,383          10,803         (1,506)          16,680             (8)         16,672
Interest expense, net............      5,079           4,239          7,454 (c)       16,772          5,399 (f)      22,171
Income (loss) before provision
  (benefit) for income taxes.....      2,304           6,564         (8,960)             (92)        (5,407)         (5,499)
                                     -------         -------        -------          -------        -------        --------
Provision (benefit) for
income taxes.....................      1,122                           (664) (d)         458         (1,892) (g)     (1,434)
                                     -------         -------        -------          -------        -------        --------
Net income (loss)................   $  1,182        $  6,564       $ (8,296)        $   (550)      $ (3,515)       $ (4,065)
                                    ========        ========       ========         ========       ========        ========


                                                 Six Months Ended September 30, 1998
                                                       (Dollars in Thousands)

                                      Historical(a)                Enterprises                      Holdings
                                   ----------------------------    Pro Forma      Enterprises       Pro Forma       Holdings
                                   Enterprises     Manischewitz    Adjustments     Pro Forma       Adjustments     Pro Forma
                                   -----------     ------------    -----------    -----------      -----------     ---------
Revenues.........................   $234,455        $  2,167       $                $236,622       $               $236,622
Costs and expenses:
   Cost of sales.................    179,248           1,169             19 (b)      180,436                        180,436
   Other costs and expenses......     56,115             706            120 (b)       56,941                         56,941
                                     -------         -------        -------          -------        -------        --------
   Total costs and expenses......    235,363           1,875            139          237,377                        237,377
Operating income (loss)..........       (908)            292           (139)            (755)                          (755)
Interest expense, net............      6,905             323            622 (c)        7,850          2,662 (f)      10,512
                                     -------         -------        -------          -------        -------        --------
Loss before provision
 (benefit) for income taxes......     (7,813)            (31)          (761)          (8,605)        (2,662)        (11,267)
Provision (benefit) for
  income taxes...................     (2,786)                           445 (d)      (2,341)          1,892 (g)        (449)
                                     -------         -------        -------          -------        -------        --------
Net loss.........................    $(5,027)        $   (31)       $(1,206)         $(6,264)       $(4,554)       $(10,818)
                                     =======         =======        =======          =======        =======        ========

                   See Notes to Unaudited Pro Forma Condensed
                     Consolidated Statements of Operations.

                     Notes to Unaudited Pro Forma Condensed
                      Consolidated Statements of Operations
                              R.A.B. Holdings, Inc.
                          and R.A.B. Enterprises, Inc.

 R.A.B. Holdings, Inc. Pro Forma Presentation

 (a)      The historical amounts represent:

          (1) with respect to the fiscal year ended March 31, 1998, those of Enterprises for the fiscal year ended March 31, 1998 and Manischewitz for the twelve month period ended March 31, 1998; and


          (2) with respect to the six month period ended September 30, 1998, those of Enterprises for the six month period ended September 30, 1998 and Manischewitz for the one month period ended April 30, 1998.

 Enterprises Pro Forma Adjustments

 (b) Adjustments, which aggregate $1.506 million for the fiscal year ended March 31, 1998 and $139,000 for the six month period ended September 30, 1998, represent the following:

          (1) the incremental increase in intangible asset amortization as a result of the Manischewitz acquisition. The excess of cost over the fair value of assets acquired ($97.2 million) is amortized on a straight-line basis over 40 years as follows (in thousands):


                                                                                      Fiscal Year Ended      Six Months Ended
                                                                                       March 31, 1998       September 30, 1998
                                                                                     -----------------     ------------------
                   Amortization of excess of cost over fair value of assets
                      acquired relating to the Manischewitz acquisition                    $2,432                 $203
                   Less: Historical Manischewitz intangible amortization                     (928)                 (81)
                                                                                           ------                 ----
                                                                                           $1,504                 $122
                                                                                           ======                 ====


          (2) the incremental increase in depreciation of plant and equipment, based upon the preliminary fair value of assets acquired, determined as follows (in thousands):


                                                                                      Fiscal Year Ended      Six Months Ended
                                                                                       March 31, 1998       September 30, 1998
                                                                                     -----------------     ------------------
                  Depreciation of property and equipment based upon the
                     preliminary fair value of assets acquired                             $1,195                 $100
                   Less: Historical Manischewitz depreciation of
                           property and equipment                                            (793)                 (66)
                                                                                           ------                 ----
                                                                                           $  402                 $ 34
                                                                                           ======                 ====

          (3) the elimination of management fees of $400,000 for the fiscal year ended March 31, 1998 and $17,000 for the six month period ended September 30, 1998 paid to a related party. A management fee is no longer permitted under the credit agreement. No additional costs will be incurred in lieu of the management fee.

                     Notes to Unaudited Pro Forma Condensed
                      Consolidated Statements of Operations
                              R.A.B. Holdings, Inc.
                          and R.A.B. Enterprises, Inc.


(c)      Adjustment represents:


         (1) interest expense associated with the Enterprises notes and the related amortization of deferred financing costs;


         (2) amortization of new deferred financing costs related to the amendment of the credit agreement;


         (3) the reduction in interest associated with the repayment of a portion of the outstanding borrowings under the credit agreement;


         (4) the elimination of interest on Manischewitz long-term debt repaid at closing; and


         (5) the elimination of Manischewitz historical deferred financing costs.


         This adjustment has been determined as follows (in thousands):



                                                                                Fiscal Year Ended       Six Months Ended
                                                                                  March 31, 1998       September 30, 1998
                                                                                -----------------      ------------------
 Interest expense relating to the sale of Enterprises notes
          ($120 million), at a rate of 101/2% per annum                              $12,600                  $1,050
 Amortization of deferred financing costs ($4.3 million)
          relating to the sale of Enterprises notes over seven years                     621                      52
 Amortization of deferred financing costs ($227,000) related to the
          amendment of the credit agreement over forty-seven months                       58                       5
 Less:  Interest on repayment of a portion of the outstanding borrowings under the credit agreement ($22 million) at
          an effective interest rate of approximately 9.5%                            (2,049)                   (171)
 Less:  Historical  interest on Manischewitz long-term debt
          repaid at closing                                                           (3,343)                   (279)
 Less:  Historical  amortization of deferred financing costs
          on Manischewitz long-term debt repaid at closing                              (433)                    (35)
                                                                                     -------                  ------
 Net adjustment                                                                      $ 7,454                  $  622
                                                                                     =======                  ======


                     Notes to Unaudited Pro Forma Condensed
                      Consolidated Statements of Operations
                              R.A.B. Holdings, Inc.
                          and R.A.B. Enterprises, Inc.

(d) Adjustment represents the provision (benefit) for income taxes, determined as follows (in thousands):

                                                                                  Fiscal Year Ended       Six Months Ended
                                                                                    March 31, 1998       September 30, 1998
                                                                                  -----------------      ------------------
         Provision (benefit) for income taxes on Manischewitz
                  operations, which was previously the obligation
                  of its members                                                        $2,596                  $ (12)
         (Benefit) for income taxes relating to adjustments in
                  notes (b) and (c) above, as applicable                                (3,260)                   (159)
         Less:  Valuation allowance                                                          -                     616
                                                                                        ------                  ------
         Provision (benefit) for income taxes                                           $ (664)                 $  445
                                                                                        ======                  ======


         As a result of the acquisition by Enterprises of the partnership interests in Manischewitz, Enterprises will receive a step-up in tax basis for Federal income tax purposes. Accordingly, the excess of cost over the fair value of assets acquired related to the acquisition of Manischewitz will be deductible for Federal income tax purposes. The final amount of the step-up will be determined when the applicable Federal income tax return is filed. In the opinion of management, the preliminary allocation of the step-up will not differ materially from the final allocation. For purposes of this computation, based upon preliminary information, it has been assumed that approximately 60% of the excess of cost over the fair value of assets acquired resulting from the Manischewitz acquisition is attributable to the acquisition of the partnership interests and will therefore be tax deductible.

         Additionally, the income tax benefit for the six month period ended September 30, 1998 is limited to the amount of the net deferred income tax liability due to the establishment of a valuation allowance since as a result of the cumulative additional interest expense, it has not been determined that it is more likely than not that deferred tax benefits will be realized.

                     Notes to Unaudited Pro Forma Condensed
                      Consolidated Statements of Operations
                              R.A.B. Holdings, Inc.
                          and R.A.B. Enterprises, Inc.

Holdings Pro Forma Adjustments

(e)      Adjustment represents the historical results of operations of Holdings.

(f) Adjustment represents interest expense associated with the Holdings notes at a rate of 13% per annum, the related amortization of deferred financing costs and interest income earned on the Government Securities which comprise the interest escrow account, determined as follows (in thousands):


                                                                              Fiscal Year Ended       Six Months Ended
                                                                               March 31, 1998       September 30, 1998
                                                                              -----------------     ------------------

         Interest expense relating to the sale of Holdings notes
                  ($48 million), at a rate of 13% per annum                        $ 6,240                 $ 3,120
         Amortization of deferred financing costs ($1.6 million)
                  relating to the sale of Holdings notes over ten years                163                      82
         Less:  Interest income earned on the Government  Securities
                  which comprise the Interest Escrow Account                        (1,004)                   (540)
                                                                                   -------                 -------
                                                                                   $ 5,399                 $ 2,662
                                                                                   =======                 =======


(g) Adjustment represents the U.S. federal income tax benefit related to the net interest expense in (f) above. For purposes of this computation, it has been assumed that Holdings will not receive a state tax benefit for this net interest expense since Holdings, which files a separate state income tax return as compared to a consolidated Federal income tax return, does not have income from operations which could offset the net interest expense.

                     Notes to Unaudited Pro Forma Condensed
                      Consolidated Statements of Operations
                              R.A.B. Holdings, Inc.
                          and R.A.B. Enterprises, Inc.


         Additionally, the income tax benefit for the six month period ended September 30, 1998 is limited to the amount of the net deferred income tax liability due to the establishment of a valuation allowance since as a result of the cumulative additional net interest expense, it has not been determined that it is more likely than not that deferred tax benefits will be realized. This adjustment was determined as follows (in thousands):



                                                                             Fiscal Year Ended       Six Months Ended
                                                                              March 31, 1998       September 30, 1998
                                                                             -----------------     ------------------
         Benefit for income taxes on Holdings net interest expense               $(1,892)                $ (932)
         Less: Valuation allowance                                                     -                  2,824
                                                                                 -------                 ------
         Provision (benefit) for income taxes                                    $(1,892)                $1,892
                                                                                 =======                 ======



         The pro forma adjustments do not reflect the following:


         (1) Estimated cost savings of $593,000 for the fiscal year ended March 31, 1998 associated with the implementation of a new comprehensive employee benefit program at Millbrook effective January 1, 1998; and


         (2) Estimated cost savings of $269,000 for the fiscal year ended March 31, 1998 and $26,000 for the six month period ended September 30, 1998 principally resulting from compensation and benefits provided to former employees of Manischewitz and one-time consulting costs.


         (3) Estimated additional daily interest costs of $4,600 that may be required to be paid as a result of the registration statement not being declared effective on or before December 27, 1998.

                       Selected Historical Financial Data
                              R.A.B. Holdings, Inc.



The following table sets forth selected historical consolidated financial data of Holdings as of March 31, 1998 and September 30, 1998 and 1997, and for the fiscal year ended March 31, 1998 and the six month periods ended September 30, 1997 and 1998, and historical financial data of the predecessor as of March 31, 1994, 1995, 1996 and 1997 and for each of the four years in the period ended March 31, 1997. The historical consolidated financial data as of March 31, 1998, and for the fiscal year ended March 31, 1998 have been derived from Holdings audited consolidated financial statements, included elsewhere herein. The historical consolidated financial data for the six month periods ended September 30, 1997 and 1998 have been derived from Holdings unaudited condensed consolidated financial statements, included elsewhere herein, which in the opinion of management include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the information. Holdings, which was formed in 1996, did not have any income or expenses prior to the fiscal year beginning April 1, 1997. The predecessor financial data for each of the two years in the period ended March 31, 1997 have been derived from the predecessor's audited financial statements, included elsewhere herein. The unaudited historical condensed consolidated financial statements for the six month period ended September 30, 1998 are not necessarily indicative of the results that may be expected for the full fiscal year. For purposes of determining the ratio of earnings to fixed charges and the deficiency in earnings to fixed charges, "earnings" consist of income before income taxes and fixed charges and "fixed charges" consist of interest on all indebtedness, amortization of deferred financing costs and that portion of rental expense that management believes to be representative of interest.


The predecessor was acquired on March 31, 1997. Financial information with regard to the predecessor is based on historical results and, accordingly, does not reflect purchase accounting adjustments or interest associated with debt incurred to finance the acquisition. The predecessor was a wholly owned subsidiary of McKesson Corporation. As a wholly-owned subsidiary of McKesson Corporation, the predecessor was provided certain corporate and general and administrative services, including, among other things, treasury, certain financial reporting, data processing and legal services. Accordingly, the operations of the predecessor include an allocation of expenses for such services. Additionally, because McKesson Corporation managed cash and financing requirements centrally, interest expense and borrowing requirements were based on the then existing capital structure. The financial position and operations of the predecessor may differ from results that may have been achieved had the predecessor operated as an independent entity. The predecessor had no indebtedness to McKesson Corporation that would have been classified as long-term.




                                                                                                        Holdings
                                                        Predecessor                    ------------------------------------------
                                             ------------------------------------      Fiscal Year Ended    Six Months Ended
                                               Fiscal Year Ended March 31,                  March 31,         September 30,
                                             1994      1995       1996       1997             1998         1997          1998
                                             ----      ----       ----       ----             ----         ----          ----
                                                  (Dollars in Thousands)                           (Dollars in Thousands)
Statement of Operations Data:
Revenues................................   $728,375  $648,149   $563,099   $476,175       $  470,201   $  222,772      $234,455
Gross profit............................    167,275   162,927    132,701    111,413          110,039       52,284        55,207
Operating expenses......................    149,837   139,528    119,090    104,038          102,664       49,988        56,115
Operating income (loss).................     17,438    23,399     13,611      7,375            7,375        2,296          (908)
Interest expense, net...................      3,434     2,806      4,708      3,843            5,079        2,586         9,197
Non-operating income, other.............        239        19      1,600         69
Provision (benefit) for income taxes....      5,696     8,327      4,334      1,660            1,122            1        (2,829)
Net income (loss).......................      8,547    12,285      6,169      1,941            1,174         (291)       (7,276)
Other Financial Data:
Ratio of earnings to fixed charges......                                                        1.35x
Deficiency in earnings to fixed
charges.................................                                                                      290        10,105
Balance Sheet Data:
Working capital.........................   $ 66,608  $ 41,092  $  46,540  $  36,535      $    30,003  $    39,339    $   41,518
Property, plant and equipment, net......     42,221    17,294     16,313     15,017           23,395       24,273        39,659
Total assets............................    190,245   132,147    113,026    102,731          108,772      126,346       270,166
Total debt..............................          -         -          -          -           38,110       49,159       183,878

                       Selected Historical Financial Data
                            R.A.B. Enterprises, Inc.


The following table sets forth selected historical consolidated financial data of Enterprises as of March 31, 1998 and September 30, 1998 and 1997, and for the fiscal year ended March 31, 1998 and the six month periods ended September 30, 1997 and 1998, and historical financial data of the predecessor as of March 31, 1994, 1995, 1996 and 1997 and for each of the four years in the period ended March 31, 1997. The historical consolidated financial data as of March 31, 1998, and for the fiscal year ended March 31, 1998 have been derived from Enterprises audited consolidated financial statements, included elsewhere herein. The historical consolidated financial data for the six month periods ended September 30, 1997 and 1998 have been derived from Enterprises unaudited condensed consolidated financial statements, included elsewhere herein, which in the opinion of management include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the information. The predecessor financial data for each of the two years in the period ended March 31, 1997 have been derived from the predecessor's audited financial statements, included elsewhere herein. The unaudited historical condensed consolidated financial statements for the six month period ended September 30, 1998 are not necessarily indicative of the results that may be expected for the full fiscal year. For purposes of determining the ratio of earnings to fixed charges and the deficiency in earnings to fixed charges, "earnings" consist of income before income taxes and fixed charges and "fixed charges" consist of interest on all indebtedness, amortization of deferred financing costs and that portion of rental expense that management believes to be representative of interest.



The predecessor was acquired on March 31, 1997. Financial information with regard to the predecessor is based on historical results and, accordingly, does not reflect purchase accounting adjustments or interest associated with debt incurred to finance the acquisition. The predecessor was a wholly owned subsidiary of McKesson Corporation. As a wholly-owned subsidiary of McKesson Corporation, the predecessor was provided certain corporate and general and administrative services, including, among other things, treasury, certain financial reporting, data processing and legal services. Accordingly, the operations of the predecessor include an allocation of expenses for such services. Additionally, because McKesson Corporation managed cash and financing requirements centrally, interest expense and borrowing requirements were based on the then existing capital structure. The financial position and operations of the predecessor may differ from results that may have been achieved had the predecessor operated as an independent entity. The predecessor had no indebtedness to McKesson Corporation that would have been classified as long-term.




                                                                                              Enterprises
                                                 Predecessor                   ----------------------------------------
                                    -------------------------------------      Fiscal Year Ended      Six Months Ended
                                         Fiscal Year Ended March 31,               March 31,           September 30,
                                    1994       1995       1996       1997            1998           1997          1998
                                    ----       ----       ----       ----            ----           ----          ----
                                           (Dollars in Thousands)                          (Dollars in Thousands)
Statement of Operations Data:
Revenues........................   $728,375   $648,149   $563,099   $476,175        $470,201      $222,772      $234,455
Gross profit....................    167,275    162,927    132,701    111,413         110,039        52,284        55,207
Operating expenses..............    149,837    139,528    119,090    104,038         102,656        49,984        56,115
Operating income (loss).........     17,438     23,399     13,611      7,375           7,383         2,300          (908)
Interest expense, net...........      3,434      2,806      4,708      3,843           5,079         2,586         6,905
Non-operating income, other.....        239         19      1,600         69
Provision (benefit) for income)
taxes...........................      5,696      8,327      4,334      1,660           1,122             1        (2,786)
Net income (loss)...............      8,547     12,285      6,169      1,941           1,182          (287)       (5,027)
Other Financial Data:
Ratio of earnings to fixed
charges.........................                                                       1.35x
Deficiency in earnings of fixed
charges.........................                                                                       286         7,813
Balance Sheet Data:
Working capital.................   $ 66,608  $  41,092  $  46,540  $  36,535       $  30,108     $  39,441    $   38,511
Property, plant and equipment,
  net...........................     42,221     17,294     16,313     15,017          23,395        24,273        39,659
Total assets....................    190,245    132,147    113,026    102,731         108,875       126,353       251,289
Total debt......................          -          -          -          -          38,110        49,159       135,878

                       Selected Historical Financial Data
                        The B. Manischewitz Company, LLC



The following table sets forth selected historical financial data of Manischewitz as of July 31, 1993, 1994, 1995, 1996 and 1997 and for each of the five years in the period ended July 31, 1997, and as of April 30, 1998 and 1997 and for the nine month periods ended April 30, 1997 and 1998. The historical financial data as of July 31, 1996 and 1997 and for each of the three years in the period ended July 31, 1997 have been derived from Manischewitz's audited financial statements, included elsewhere herein. The historical financial data as of April 30, 1998 and for the nine month periods ended April 30, 1997 and 1998, have been derived from unaudited condensed financial statements of Manischewitz, included elsewhere herein, which in the opinion of management include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the information. The historical financial data for the nine month period ended April 30, 1998 are not necessarily indicative of results that may be expected for the full fiscal year.


                                                           Fiscal Year Ended                      Nine Months Ended
                                                               July 31,                                April 30,
                                          ---------------------------------------------------     -----------------
                                          1993        1994       1995        1996        1997      1997      1998
                                          ----        ----       ----        ----        ----      ----      ----
                                                                 (Dollars in Thousands)

Statement of Operations Data:
Total Revenues(a)..................      $41,199    $45,588     $49,581     $52,399    $55,787   $46,387    $44,481
Gross Profit.......................       15,522     16,575      18,382      19,331     22,229    17,937     17,039
Operating expenses.................       11,680     11,537      11,034      11,120     12,422     8,492      7,658
Operating income...................        3,872      5,038       7,348       8,211      9,807     9,445      9,381
Interest expense, net..............        2,080      2,328       2,946       3,705      4,486     3,388      3,090
Provision (benefit) for income
taxes(b)...........................        1,162      1,468       2,135       (145)
Net income(b)(c)...................          630        662       2,267       1,932      5,321     6,057      6,291
Balance Sheet Data:
Working capital....................      $ 3,349    $11,126     $13,717     $11,351    $12,028   $14,852    $13,299
Property, plant and equipment, net.        9,813     12,590      12,306      12,647     12,202    12,120     11,823
Total assets.......................       49,284     56,705      59,472      59,337     59,563    70,914     64,766
Total debt.........................       24,562     29,000      29,000      44,000     40,759    41,975     40,414


(a) In June 1997, Manischewitz sold its Chicago distribution operation. This operation had revenues of $4.083 million for the nine month period ended April 30, 1997.

(b) Effective May 31, 1996, The B. Manischewitz Company was reorganized as a limited liability company. Accordingly, deferred income tax attributes of $2.42 million at May 31, 1996 flowed through the provision (benefit) for income taxes. Subsequent to May 31, 1996, income taxes, if any, are the obligation of the shareholders and partners of Manischewitz. Pro forma income tax expense and pro forma net income (loss) as if Manischewitz had been a taxable entity is $1.952 million and $(165,000) for the fiscal year ended July 31, 1996; $2.415 million and $2.906 million for the fiscal year ended July 31, 1997; $2.749 million and $3.308 million for the nine months ended April 30, 1997, and; $2.735 million and $3.556 million for the nine months ended April 30, 1998.


(c) Fiscal 1994 and 1996 net income includes an extraordinary charge for the early extinguishment of debt ($482,000 and $1.965 million, respectively) and charges for the cumulative effects of changes in accounting principles relating to income taxes in 1994 ($98,000) and postretirement benefits in 1996 ($754,000).

                Management's Discussion and Analysis of Financial
                       Condition and Results of Operations


R.A.B. Holdings, Inc.

Overview

     Holdings was formed in 1996 to build a fully integrated specialty food business by acquiring food manufacturers with strong brand names and integrating their products with a strong distribution network. On March 31, 1997, Holdings acquired Millbrook, which is one of the nation's largest value-added full service independent distributors of specialty foods, health and beauty care products and general merchandise. On May 1, 1998, Enterprises, a wholly-owned subsidiary of Holdings, acquired Manischewitz. The results of operations of Manischewitz are included in the consolidated results of operations since its date of acquisition. Prior to its acquisition of Millbrook from McKesson Corporation, Holdings had no operations. Enterprises, which was formed in 1998 to acquire Manischewitz, had no operations prior to that acquisition.

Predecessor Results of Operations


     From 1984 to 1986, McKesson acquired three distribution companies, including the Harrison, Arkansas based operation, Mass Merchandisers, Inc.
and the Leicester, Massachusetts based operation, Millbrook Distributors, Inc. Mass Merchandisers and Millbrook Distributors, Inc. are predecessor operations of Millbrook. During McKesson's period of ownership, these companies, which were operated as autonomous subsidiaries until 1994 to 1995, comprised a small segment of McKesson's revenues and were considered non-health care businesses.


     As a wholly owned subsidiary of McKesson, Millbrook was provided certain corporate and general and administrative services including, treasury, certain financial reporting, data processing and legal services. Accordingly, the historical operations of Millbrook include an allocation of expenses for such services. Additionally, because McKesson managed cash and financing requirements centrally, interest expense and borrowing requirements were based on the then existing capital structure. Millbrook's financial position and results of operations may differ from results that may have been achieved had Millbrook operated as an independent entity. Furthermore, the historical operations of Millbrook do not reflect purchase accounting adjustments or interest associated with debt incurred to finance the acquisition of Millbrook by Holdings.

     As a result of the circumstances described above, the results of Millbrook's operations subsequent to its acquisition by Holdings are not comparable to those of Millbrook prior to its acquisition.

General

     Holdings' operating subsidiaries are Millbrook and Manischewitz.

     Millbrook

         Millbrook, is a full service independent distributor of specialty foods, health and beauty care products and general merchandise to supermarkets and mass merchandisers. Millbrook also carries a line of its own private label brands as well as store brands and other special need items for specific customers. Millbrook Retail
         Solutions(Service Mark), one of Millbrook's divisions, provides a variety of merchandising services, without associated product sales, to manufacturers, distributors and retailers across various product categories in all trade channels.

     Manischewitz

         Manischewitz is a manufacturer of processed kosher food products including matzos, noodles, crackers, cake mixes, cookies, soups and processed fish products. Manischewitz markets its products under the brand names Manischewitz, Horowitz Margareten and Goodman's.

Operating costs and expenses consist of cost of sales, distribution and warehousing and selling, general and administrative expenses. Cost of sales includes the cost of products manufactured and purchased by Manischewitz, including raw materials, products purchased under co-packing arrangements and manufacturing payroll and related employee benefits costs, and the cost of products distributed by Millbrook. Distribution and warehousing expenses include payroll and related employee benefit costs of Millbrook's distribution operation and transportation costs. Selling, general and administrative expenses include payroll and related employee benefit costs of Holdings various sales organizations and other general and administrative functions.

     You should read the following discussion in conjunction with the audited consolidated financial statements and unaudited condensed consolidated financial statements of Holdings and Enterprises and the accompanying notes.

Six month period ended September 30, 1998 compared to the six month period ended September 30, 1997

     Revenues. Revenues for the six month period ended September 30, 1998 increased $11.7 million or 5.2% to $234.5 million as compared to $222.8 million for the six month period ended September 30, 1997. This increase resulted from Manischewitz sales of $11.0 and a $0.7 million (0.3%) increase in Millbrook's sales for the six month period. Millbrook's increase resulted from growth in the revenues from third-party merchandising services ($1.5 million), net of customer losses, which were partially offset by the addition of new customers and growth of existing customers in our three primary business segments ($0.8 million). Consolidation of our customer base and heightened competitive pressures within the health and beauty care and general merchandise segments of our business continues to result in customer turnover. While Millbrook anticipates that this customer turnover will continue, management does not believe it will have a material impact on operating income. Manischewitz revenues decreased $1.8 million or 14.1% to $11.0 million since its acquisition on May 1, 1998 as compared to $12.8 million for the comparable pre-acquisition period. This decrease is comprised of sales of $ 0.7 million related to Manischewitz's Chicago division which was sold in June 1997 and a slower sales rate during the first ninety days of Enterprises' ownership caused by distributor uncertainty resulting from the acquisition ($1.1 million). Due to Enterprises' ownership of Millbrook, distributors were initially very cautious about continuing to place product orders due to their concerns that we were intending to terminate their right to distribute Manischewitz products. Following meetings with a number of distributors, revenues for the two months ended September 30, 1998 have been in line with the comparable pre-acquisition period.

     Gross Profit. Gross profit for the six month period ended September 30, 1998 was $55.2 million, as compared to $52.3 million for the six month period ended September 30, 1997, an increase of 5.6%. As a percentage of revenues, the gross profit margin was 23.5% for each of the six month periods ended September 30, 1998 and 1997. The increase in gross profit dollars corresponds to the increase in revenues and the comparable gross profit margin resulted from growth in Millbrook's third-party service merchandising business (0.3%) and the contribution of the gross profit margin on Manischewitz's sales since its acquisition (0.6%), offset by Millbrook's shift in sales mix from higher margin general merchandise to lower margin health and beauty care products (-0.9%).

     Operating Expenses. Distribution and warehousing expenses for the six month period ended September 30, 1998 were $18.5 million, as compared to $18.1 million for the six month period ended September 30, 1997. Selling, general and administrative expenses for the six month period ended September 30, 1998 were $36.6 million, as compared to $31.9 million for the six month period ended September 30, 1997. The $4.7 million increase consists of $3.0 million from Manischewitz's operations since its acquisition and $1.7 million (5.3%) from Millbrook's operations. The increase at Millbrook primarily relates to increased payroll and related costs associated with the growth in the third-party service merchandising business and increased selling expenses associated with the acquisition of new customers, including the proposal and product conversion process, which are expensed as incurred.

     Amortization of excess of cost over fair value of net assets acquired was $1.0 million for the six month period ended September 30, 1998 as a result of the Manischewitz acquisition. There was no such amortization for the comparable pre-acquisition period.


     Interest Expense. Interest expense for the six month period ended September 30, 1998 was $9.2 million, consisting of $2.3 million for Holdings and $6.9 million for Enterprises, as compared to $2.6 million for Holdings and Enterprises for the six month period ended September 30, 1997. The increased interest expense is attributable to the $168 million of senior notes which were sold in May 1998 to fund the acquisition of Manischewitz, resulting in higher average debt outstanding at higher average interest rates.


     Taxes. The benefit for income taxes for the six month period ended September 30, 1998 was $2.8 million for Holdings and Enterprises. This benefit principally relates to the results of operations. However, the Holdings' income tax benefit for the six month period ended September 30, 1998 was limited due to the establishment of a valuation allowance ($0.9 million), since as a result of the cumulative additional net interest expense, management was unable to conclude that deferred tax benefits would be realized. For the six months ended September 30, 1997, the income tax provision was $1,000 for Holdings and Enterprises.


     Net Income (Loss). As a result of the items described above, the net loss for the six month period ended September 30, 1998 was ($7.3) million for Holdings and ($5.0) million for Enterprises as compared to a net loss of ($0.3) million for Holdings and Enterprises for the six month period ended September 30, 1997.


Fiscal year ended March 31, 1998 compared to the fiscal year ended March 31, 1997 (predecessor)

     Revenues. Revenues for the fiscal year ended March 31, 1998 decreased $6.0 million or $1.2% to $470.2 million, as compared to $476.2 million for the fiscal year ended March 31, 1997. The decrease resulted from certain customer losses. These losses were offset partially by the addition of new customers.

     Gross Profit. Gross profit for the fiscal year ended March 31, 1998 was $110.0 million, as compared to $111.4 million for the fiscal year ended March 31, 1997, a decrease of 1.2%. As a percentage of revenues, the gross profit margin was 23.4% for the years ended March 31, 1998 and 1997. The gross profit margin was consistent with the prior year as the decline in general merchandise gross profit dollars was offset by increased specialty food gross profit dollars.

     Operating Expenses. Distribution and warehousing expenses for the fiscal year ended March 31, 1998 were $37.3 million, as compared to $38.2 million for the fiscal year ended March 31, 1997, a decrease of 2.2%. Selling expenses for the fiscal year ended March 31, 1998 were $43.8 million, as compared to $45.3 million for the fiscal year ended March 31, 1997, a decrease of 3.3%. General and administrative expenses for the fiscal year ended March 31, 1998 were $21.6 million. These decreases principally resulted from operating efficiencies realized subsequent to the Millbrook acquisition.


     General and administrative expenses for the fiscal year ended March 31, 1997 include the allocation of expenses from Millbrook's former parent, McKesson Corporation. These expenses include, among other things, the cost of providing treasury, certain financial reporting, data processing and legal services. The cost of these services is comprised of the following:


         (1)      the number of hours incurred at the applicable pay rate;


         (2)      data processing time utilized at the applicable rate; and


         (3)      out-of-pocket expenses, related to the services provided.

In the opinion of management, this methodology provides a reasonable basis for such allocation.

     Interest Expense. An interest expense of $5.1 million, for the fiscal year ended March 31, 1998, principally relates to amounts borrowed under the credit agreement for Millbrook's operating needs and for Holdings to finance the acquisition of Millbrook. The average interest rate on debt outstanding during the fiscal year ended March 31, 1998 was 9.6%.

     General, Administrative and Interest Expense. As a result of the acquisition of Millbrook by Holdings, general and administrative expenses and interest expense for the fiscal year ended March 31, 1998 are not comparable to such expenses incurred for the fiscal year ended March 31, 1997. See "Predecessor Results of Operations" on page 31.

     Taxes. The provision for income taxes was $1.1 million for the fiscal year ended March 31, 1998, representing an effective rate of 48.8%. The effective income tax rate was significantly higher than the Federal statutory rate due to state income taxes and the impact of other items, principally the disallowance of meals and entertainment expenses in relation to pre-tax income.

     Net Income. As a result of the revenues, expenses, and other items described above, Holdings and Enterprises had net income of $1.2 million for the fiscal year ended March 31, 1998.

Predecessor Millbrook Distribution Services Inc.

Fiscal year ended March 31, 1997 compared to the fiscal year ended March 31,
1996

     Revenues. Revenues for the fiscal year ended March 31, 1997 decreased $86.9 million, or 15.4% to $476.2 million, as compared to $563.1 million for the fiscal year ended March 31, 1996. The decrease resulted from the decline in the customer base.

     Gross Profit. Gross profit for the fiscal year ended March 31, 1997 was $111.4 million, as compared to $132.7 million for the fiscal year ended March 31, 1996, a decrease of 16.0%. As a percentage of revenues, the gross profit margin was 23.4% for the fiscal year ended March 31, 1997, which is comparable to the 23.6% for the fiscal year ended March 31, 1996.


     Operating Expenses. Operating expenses, consisting of distribution and warehousing and selling, general and administrative expenses, for the fiscal year ended March 31, 1997 decreased $15.1 million, or 12.6% to $104.0 million, as compared to $119.1 million for the fiscal year ended March 31, 1996. As a percentage of sales, operating expenses increased to 21.8% for the fiscal year ended March 31, 1997, as compared to 21.1% for the fiscal year ended March 31, 1996. The decline in operating expenses is related directly to a reduction in account management personnel and the decrease in other expenses associated with lost sales. Further, operating expenses, as a percentage of sales, increased as these cost reductions were not sufficient to offset lost sales.


     Interest Expense. Interest expense for the fiscal year ended March 31, 1997 decreased $.9 million, or 18.4% to $3.8 million, as compared to $4.7 million for the fiscal year ended March 31, 1996. Interest expense represented an allocation from McKesson relating to Millbrook's operations.

     Taxes. Millbrook was included in the consolidated federal income tax return of McKesson. The provision for income taxes has been computed as if Millbrook filed its own federal income tax return, without regard to its tax sharing arrangement with McKesson. The provision for income taxes for the fiscal year ended March 31, 1997 decreased $2.6 million or 61.7% to $1.7 million, as compared to $4.3 million for the fiscal year ended March 31, 1996, principally relating to the results of operations.

     Net Income. As a result of the revenues, expenses, and other items described above, Millbrook's net income for the fiscal year ended March 31, 1997 decreased $4.3 million or 68.5% to $1.9 million, as compared to $6.2 million for the fiscal year ended March 31, 1996.

Financial Condition, Liquidity and Capital Resources

     The acquisition of Millbrook was financed by the initial capitalization of Holdings with approximately $10.1 million, consisting of series A preferred stock and common stock, and with $61.8 million of borrowings under the credit agreement. The credit agreement provided for revolving credit loans, pursuant to a borrowing base calculation, of up to $90.2 million and an amortizing term loan of $9.8 million. The acquisition of Manischewitz was financed by the sale of $168.0 million of the outstanding notes. The proceeds of the outstanding notes were used to:


         (1)      pay the purchase price of approximately $126.2 million;


         (2) reduce outstanding borrowings by approximately $18.8 million under the revolving credit portion of Millbrook's credit agreement;


         (3) fund an initial escrow account with approximately $17.0 million to pay interest on the outstanding notes of Holdings for the first six scheduled interest payment dates for the benefit of the holders thereof; and

         (4) pay fees and expenses of approximately $6.0 million relating to the sale of the outstanding notes.

     At September 30, 1998, there was approximately $15.9 million outstanding under the credit agreement, consisting of $7.1 million of revolving credit loans and an amortizing term loan of $8.8 million. Substantially all of Millbrook's assets and the accounts receivable and inventory of Manischewitz are pledged to provide collateral under the terms of the credit agreement. The decrease in borrowings under the credit agreement from $61.8 million as of March 31, 1997 to $15.9 million as of September 30, 1998, resulted from the utilization of cash flow from operating activities ($27.1 million) and the utilization of a portion of the proceeds of the notes ($18.8 million) to repay borrowings.


     At September 30, 1998, based upon the borrowing base calculation, Millbrook and Manischewitz had approximately $4.1 million of cash and $49.5 million of available borrowing capacity under the credit agreement. Under the terms of the credit agreement, Enterprises is restricted from making distributions to Holdings to pay dividends, including dividends related to Holdings' series A preferred stock. At September 30, 1998, cumulative unpaid dividends on Holdings' series A preferred stock were approximately $1.5 million.



     Operations for the six months ended September 30, 1998, excluding non-cash charges for depreciation, amortization and deferred income taxes, utilized cash of $4.7 million for Holdings and $2.6 million for Enterprises as compared to providing cash of $1.3 million for each of Holdings and Enterprises for the six months ended September 30, 1997. During the six months ended September 30, 1998 and 1997, other changes in assets and liabilities resulting from operating activities provided cash of $11.4 million for Holdings and $9.2 million for Enterprises and $11.2 million for Holdings and $11.9 million for Enterprises, respectively, resulting in net cash provided by operating activities of $6.6 million for Holdings and Enterprises and $12.5 million for Holdings and $13.2 million for Enterprises, respectively. Investing activities, which principally consisted of the acquisition of Manischewitz in the 1998 period and the acquisitions of property and equipment, resulted in a use of cash of $127.9 million and $0.4 million, respectively, for the six month periods ended September 30, 1998 and 1997. During the six month period ended September 30, 1998, financing activities, which principally consisted of the sale of $168.0 million of senior notes, offset by debt issuance costs of $6.0 million, the funding of a $17.0 million interest escrow account and the repayment of borrowings under the credit agreement of $22.2 million in 1998, provided cash of $122.8 million. During the six month period ended September 30, 1997, financing activities used cash of $12.6 million for repayment of borrowings under the credit agreement.


     Operations for the fiscal year ended March 31, 1998, excluding non-cash charges for depreciation and amortization and deferred income taxes, provided cash of $5.5 million. During the fiscal year ended March 31, 1998, other changes in assets and liabilities resulting from operating activities provided cash of $20.4 million for Holdings and $21.1 million for Enterprises, resulting in net cash provided by operating activities of $25.9 million for Holdings and $26.6 million for Enterprises. Investing activities, which principally consisted of acquisitions of property, plant and equipment, resulted in a use of cash of $2.2 million for the fiscal year ended March 31, 1998. During the fiscal year ended March 31, 1998, financing activities used cash of $23.7 million, principally consisting of the repayment of borrowings under the credit agreement.

     At September 30, 1998, working capital for Holdings and Enterprises was $41.5 million and $38.5 million, respectively.

Forward Looking Liquidity and Capital Resources

     Concurrent with the acquisition of Manischewitz, the credit agreement was amended to provide, among other things, for:


         (1) Manischewitz and Millbrook to be co-borrowers under the credit agreement;


         (2) certain assets of Manischewitz were pledged to provide collateral under the credit agreement, including accounts receivable, inventory and intellectual property; and


         (3) the inclusion of Manischewitz's accounts receivable and inventory in determining the borrowing base.

     Holdings and Enterprises anticipate that capital expenditures during its fiscal year ending March 31, 1999 will approximate $2.5 to $3.0 million. It is anticipated that such capital commitment amount will be financed through working capital, operating leases and cash flow from operations.

     Interest payments on the notes and under the credit agreement represent significant obligations of Holdings, Enterprises and their subsidiaries. The primary source of liquidity of Holdings and Enterprises will be cash flows from operations of Millbrook and Manischewitz and borrowings under the credit agreement. Holdings and Enterprises believe that, based on current and anticipated financial performance, cash flows from operations, borrowings under the credit agreement and dividends and other distributions available from their respective subsidiaries will be adequate to meet anticipated requirements for capital expenditures, working capital and scheduled interest payments on the notes. Holdings and Enterprises are currently in compliance with the financial covenants contained in the credit agreement and the indentures and expect to be able to continue to comply. However, the capital requirements of Holdings and Enterprises may change. Each of Holdings and Enterprises believes that it has sufficient borrowing capacity and access to debt markets to pursue acquisition opportunities and fund extraordinary working capital requirements, if necessary. At September 30, 1998, Holdings and Enterprises had total outstanding indebtedness of $183.9 million and $135.9 million, respectively. The ability of Holdings and Enterprises to satisfy capital requirements, to borrow under the credit agreement and to repay or refinance the notes will depend on future financial performance of Holdings and Enterprises, which in turn will be subject to general economic conditions and to financial, business and other factors, including factors beyond Holdings' control.

Year 2000 Project

     We utilize computer technologies throughout our business to effectively carry out day-to-day operations. Computer technologies include both information technology in the form of hardware and software, as well as embedded technology in our facilities and equipment. Similar to most companies, as the year 2000 approaches we must determine if our systems are capable of properly recognizing and processing date sensitive information. We are using a multi-phased concurrent approach to address the year 2000 project, which include the awareness, assessment, remediation, validation and implementation phases. We have completed the awareness and assessment phases of the project and are significantly involved in the remediation phase. We are actively correcting and replacing those systems which are not year 2000 ready to ensure our ability to continue to meet the internal needs of our organization and the needs of our suppliers and customers. We currently intend to substantially complete the remediation, validation and implementation phases of the year 2000 project before June 30, 1999. This process includes the testing of critical systems to ensure that year 2000 readiness has been accomplished. We currently believe we will be able to modify, replace or mitigate the affected systems in time to avoid any material detrimental impact on operations. If we determine that we may be unable to remediate and properly test affected systems on a timely basis, we intend to develop appropriate contingency plans for any such mission-critical systems at the time the determination is made. While we are unaware presently of any significant exposure and we believe that our systems will be remediated properly on a timely basis, we cannot assure that all year 2000 remediation processes will be completed and properly tested before the year 2000, or that contingency plans will sufficiently mitigate the risk of a year 2000 readiness problem. An interruption of our ability to conduct business due to a year 2000 readiness problem could have a material adverse effect.

     We estimate that the aggregate costs of the year 2000 project will be approximately $1.25 million, including costs already incurred of $390,000 through September 30, 1998. The anticipated impact and costs of the project, as well as the date on which we expect to complete the project, are based on management's best estimates using information currently available and numerous assumptions about future events. However, there can be no guarantee that these estimates will be achieved and actual results may differ materially from those plans. Based upon our current estimates and information currently available, we do not anticipate that the costs associated with this project will have a material adverse effect on our consolidated financial position, results of operations or cash flows in future periods.

     We have contacted our significant suppliers, customers, and critical business partners to determine the extent to which we may be vulnerable if these third parties fail to remediate properly their own year 2000 issues. As the year 2000 approaches we have taken steps to monitor the progress made by these third parties and intend to test critical system interfaces. We will develop appropriate contingency plans if a significant exposure is identified relative to dependencies on third parties systems. While we are not aware presently of any such significant exposure, there can be no guarantee that the systems of third parties will be converted in a timely manner. Since we rely on certain other companies, a failure of these other companies to properly convert its systems could have a material adverse effect on us.

Effects of Inflation and Other Matters

     For the six month period ended September 30, 1998 and the fiscal year ended March 31, 1998, Holdings and Enterprises' cost of product remained relatively stable. To the extent possible, Holdings and Enterprises' objective is to offset the impact of inflation through productivity enhancements, cost reductions and price increases.

     Holdings is not involved in any significant environmental matters.

     Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosure about Segments of an Enterprise and Related Information" was issued in June 1997 and is effective for financial statements for periods beginning after December 15, 1997. This statement establishes standards for the manner in which operating segments of public reporting entities are presented in interim and annual financial statements. Holdings and Enterprises believe its current reporting systems will enable it to comply with the requirements of SFAS No. 131.

     SFAS No. 132 "Employers' Disclosures about Pensions and Other Postretirement Benefits" was issued in February, 1998 and is effective for periods beginning after December 15, 1997. The Company will adopt SFAS No. 132, effective for its 1998 fiscal year-end.


     These recently issued accounting pronouncements establish standards for disclosures only and therefore will have no impact our financial position or results of operations.


     SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" was issued in June, 1998 and is effective for fiscal years beginning after June 15, 1999. SFAS No. 133 requires the recognition of all derivatives in the consolidated balance sheet as either assets or liabilities measured at fair value. We will adopt SFAS No. 133, effective for our 2000 fiscal year-end. We have not yet determined the impact SFAS No. 133 will have on our financial position or results of operations when such statement is adopted.

The B. Manischewitz Company, LLC

Overview

     In June 1997, Manischewitz sold its Chicago distribution operation. This operation had net revenues of $6.7 million, $6.8 million, $6.8 million and $4.1 million for the fiscal years ended July 31, 1997, 1996 and 1995 and for the nine month period ended April 30, 1997, respectively.

     Effective May 31, 1996, The B. Manischewitz Company was reorganized as a limited liability company. Accordingly, deferred income tax attributes at May 31, 1996 flowed through the provision (benefit) for income taxes. Subsequent to May 31, 1996, income taxes, if any, are the obligation of the shareholders and partners of Manischewitz. Therefore, period to period comparisons of the provision for income taxes are not meaningful.

General

     Manischewitz's operating costs and expenses consist of cost of sales and selling, general and administrative expenses. Cost of sales includes the cost of products manufactured and purchased by Manischewitz, including raw materials, co-packing arrangements and manufacturing payroll and related employee benefit costs. Selling, general and administrative expenses include payroll and related employee benefit costs of the Manischewitz sales organization, and other general and administrative functions.

     Manischewitz's revenues and net income are affected by a seasonal bias toward the first quarter of the calendar year due to increased revenues during the Passover holiday. During the twelve month period ended September 30, 1998, approximately 54% of Manischewitz's revenues occurred in the first quarter of the calendar year. As a result of this seasonality, Manischewitz's working capital requirements have historically increased throughout the year, peaking in March and April, when Manischewitz's utilization of the revolving credit portion of its credit agreement is at its highest level.

     The following discussion should be read in conjunction with the audited combined financial statements and the unaudited condensed combined financial statements of Manischewitz and the accompanying notes.

Nine month period ended April 30, 1998 compared to the nine month period ended April 30, 1997

     Revenues. Total revenues for the nine month period ended April 30, 1998 decreased $1.9 million or 4.1% to $44.5 million, as compared to $46.4 million for the nine month period ended April 30, 1997. The decrease in revenues was due to the sale of the Chicago distribution operation in June of 1997, partially offset by increased sales of matzo, processed fish and noodles.

     Gross Profit. Gross profit for the nine month period ended April 30, 1998 was $17.0 million, as compared to $17.9 million for the nine month period ended April 30, 1997, a decrease of 5.0%. As a percentage of total revenues, the gross profit margin decreased to 38.3% for the nine month period ended April 30, 1998, as compared to 38.7% for the nine month period ended April 30, 1997. These decreases principally resulted from an unfavorable shift in revenue mix to lower margin products, partially offset by selected price increases in matzo and matzo-related products.

     Selling, General and Administrative Expense. Selling, general and administrative expenses decreased $0.8 million to $7.7 million for the nine month period ended April 30, 1998, as compared to $8.5 million for the nine month period ended April 30, 1997. As a percentage of total revenues, selling, general and administrative expenses decreased to 17.2% for the nine month period ended April 30, 1998, as compared to 18.3% for the nine month period ended April 30, 1997. These decreases principally resulted from the sale of the Chicago distribution operation.

     Interest Expense. Interest expense for the nine month period ended April 30, 1998 decreased $0.3 million to $3.1 million, as compared to $3.4 million for the nine month period ended April 30, 1997. This decrease resulted from reductions in the average outstanding balances under the revolving credit agreement and outstanding term loans.

     Net Income. As a result of the revenues, expenses, and other items described above, net income for the nine month period ended April 30, 1998 was $6.3 million, as compared to $6.1 million for the nine month period ended April 30, 1997.

Fiscal year ended July 31, 1997 Compared to the fiscal year ended July 31, 1996

     Revenues. Total revenues for the fiscal year ended July 31, 1997 increased $3.4 million, or 6.5% to $55.8 million, as compared to $52.4 million for the fiscal year ended July 31, 1996. The increase in revenues resulted from increased sales of matzo, processed fish, noodles and crackers and $1.0 million of net cash received from the sale of the Chicago distribution operation.


     Gross Profit. Gross profit for the fiscal year ended July 31, 1997 was $22.2 million, as compared to $19.3 million for the fiscal year ended July 31, 1996, an increase of $2.9 million. As a percentage of total revenues, the gross profit margin increased to 40.1% for the fiscal year ended July 31, 1997, as compared to 36.9% for the fiscal year ended July 31, 1996. This improvement was due to selected price increases; the implementation of a consistent and more limited Passover product return policy; and the net cash received from the sale of the Chicago distribution operation.


     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $1.3 million to $12.4 million for the fiscal year ended July 31, 1997, as compared to $11.1 million for the fiscal year ended July 31, 1996. As a percentage of total revenues, selling, general and administrative expenses increased to 22.4% for the fiscal year ended July 31, 1997, as compared to 21.2% for the fiscal year ended July 31, 1996. The fiscal year ended July 31, 1997 includes non-recurring provisions for allowances for doubtful accounts and inventory obsolescence in connection with the sale of the Chicago distribution operation. Excluding these non-recurring provisions, selling, general and administrative expenses as a percentage of sales decreased as a result of increased sales leverage and lower marketing expenses, partially offset by higher trade promotions.

     Interest Expense. Interest expense for the fiscal year ended July 31, 1997 increased $0.8 million to $4.5 million, as compared to $3.7 million for the fiscal year ended July 31, 1996. This increase was due to an increase in outstanding debt which resulted from the recapitalization of Manischewitz in July 1996.


     Net Income. As a result of the items described above, income before provision (benefit) for income taxes, extraordinary item and cumulative effect of a change in accounting principle for the fiscal year ended July 31, 1997 was $5.3 million, as compared to $4.5 million for the fiscal year ended July 31, 1996.


     Extraordinary Loss on Early Debt Extinguishment. Net income for the fiscal year ended July 31, 1996 includes an extraordinary item for the early extinguishment of debt ($2.0 million) relating to the recapitalization referred to above and the cumulative effect of a change in accounting principle relating to post retirement benefits ($0.8 million).

Fiscal year ended July 31, 1996 Compared to the fiscal year ended July 31, 1995

     Revenues. Total revenues for the fiscal year ended July 31, 1996 increased $2.8 million or 5.7% to $52.4 million, as compared to $49.6 million for the fiscal year ended July 31, 1995. The increase in revenues resulted from increased sales of matzo, processed fish, noodles and crackers.

     Gross Profit. Gross profit for the fiscal year ended July 31, 1996 was $19.3 million, as compared to $18.4 million for the fiscal year ended July 31, 1995, an increase of $0.9 million. As a percentage of total revenues, the gross profit margin remained relatively unchanged at 36.9% for the fiscal year ended July 31, 1996, as compared to 37.1% for the fiscal year ended July 31, 1995.

     Selling, General and Administrative Expense. Selling, general and administrative expenses increased $0.1 million to $11.1 million for the fiscal year ended July 31, 1996, as compared to $11.0 million for the fiscal year ended July 31, 1995. As a percentage of total revenues, selling, general and administrative expenses decreased to 21.2% for the fiscal year ended July 31, 1996, as compared to 22.3% for the fiscal year ended July 31, 1995. This improvement resulted from increased sales leverage.

     Interest Expense. Interest expense for the fiscal year ended July 31, 1996 increased $0.8 million to $3.7 million, as compared to $2.9 million for the fiscal year ended July 31, 1995. This increase was primarily due to higher average outstanding borrowings.


     Net Income. As a result of the items described above, income before provision (benefit) for income taxes, extraordinary item and cumulative effect of a change in accounting principle for the fiscal year ended July 31, 1996 was $4.5 million, as compared to $4.4 million for the fiscal year ended July 31, 1995.


     Extraordinary Loss on Early Debt Extinguishment. Net income for the fiscal year ended July 31, 1996 includes an extraordinary item for the early extinguishment of debt ($2.0 million) relating to the recapitalization referred to above and the cumulative effect of a change in accounting principle relating to post retirement benefits ($0.8 million).

Financial Condition, Liquidity and Capital Resources

     Operations for the fiscal years ended July 31, 1997 and 1996 and the nine month period ended April 30, 1998 before changes in assets and liabilities provided cash of $8.0 million, $4.5 million and $8.1 million, respectively. During the fiscal years ended July 31, 1997 and 1996 and the nine month period ended April 30, 1998, other changes in assets and liabilities resulting from operating activities, used cash of $1.5 million, $5.0 million and $5.3 million, respectively, resulting in net cash provided by (used in) operating activities of $6.5 million, ($0.5) million and $2.8 million, respectively.

     Investing activities provided (used) cash of $0.7 million and ($1.1) million for the fiscal years ended July 31, 1997 and 1996, respectively. The investing activities were principally related to the net proceeds from a distributorship agreement during the fiscal year ended July 31, 1997, the purchase of equipment during the fiscal year ended July 31, 1996. No cash from investing activities was generated during the nine month period ended April 30, 1998.

     Financing activities used cash of $5.8 million, $2.4 million and $3.9 million for the fiscal years ended July 31, 1997 and 1996 and the nine month period ended April 30, 1998, respectively. The financing activities were principally related to:

     (1) revolving credit and term loan borrowings and repayments; and

     (2) distributions to partners.

Effects of Inflation

     For the nine month period ended April 30, 1998 and the fiscal year ended July 31, 1997, raw material costs, principally flour, were slightly lower than the comparable periods of the prior year. During these periods, packaging materials were relatively stable while labor costs rose slightly. To the extent possible, Manischewitz's objective is to offset the impact of inflation through productivity enhancements, cost reductions and price increases.

Business

Overview

     Holdings has a growing specialty food business and a strong distribution network. We believe that Millbrook is one of the U.S.'s largest independent distributors of specialty foods, health and beauty care products and general merchandise. We also believe that Manischewitz is one of the U.S.'s largest manufacturers of branded kosher food products.

The Industry

     According to Progressive Grocer, a grocery industry periodical, and Packaged Facts, a consumer products market research company, U.S. sales of specialty foods were estimated to be $38.9 billion in 1997, resulting in a compound annual growth rate of 7.0% from 1992 to 1997, compared with 2.7% for the overall U.S. grocery industry during the same period. The specialty food segment consists of ethnic, international, health conscious, diet, vegetarian, natural and gourmet foods that are generally considered higher quality than those foods more widely available in the mass market. Within the specialty food segment, kosher foods are characterized by a stable and loyal customer base of Jewish consumers. According to Integrated Marketing Communications, Inc., a kosher food marketing consulting company, this stable base, coupled with increasing sales of kosher foods to non-Jewish consumers, has contributed to sales of kosher foods increasing from $2.0 billion in 1992 to $3.3 billion in 1997, representing a compound annual growth rate of 10.2%.

Business Initiatives

     Although we believe that the combination of Millbrook and Manischewitz will provide us with an opportunity to increase sales, revenues and profitability, we have not yet achieved our goals. Although we cannot assure that any of the following initiatives will be successful, or if successful, whether they will contribute significantly to our revenues and profits, we currently plan to:

         o Market Manischewitz Products. To take advantage of what we believe to be the consumer's perception of the qualities associated with kosher products, we intend to implement several initiatives to increase sales of Manischewitz products, including:

              o increase spending on advertising, marketing and promotion of existing products and new product offerings;

              o selectively use customer advertising, trade promotions and allowances to stimulate sales; and


              o use Millbrook's existing distribution network and retailer relationships to sell certain of Manischewitz's products with broad consumer appeal, such as cookies, crackers, noodles and soups, in the non-kosher aisles of retailers.



         o Pursue Strategic Acquisitions. We actively evaluate acquisition candidates in the specialty food and distribution businesses. We do not currently have a binding agreement with respect to any acquisition. We believe that Millbrook's distribution network provides it with opportunities to capitalize on the acquisition of additional specialty food companies.

     These initiatives will require additional costs, including marketing and advertising costs, costs of personnel, fees and expenses related to research and professional services necessary in connection with possible acquisitions. In addition, the time and energy devoted to implementing any of these initiatives by senior executives may have an adverse effect on maintaining and increasing the profitability of our existing businesses. In light of the narrow gross profit and operating profit margins associated with the distribution industry, these additional costs could have a material adverse effect on our business.

Competitive Strengths

     We believe that the following attributes establish us as a recognizable name in the specialty food industry:

         o Large Distributor of Specialty Foods. We believe that Millbrook is among the largest specialty food distributors in the U.S. We believe that Manischewitz is among the largest producers of processed kosher food products in the U.S. We attempt to differentiate ourselves from other specialty food distributors through our ability to:


                  (1) "piece pick" which means to deliver in individual units versus full cases and which provides retailers with a wider variety of products with improved space utilization and reduced inventory investment;



                  (2) offer health and beauty care products and general merchandise; and

                  (3)      provide in-store merchandising services.

Additionally, through the Millbrook Retail Solutions division, we provide a variety of other services, including schematic development, space management, new store installations, remodeling of existing stores, order writing, stocking, new item placement and development and management of promotions.

         o Recognizable Brand Name. Founded over 100 years ago, we believe Manischewitz is a recognizable brand name in the kosher products segment of the U.S. specialty food industry. As a result of the family-oriented tradition of Manischewitz, we believe that consumers associate the Manischewitz name with high-quality ingredients and foods prepared in accordance with strict standards. We believe the market position and brand name recognition of Manischewitz will help our position within the specialty food industry. Management believes that recognition of the Manischewitz brand name is approximately 100% among Jewish households and 80% among non-Jewish households. As a result of its brand name and loyal customer base, Manischewitz's historical financial performance has been stable, with revenue increases in each of its last five fiscal years.

         o Extensive Distribution Network. The distribution industry is characterized by large start-up costs required to establish a distribution network, obtain client relationships and satisfy inventory requirements. These initial outlays, coupled with the ongoing costs of changing technology and business trends, are significant barriers to entry for potential market participants. The ability to compete in the industry is driven primarily by economies of scale. Management believes that Millbrook's extensive distribution network provides a means for the growth of its specialty food business.

         o Broad Product Offering. We believe the broad product offering of Millbrook is necessary to compete within the specialty food industry as retailers prefer distributors with comprehensive product offerings. Manischewitz provides a broad range of kosher branded products, which management believes will increase sales and help Millbrook's relationship with retailers.


         o Relationships with Suppliers and Retailers. We have a base of over 1,500 supplier relationships and extensive relationships with a number of leading retailers. Millbrook's top ten customers, which collectively represented approximately 50% of its revenues during the fiscal year ended March 31, 1998, have been customers for an average of 16 years. We believe that Millbrook has a reputation for comprehensive product selection, service and broad geographic coverage which has enabled it to establish its long-term relationships with many of the largest supermarket chains and mass merchandisers in the U.S.


                              Business of Millbrook

The Industry

     Distributors provide valuable services to both manufacturers of consumer products and retailers. Manufacturers benefit from distributors' broad retail coverage, efficient order processing and inventory management. Distributors provide retailers access to broad product lines, the ability to place small quantity orders and inventory management. Large distributors with broad geographic coverage and an extensive offering of items generally have a competitive advantage.

     Due to consolidation over the past several years, the number of manufacturers and retailers has decreased. Additionally, retailers have increasingly focused on reducing supply chain costs and improving margins. As a result, we believe that manufacturers and retailers are increasingly dependent on distributors to provide a range of in-store retailing and merchandising functions previously performed by retail and/or manufacturer personnel. Distributors increasingly are participating in all stages of marketing for the products distributed, including category management, promotions, schematic design and display of products. To efficiently provide such services, technological innovation has become an essential element in the distribution industry. For smaller distributors, the costs of the required investments in technology can be prohibitive.

     Millbrook is one of only a few distributors that focuses specifically on the distribution of specialty foods, health and beauty care products and general merchandise. According to Packaged Facts and Progressive Grocer Annual Reports, the specialty food segment accounted for an estimated $38.9 billion, or 8.9% of U.S. grocery sales in 1997. Specialty foods typically generate higher margins for retailers than those realized on other products sold in supermarkets. As a result, supermarkets are expected to continue adding new specialty food items to their product offerings and aggressively promoting such items to capture these higher margins.

     Retailers are employing a number of marketing techniques to increase the sales of high margin specialty food items. Stores are using kiosks and free standing displays to attractively present the product to the consumer. In addition, retailers are beginning to segregate specialty food into specific categories, such as ethnic foods, cookies and sauces. By utilizing a "store-within-a-store" approach for specialty food, the products receive prime shelf space within the store. Merchandising expertise is a key selection criteria for determining the retailers' choice of a specialty food distributor. Because of its merchandising expertise and advanced technology in merchandising services Millbrook is positioned to help its retailers capture the advantages of this growing product category.

     The health and beauty care segment includes baby care, cosmetics, deodorants, first-aid, hair care, over-the-counter medications, toiletries and oral hygiene and skin care products. The general merchandise segment covers a wide variety of non-food products including housewares, pet supplies, stationery, baby needs, photo and cleaning supplies. Competition in both the health and beauty care and general merchandise categories has been intense due to the growth of mass merchandisers that have captured market share by offering larger assortments at "everyday low pricing." Despite losing market share, supermarkets have maintained a stable base of customers and are expected to continue to be a key outlet for health and beauty care products and general merchandise by expanding product variety and offering consumers one-stop shopping.

Products Distributed

     Through its comprehensive product offering, Millbrook can distribute a wide variety of products to its customers.

         o Specialty Foods. For the fiscal year ended March 31, 1998, specialty food sales were approximately $123.2 million and represented 26.2% of total revenues. Millbrook's specialty food segment consists of more than 8,000 items of ethnic and gourmet foods and more than 2,500 items of natural foods and supplements. Millbrook offers ethnic foods such as kosher, Asian, Italian, Irish, Indian, Mexican, Greek and German products, and gourmet foods such as teas, coffees, spices, baking ingredients, condiments, candies, crackers, cookies, jams and jellies. Millbrook's natural food products and supplements include items such as grains, cereals, snacks, beverages, energy bars, baking ingredients, pasta and sauces.

     Millbrook views its specialty food segment as an opportunity for future growth. Due to the higher margins associated with specialty foods, supermarkets are expected to continue adding new specialty food items to their product offerings. To accommodate its retail customers' desire for a broader offering of specialty foods, Millbrook carries a wide variety of specialty food products. Management believes that Millbrook's product breadth, together with its merchandising expertise and advanced technology in merchandising services, will continue to enable its retail customers to capture the advantages of this growing product category.

         o Health and Beauty Care. The health and beauty care segment has traditionally been Millbrook's largest segment in terms of sales. For the fiscal year ended March 31, 1998, health and beauty care sales were approximately $240.3 million and represented 51.1% of total revenues. Millbrook currently carries approximately 13,500 health and beauty care items, including a full line of national brands and private labels. Millbrook's private label health and beauty care products are offered under its ValuStar(R) brand, which represents less than 5% of total revenues.

     Health and beauty care product offerings have grown due to new product introductions and the growth in over-the-counter medications. This creates the need for retailers to maximize variety in minimal shelf space. In recent years supermarkets, Millbrook's primary customer base, have lost market share in health and beauty care products to mass merchandisers and drug stores. In response to this industry shift, Millbrook's strategy has been to expand its customer base to include companies such as Ames, Super Kmart and Bradlees. However, supermarkets have begun to recapture lost market share by increasing the shelf space allocated to health and beauty care items and expanding the variety of those items carried. Management believes that Millbrook's capabilities and extensive product selection make it qualified to serve both the growing mass merchandiser demand and meet the current expanding needs of the supermarket retailers for health and beauty care items.

         o General Merchandise. Millbrook currently carries approximately 11,000 general merchandise items. For the fiscal year ended March 31, 1998, general merchandise accounted for approximately $106.7 million and represented 22.7% of total revenues. Although the traditional supermarket cannot afford to devote as much space to the general merchandise category as compared to the mass merchandisers, supermarkets have the advantage of more frequent customer traffic. This fact ensures that supermarkets will remain a key outlet for general merchandise. In addition, targeting certain departments such as pet, bath and stationery as destination categories adds to the importance of general merchandise in supermarkets.

Retail Services

     Millbrook traditionally has supplemented its product distribution with full supporting services such as schematic development, space management, new store installations, remodeling of existing stores, order writing, stocking, new item placement and development and management of promotions.

     Over time, gross profit margins for these services have eroded principally as a result of the retail phenomenon of "everyday low pricing." As a result, Millbrook has begun to "unbundle" each of the elements of the full-service program and use activity-based costing to charge the customer for each supporting service on a stand-alone basis. In addition, Millbrook has begun to offer these services without product distribution and to other retail channels. This fundamental change in the packaging of the services Millbrook offers to its customers resulted in the formation of Millbrook Retail Solutions as a separate group to focus solely on providing merchandising services.

     By using a predominantly part-time, hourly workforce, management believes Millbrook Retail Solutions has cost advantages over manufacturers and retailers. Manufacturers and retailers are beginning to realize that the frequency of in-store merchandising is growing along with the associated costs. Consequently, outsourcing these functions to a lower cost and more efficient alternative such as Millbrook Retail Solutions is attractive. Management believes Millbrook Retail Solutions' experienced personnel, customer base and technology combined with Millbrook's established infrastructure position Millbrook to compete effectively in the growing third-party service industry. In particular, management believes that Millbrook's advanced technology in planogramming and its category management capabilities enable it to provide service offerings that are not readily available from the competition.

Customers

     Millbrook's top ten customers, which collectively represented approximately 50% of its revenues during the fiscal year ended March 31, 1998, have been customers for an average of 16 years. For the fiscal year ended March 31, 1998, supermarkets represented 89% of revenues and mass merchandisers represented 11% of revenues. From 1995 to 1998, revenues from mass merchandisers increased from less than 1% to approximately 11%. While Millbrook enjoys long-term relationships with most of its customers, consistent with industry practice, substantially all of Millbrook's customer agreements are on a month-to-month basis. Millbrook has supply agreements with certain of its significant customers. None of these supply agreements are for a period of greater than three years.

Suppliers

     Millbrook purchases products from the leading suppliers in each of its business segments. For the fiscal year ended March 31, 1998, the five largest suppliers in each of Millbrook's three principal business categories were:


         (1) for specialty foods, World Finer Foods, BestFoods, T.J. Lipton, R.C. Bigelow and Motts USA;


         (2) for health and beauty care products, Procter & Gamble, Johnson & Johnson, Gillette, Warner-Lambert and American Home Products; and

         (3) for general merchandise, Rubbermaid, Inc., Hartz Mountain Corp., Mead, Eveready Battery Company and Eastman Kodak Company.

The five largest suppliers for specialty foods represented 18% of total purchases. The five largest suppliers for health and beauty care products represented 5% of total purchases. The five largest suppliers for general merchandise represented 6% of total purchases.

Competition

         o Specialty Foods. The competition in the specialty foods segment is fragmented among over 200 distributors, most of which are small and geographically limited. Supermarkets are constantly demanding increased specialty food product offerings to entice new consumers into their stores while retaining existing clientele. This requires distributors to continually monitor consumer and manufacturer trends with active implementation of category management programs.

     Millbrook is able to compete effectively in the specialty foods segment based on its breadth of products and its logistics capabilities. Its "piece pick" capability gives retailers Millbrook's product variety without the inventory investment in slow-moving, high margin specialty food products. Unlike most other specialty food distributors, Millbrook offers a single source of supply for specialty foods, health and beauty care products and general merchandise.

This generates transportation and distribution efficiencies for Millbrook. Millbrook's principal competitors in this segment are Haddon House, Hagemeyer and Gourmet Awards.

         o Health and Beauty Care. Supermarkets historically have placed health and beauty care products wherever shelf space was available. As supermarkets do not have the available shelf space to compete with the breadth of health and beauty care items carried by mass merchandisers, they have become reliant on delivery and inventory techniques that maximize shelf space and product variety. Management is of the opinion that Millbrook's "piece pick" capability and breadth of health and beauty care product assortment allows its supermarket customers to effectively compete with mass merchandisers in this product category. Millbrook's principal competitors in this segment are SuperValu, Fleming and Associated Wholesale Grocers.

         o General Merchandise. Supermarkets are refocusing their efforts to carry general merchandise specifically matched to their customer profiles and rethinking the manner in which they allocate shelf space to general merchandise. Management believes product competition in selection and promotion at the retail level favors distributors such as Millbrook. Millbrook's buying power results in a large assortment of general merchandise that is continually tailored to meet its customers and the consumers' specifications. Through Millbrook's "piece pick" capability, this assortment is available to the retailers without the required inventory investment and space allocation. Millbrook's principal competitors in this segment are SuperValu, Fleming and Associated Wholesale Grocers.

         o Retail Services. The retail services industry is competitive and is predominantly comprised of a large number of small organizations that are either retailer, channel or region specific. It is the opinion of management that there are approximately 120 retail service companies competing with Millbrook Retail Solutions. Management believes that its principal competitors in the retail service segment include PIA Merchandising, PIMMS, Powerforce and Spar. The principal competitive factors within the industry include:


         (1)      breadth and quality of client services;


         (2)      price;


         (3) the ability to execute specific client priorities rapidly and consistently over a wide geographical region; and


         (4)      technological compatibility.


Millbrook Retail Solutions' combination of breadth and quality of services currently available is unique in this industry given its retail-oriented technology base, extensive experience at the store level and Millbrook's logistics capabilities.

Management Information Systems and Technology

     Millbrook uses a sophisticated management information system which provides its customers with efficient and cost-effective order management and value-added marketing and merchandising services. Management believes this gives Millbrook a competitive advantage over smaller, less technologically sophisticated distributors. Millbrook's order management services enable it to:

         (1) permit customers to utilize Millbrook's integrated inventory management system for forecasting, distribution requirements planning and purchasing;

         (2) capture customer orders at retail locations, which are electronically transmitted to Millbrook's operations data center; and

         (3) quickly fill orders and pick, pack and ship those orders within 24 hours.

     Millbrook's merchandising services provide:

         (1) computerized space and shelf management programs for inventory control;

         (2)      customer research analysis for better purchasing decisions;

         (3) a variety of reporting menus to facilitate analysis of a particular marketing program's effectiveness; and

         (4) computerized merchandising systems that are able to integrate with customers' existing systems.

In addition, the system's "piece pick" capability gives Millbrook's customers a large assortment of merchandise without the required inventory investment and space allocation.

Facilities

     Millbrook's corporate headquarters are located in Leicester, Massachusetts, where management and administrative functions are performed. Millbrook currently uses five distribution centers:


                                                                                                  Approximate        Lease
                                                                                                    Square        Expiration
Property                                                      Location         Own or Lease         Footage          Date
--------                                                      --------         ------------         -------       ----------
National Support Center/Distribution Center............     Harrison, AR           Own            1,200,000            --
Corporate Headquarters/Distribution Center.............     Leicester, MA         Lease             340,000         11/3/06
Distribution Center....................................     Worcester, MA         Lease             220,000         8/31/02
Distribution Center....................................     Ozark, AL              Own              210,000            --
Distribution Center....................................     Greenville, NC        Lease             110,000         3/31/99


         In addition, Millbrook uses 139 transfer depots located in 33 states.

         Millbrook owns or leases its fleet of 110 tractors, 250 trailers and 325 vans.

Employees

         As of September 30, 1998, Millbrook had a total of 1,900 full-time employees, 250 part-time employees and the ability to draw upon 1,000 part-time service merchandisers nationwide. Millbrook believes that its relations with its employees are generally good.

Litigation

         Millbrook is subject to litigation in the ordinary course of its business. Millbrook is not a party to any lawsuit or proceeding which, in the opinion of management, is likely to have a material adverse effect on Millbrook.


                            Business of Manischewitz

The Industry

         According to Progressive Grocer, the U.S. grocery industry has been characterized by relatively stable growth based on modest price and population increases, with total sales of approximately $436.0 billion in 1997 reflecting a compound annual growth rate of 2.7% for the five years ended 1997. According to Integrated Marketing


                                      -47-


Communications, Inc., kosher foods are one of the fastest growing categories of the specialty food segment and are characterized by a stable base of loyal consumers represented primarily by the Jewish population. According to Integrated Marketing Communications, Inc. and Packaged Facts, since 1992 sales of kosher foods have increased significantly among non-Jewish consumers due to heightened awareness of the quality of ingredients, rabbinical supervision and processing techniques used in manufacturing kosher foods, together with growing interest in healthier foods.


         Kosher foods are manufactured in accordance with Jewish dietary laws which require strict adherence to quality and cleanliness standards. Achieving such standards requires specialized knowledge and the approval of a designated kosher certification agency. Due to the production methods used, kosher products generally are considered to contain higher quality and healthier ingredients and to have less preservatives. According to Integrated Marketing Communications, Inc., approximately 40% of the overall kosher category is kosher for Passover products, which are prepared under more stringent guidelines than other kosher products.


         According to Integrated Marketing Communications, Inc., recently several national brand food manufacturers have modified products to be kosher certified with the intent of broadening their appeal and increasing sales. While such products have contributed to the growth of the number of kosher products available, they generally are not sold as kosher or kosher for Passover.
Manischewitz believes that it is one of the leading manufacturers of kosher for Passover products.

Products


         Manischewitz's core business consists of traditional products sold primarily to Jewish consumers. Manischewitz is a manufacturer of products normally consumed during certain Jewish holidays, primarily Passover, which occurs during the spring, and Rosh Hashanah, which occurs during the fall.
Manischewitz believes that, among the Jewish population, approximately 100% recognize the Manischewitz brand name and 90% have tried one or more
Manischewitz products. Manischewitz believes that, among the non-Jewish population, approximately 80% are familiar with the Manischewitz brand name and over 50% have tried one or more Manischewitz products.


         Manischewitz has built its brand awareness and consumer base by offering a broader assortment of products that can be consumed throughout the year, as well as continued to expand its product offerings to accommodate changing tastes and the popularity of various food items. Manischewitz's new product offerings include macaroons with "ice cream" flavors, rice pilafs, various soup mixes and snack items. Many of the new product offerings are intended to appeal to the mainstream population to expand the customer base for Manischewitz's product line.

         Manischewitz also licenses its name to other entities for use in the manufacture, distribution and sale of certain kosher products including wine, bread, seltzer water and confectionery products. In fiscal 1997, licensing represented approximately 1% of total revenues.


         o Baked Products. Baked products include daily matzo, Passover matzo, which is produced at more exacting standards dictated by religious tenets for Passover, and crackers. All of these products are baked at Manischewitz's
Jersey City, New Jersey facilities. Matzo products in this segment are sold under the Manischewitz, Horowitz Margareten and Goodman's brand names. Matzo sales generated approximately 27% of Manischewitz's total revenues in fiscal
1997. Manischewitz has a license agreement with Goodman's to use its name on matzo products and matzo-related products through 2003. In fiscal 1997, matzo products and matzo-related products sold under the Goodman's name represented approximately 2% of total revenues.


         o Manufactured Products. Manufactured products consist of a variety of fish, soups, borscht and other processed foods. The principal product in this segment is gefilte fish, a blended combination of whitefish, pike and carp manufactured at Manischewitz's Vineland, New Jersey facility. Gefilte fish constitutes the second largest product line for Manischewitz and accounted for approximately 13% of its total revenues in fiscal 1997.


                                      -48-


         o Co-Packed Products. Manischewitz markets a number of co-packed products, including cookies, confectionery products, noodles, pasta and dry mixes under the Manischewitz, Horowitz Margareten and Goodman's brand names.
Manischewitz also markets a variety of dry soup mixes which are manufactured by outside entities. Manischewitz expects to continue to employ co-packers as a capital efficient means of bringing its new products to market.

Marketing and Product Development

         In fiscal 1997, spending on marketing and trade promotion represented approximately 7% of total revenues. This is an increase over previous years.
However, as a percentage of revenue, management believes that marketing and trade promotion expenses have historically remained substantially below other food manufacturers. Marketing has been restricted to its core market and, accordingly, spending has been limited and is generally equal to approximately
2% of revenues. As part of its business strategy, management intends to significantly increase spending on advertising, marketing and promotion of Manischewitz's existing products and new product offerings.

         During the last few years, the Manischewitz product line has been expanded to strengthen and broaden its popular appeal. Packaging has been updated to better communicate good taste and high quality and enhance visibility on store shelves. Manischewitz has introduced no-fat and low-fat items to reinforce the positive health aspects of its products. Where appropriate, recipes have been improved and new flavors introduced. In addition, Manischewitz has introduced new products targeted at both Jewish and non-Jewish consumers and has begun to capitalize on the positive Manischewitz brand image among consumers. In fiscal 1997, new products introduced since 1993 generated approximately 17% of Manischewitz's total revenues.

Distribution

         Manischewitz principally sells its products to independent distributors operating throughout the U.S. and Canada. Two of its independent distributors represented approximately 31% of total revenues in fiscal 1997. Among its customer base, supermarkets represented approximately 90% of Manischewitz's fiscal 1997 total revenues and other customers represented approximately 10%.
Management believes that Manischewitz's five largest supermarket customers are American Stores, Ralph's, ShopRite, Pathmark and A&P. In addition, Manischewitz has developed a marketing arrangement with Wal-Mart to carry Manischewitz's products in its supercenters and general merchandise stores.

         Management estimates that its products are sold in a majority of the supermarkets throughout the U.S. Due to their importance to Jewish consumers
Manischewitz products are "must carry" items for many supermarkets in the U.S.
Management intends to seek to obtain shelf space sections from supermarkets other than in the kosher aisle. The ability to display Manischewitz's products in the non-kosher supermarket aisles for products such as cookies, crackers, noodles and sauces will enhance awareness of Manischewitz products, particularly among the non-Jewish consumer. To support these efforts, management intends to increase promotional and advertising expenditures to enhance product presence and increase sales.

Competition

         Manischewitz competes within a small group of branded kosher manufacturers in which it has increased its market shares over many years. In the matzo category, all of the domestic producers have been in the industry for over 80 years. Manischewitz's brand names, the complexities of complying with kosher manufacturing requirements and the relatively modest size of the market have all contributed to the stability of the competitive environment faced by Manischewitz. Unlike most food manufacturers, Manischewitz presently does not face competition in its core products from any private label products because of the unique knowledge and processes involved in manufacturing kosher food. This lack of private label competition gives Manischewitz flexibility with respect to pricing its core products. Management's business strategy includes promoting and marketing Manischewitz products in the non-kosher aisles of supermarkets.
However, outside the kosher aisle, Manischewitz products will compete with the products of a

                                      -49-



significant number of companies of varying sizes, including divisions or subsidiaries of larger companies. Many of these competitors have multiple product lines as well as substantially greater financial and other resources available to them.

         Manischewitz's major competitor in the production and distribution of matzo is Streit's, a family-owned regional marketer limited primarily to the New
York area.

         Within the gefilte fish market, Manischewitz competes with Rokeach and its related brands, including Mothers, Old Vienna and Mrs. Adlers.

         Management believes that Manischewitz's loyal customer base and name recognition make the brand less vulnerable to competition with respect to its core products.

Raw Materials

         Manischewitz utilizes a variety of basic raw materials in the manufacture of its matzo and matzo-related products, principally flour.
Manischewitz also utilizes significant quantities of various fish in the manufacture of its gefilte fish. Supplies of these ingredients are readily available from a number of sources and are purchased based on price.

Trademarks

         Manischewitz owns a number of registered trademarks in the U.S., Canada, Europe, Israel, South Africa and South America. The registered trademarks in the U.S. include Manischewitz(Registered), Horowitz
Margareten(Registered),Onion Tams(Registered), Passover Pantry(Registered), Tam
Tam(Registered), Vege-Matzo(Registered), Wheat Tams(Registered), Design Star of
David(Registered) and Star of David & Lion Design(Registered). Manischewitz has granted exclusive licenses in connection with the manufacture and sale of wine, vinegar and certain flavored juice products, seltzer, kosher packaged rye and pumpernickel breads and rolls and pickle products. Such licenses are limited in scope to certain territories and entitle Manischewitz to royalties based on the net sales or revenues of the licensed products sold. Management is not aware of any facts that would have a material adverse impact on the continued use of any of its trademarks and trade names.

Facilities

         Manischewitz's corporate headquarters are located in Jersey City, New
Jersey, where management and administrative functions are performed.
Manischewitz occupies the following properties, all of which are used in connection with its food business:


                                                                                                Approximate        Lease
                                                                                                  Square        Expiration
Property                                                      Location       Own or Lease         Footage           Date
--------                                                      --------       ------------       -----------     ----------
Bakery.................................................   Jersey City, NJ        Own               86,000           --
Manufacturing facility.................................   Vineland, NJ           Own               67,700           --
Warehouse..............................................   Jersey City, NJ       Lease              43,500         8/31/00
Office.................................................   Jersey City, NJ       Lease               9,600         8/31/00


         The Jersey City, New Jersey bakery operates on a two-shift basis during three months of the year and a three-shift basis for seven months of the year. Each shift consists of eight hours. The plant, which has computerized production equipment, is shut down for the month of July for maintenance and in August to prepare the plant to meet the kosher requirements for Passover.

         The Vineland, New Jersey manufacturing and warehousing facility is located on a five-acre site. It has the capacity to produce 11,000 pounds of processed food per shift. The facility operates on a single shift basis throughout the year, with its primary maintenance period in April.

Employees

         As of September 30, 1998, Manischewitz had a total of 220 full-time employees and 30 part-time employees. Manischewitz believes its relations with its employees are generally good.

Litigation

         Manischewitz is subject to litigation in the ordinary course of its business. Manischewitz is not a party to any lawsuit or proceeding which, in the opinion of management, is likely to have a material adverse effect on Manischewitz.

                                   Management

Directors and Executive Officers of Holdings and Enterprises

         The directors and executive officers of Holdings and Enterprises, and where indicated, the senior executive officer of each of Manischewitz and Millbrook is as set forth in the table below:


Name                                                   Age    Position
----                                                   ---    ---------
Richard A. Bernstein*............................      52     Chairman, President, Chief Executive Officer and
                                                              Director
Lewis J. Korman*.................................      53     Vice Chairman and Director
Steven M. Grossman*..............................      37     Executive Vice President, Chief Financial Officer,
                                                              Treasurer and Director
James A. Cohen, Esq.*............................      53     Senior Vice President - Legal Affairs and Secretary
                                                              and Director of Enterprises
Ira A. Gomberg*..................................      55     Senior Vice President
Hal B. Weiss*....................................      41     Assistant Treasurer
Richard H. Hochman...............................      53     Director of Holdings
Jenny Morgenthau.................................      55     Director of Holdings
Michael A. Pietrangelo...........................      52     Director of Holdings

     * Titles of these individuals are the same for Holdings and Enterprises unless otherwise specified.

Senior executive officer of Millbrook:
        Robert A. Sigel............................    45     President and Chief Executive Officer of Millbrook


Senior executive officer of Manischewitz:
        Dennis M. Newnham..........................    58     President and Chief Executive Officer of Manischewitz


         Richard A. Bernstein has served as Chairman, President and Chief Executive Officer of Holdings and Enterprises and as a director of Enterprises since its inception in March, 1998 and of Holdings since its inception in December, 1996. In addition to his positions with Holdings and Enterprises, Mr. Bernstein is a member of the Board of Directors and Chairman of Millbrook. Mr. Bernstein is Chairman and Manager of RABCO Luxury Holdings, LLC, a New York limited liability company, a diversified holding entity for luxury products, which has the exclusive right, through its subsidiary, Breguet, LLC to distribute Breguet(Registered) watches and time pieces in the United States, Canada, Mexico, Central and South America, and throughout the Caribbean. Mr. Bernstein is also President of P&E Properties, Inc., a private commercial real estate ownership/management company of which Mr. Bernstein is the sole shareholder. Mr. Bernstein was the Chairman and Chief Executive Officer and a director of Western Publishing Group, Inc. from 1984 to May 1996. Mr. Bernstein also served as Chairman of the Board and Chief Executive Officer of RABCO Health Services, Inc. and General Medical Corporation, a medical and surgical supply distribution company, from April 1987 through August 1993, and Chairman and Chief Executive Officer of Harris Wholesale Company, a pharmaceutical and health and beauty care distribution company, from 1989 through May 1992. Mr. Bernstein devotes substantial time to other business and charitable activities.

         Lewis J. Korman has been Vice Chairman of Holdings and Enterprises since their inception and is a director of Holdings and Enterprises. Mr. Korman is also an advisor to a company engaged in the marketing and distribution of products designed to enhance wellness and beauty. He also serves as a consultant to companies engaged in financial transactions in the motion picture industry. Mr. Korman also is involved in the structuring of entrepreneurial transactions in the entertainment industry. Prior to joining Holdings in January 1997, Mr. Korman was President and Chief Operating Officer of Savoy Pictures Entertainment, Inc. from its founding in 1992 until its merger with Silver King Communications, Inc. in December 1996. Prior thereto, Mr. Korman was Senior Vice President and Chief Operating Officer of Columbia Pictures Entertainment, Inc. and Chairman of its Motion Picture Group until its sale to Sony Corporation at the end of 1989.


         Steven M. Grossman has been Executive Vice President, Chief Financial Officer and Treasurer and a director of Holdings and Enterprises since their inception. In addition to his positions with Enterprises and Holdings, Mr. Grossman is Executive Vice President--Finance and Administration of Millbrook and the Executive Vice President, Chief Financial Officer and Treasurer of Manischewitz. Mr. Grossman is also Executive Vice President and Chief Financial Officer of RABCO and Breguet and Chief Financial Officer of P&E Properties. Mr. Grossman was Executive Vice President and Chief Financial Officer of Western Publishing Group, Inc. from June 1994 to May 1996 and Vice President--Financial Planning of Western Publishing Group, Inc. from July 1992 to June 1994 and of RABCO Health Services, Inc. from July 1992 to August 1993.

         James A. Cohen, Esq. has been Senior Vice President--Legal Affairs and Secretary of Holdings and Enterprises since their inception and is a director of Enterprises. In addition to his positions with Enterprises and Holdings, Mr. Cohen is the Senior Vice President--General Counsel of Millbrook and Manischewitz. Mr. Cohen is also Senior Vice President--Legal Affairs of RABCO and Breguet and a senior executive of P&E Properties. Mr. Cohen was Senior Vice President--Legal Affairs and Secretary of Western Publishing Group, Inc. from 1984 to May 1996 and Senior Vice President-- Legal Affairs and Secretary of RABCO Health Services, Inc. from April 1987 through August 1993.

         Ira A. Gomberg has been Senior Vice President of Enterprises and Holdings since their inception. In addition to his position with Enterprises and Holdings, Mr. Gomberg is a Senior Vice President of Millbrook and Manischewitz. Mr. Gomberg is also Senior Vice President of RABCO and Breguet and a senior executive of P&E Properties. Mr. Gomberg was Vice President of Western Publishing Group, Inc. from 1986 to May 1996 and Executive Vice President of RABCO Health Services, Inc. from April 1987 through August 1993.

         Hal B. Weiss has been Assistant Treasurer of Enterprises and Holdings since their inception. In addition to his position with Enterprises and Holdings, Mr. Weiss is a Vice President and Assistant Treasurer of Millbrook and Manischewitz. Mr. Weiss is also the Assistant Treasurer of RABCO and Breguet and Controller of P&E Properties. Mr. Weiss served as Assistant Treasurer of Western Publishing Group, Inc. from 1990 through May 1996 and Assistant Treasurer of RABCO Health Services, Inc. from April 1987 through August 1993.

         Richard H. Hochman is Chairman of Regent Capital Management Corp., a private investment company, making equity and mezzanine investments in companies, and has served in that capacity since April 1995. From 1990 through April 1995, he was a Managing Director of the Corporate Finance Department of PaineWebber Incorporated and served as a member of its Debt and Equity Commitment Committees. Prior to joining PaineWebber, Mr. Hochman served as a Managing Director of Drexel Burnham Lambert, Inc. from 1984 through 1990. Mr. Hochman also serves on the Board of Directors of Cablevision Systems Corp. and Lite-Flite, Ltd.

         Jenny Morgenthau has been Chief Executive Officer of The Fresh Air Fund, one of New York's preeminent charitable corporations, for more than the past five years. Prior to joining The Fresh Air Fund, Ms. Morgenthau worked for New York City's Special Services for Children, the Department of City Planning and the New York State Urban Development Corporation. Ms. Morgenthau serves on the board of directors of a number of charitable and cultural organizations.

         Michael Pietrangelo is a partner in the Memphis, Tennessee law firm of Pietrangelo Cook PLC, which he joined in February 1998. Previously, Mr. Pietrangelo was President of Johnson Products Co., a subsidiary of IVAX Corporation that manufactured and sold cosmetic and health and beauty care products, principally intended for the African-American consumer. Mr. Pietrangelo also has held a number of executive positions in the consumer products industry at Schering-Plough Corporation, including President of the Personal Care Products Group, and has served as President and Chief Operating Officer of Western Publishing Group, Inc. and President and Chief Executive Officer of Cleo, Inc., a subsidiary of Gibson Greetings, Inc.

         Robert A. Sigel has been President, Chief Executive Officer and director of Millbrook since it was acquired by Holdings from McKesson in March 1997. Mr. Sigel has been associated with Millbrook's business since 1977, having served as Vice President, Sales and Merchandising, Executive Vice President, President and Chief Executive Officer of Millbrook Distributors, Inc. and President and Chief Executive Officer of the service merchandising division of McKesson, which became the current Millbrook. From 1995 through March 1997 Mr. Sigel also served as a Corporate Vice President of McKesson and on McKesson's Management Board.

         Dennis M. Newnham has been President and Chief Executive Officer of Manischewitz since January 1999. Mr. Newnham was the President and Chief Executive Officer of Tsumura International, a manufacturer of personal care and fragrance products and served in such capacities from March 1996 through December 1998. In 1995 Mr. Newnham served as Chairman, President and Chief Executive Officer of Adirondack Beverages, Inc., one of the largest independent soft drink bottlers in the Northeast. From April 1983 through March 1994, Mr. Newnham served as Chairman, President and Chief Executive Officer of Lea & Perrins, Inc., a specialty foods company. Mr. Newnham also serves as a member of the Board of Directors of United Water Resources and NutraMax Products, Inc.

                       Compensation for Executive Officers

         The following table sets forth the compensation earned or paid, including deferred compensation of the Chief Executive Officer and the most highly compensated executive officers of Holdings, Enterprises, Manischewitz and Millbrook for services rendered for the fiscal year indicated.

         None of Holdings, Enterprises, Manischewitz or Millbrook pays a salary to Mr. Bernstein. Enterprises reimburses P&E Properties for personal services, including executive services rendered by certain of its executive officers. The services provided are based upon the number of hours incurred at the applicable pay rate for each executive officer. For the fiscal year ended March 31, 1998, P&E Properties received a management fee of $400,000 from Millbrook and Enterprises reimbursed P&E Properties $800,000 for personal services. Although Mr. Bernstein does not receive any salary from P&E Properties, a portion of these amounts may be deemed indirect compensation to Mr. Bernstein. See "Certain Transactions -- Related Party Transactions" on page 56.


         None of Holdings, Enterprises, Manischewitz or Millbrook pays a salary to Messrs. Grossman or Cohen. Messrs. Grossman and Cohen receive a salary from P&E Properties for executive services rendered to Holdings and Enterprises.



                                                             Annual Compensation          Long-Term Compensation
                                                          ------------------------     ----------------------------
                                                                                       Other Annual
                                                                                       Compensation    Options/SARs
Name and Principal Position                  Year(1)      Salary ($)      Bonus($)          ($)             (#)
---------------------------                  -------      ----------      --------     ------------    ------------
Holdings and Enterprises

Richard A. Bernstein.....................      1998       $   --          $    --        $    --             --
      Chairman, President and Chief            1997           --               --             --             --
      Executive Officer
Steven M. Grossman.......................      1998       $178,750        $    --        $  9,200            --
      Executive Vice President,                1997           --               --             --             --
      Chief Financial Officer and
      Treasurer
James A. Cohen...........................      1998       $120,000        $    --        $  8,400            --
      Senior Vice President - Legal            1997           --               --             --             --
      Affairs and Secretary

Millbrook

Robert A. Sigel..........................      1998       $355,623        $82,330(2)     $  8,228(3)        --
      Chief Executive Officer                  1997       $220,000        $ 4,099        $  9,000(3)        --
      and President of Millbrook               1996       $206,731        $15,169        $  9,181(3)        --


(1)   Holdings and Enterprises had no operations prior to April 1, 1997.


(2) During the fiscal year ended March 31, 1998, Mr. Sigel was paid a bonus of $82,330 which was earned during the fiscal year ended March 31, 1997.


(3) Other Annual Compensation excludes any amounts paid to Mr. Sigel, in his capacity as a Corporate Vice President of McKesson Corporation.

                              Certain Transactions

Voting Agreement


         Mr. Bernstein is a party to a voting agreement with each of the holders of the series A preferred stock and common stock of Holdings. Under the voting agreement these stockholders agreed to vote all of their shares of series A preferred stock and common stock as Mr. Bernstein directs or, if Mr. Bernstein does not give direction, in a manner consistent with the manner in which he votes his shares of series A preferred stock and common stock. The voting agreement also provides that the stockholders shall execute any written consent of holders of series A preferred stock or common stock as Mr. Bernstein directs or, if Mr. Bernstein does not give direction, in a manner which is consistent with his vote or written consent on the matter. The stockholders shall not execute any other consent of holders of series A preferred stock or common stock.


         In the event that a stockholder fails to comply with the voting provisions above, Mr. Bernstein holds a proxy to vote the stockholder's shares or execute a written consent in any manner as he may determine in his discretion. Under the voting agreement, Mr. Bernstein shall not be liable to any stockholder or anyone making a claim under that stockholder as a result of any vote or the exercise of any proxy by Mr. Bernstein. This is true even if that vote or exercise of proxy adversely affects, or results in the decrease in the value of, such stockholder's shares.


         The voting agreement shall terminate on the earliest of:



         (1) the date a stockholder, and that stockholder's heirs, personal representatives, donees and trustees of any trusts in which that stockholder has an interest, during the stockholder's life or when he or she dies, ceases to own any of the shares of Holdings;



         (2) the date on which the common stock of Holdings is listed or admitted to trade on any national securities exchange or is quoted on the Nasdaq system or similar means; and


         (3)      10 years from the date of the voting agreement.


The voting agreement is binding on the stockholder's successors, heirs, personal representatives, donees and trustees of any trust in which the stockholder has an interest, during the stockholder's life or when he or she dies. Mr. Bernstein and his successor(s) including his heirs, personal representatives and the trustees of any trust in which he has an interest, during his life or created upon his death, shall receive the benefits of the voting agreement. Therefore, the stockholder shall vote his or her shares and execute written consents as Mr. Bernstein's successor(s) may designate.

Related Party Transactions

         At the time of the acquisition of Millbrook by Holdings and the acquisition of Manischewitz by Enterprises, Millbrook and Manischewitz entered into separate arrangements with P&E Properties, Inc.,an entity of which Mr. Bernstein is the sole shareholder. In this agreement, Millbrook agreed to pay a quarterly management fee of $100,000 and Millbrook and Manischewitz agreed to reimburse P&E Properties for reasonable services and out-of-pocket and other expenses incurred on Millbrook's and Manischewitz's behalf. These services include among other things, treasury, cash management, certain financial reporting, legal, labor and lease negotiation and employee benefits administration. For the six month period ended September 30, 1998, P&E Properties was reimbursed $400,000 for reasonable services provided to Millbrook. For the fiscal year ended March 31, 1998, P&E Properties was reimbursed $800,000 for reasonable services provided to Millbrook. Enterprises reimburses P&E Properties for personal services, including executive services, rendered by certain of its executive officers. Mr. Bernstein does not receive a salary from P&E Properties. Messrs. Grossman and Cohen receive a salary from P&E Properties for executive services rendered to Holdings, Enterprises, Millbrook and Manischewitz. The reasonable services provided are based upon:


         (1)    the number of hours incurred at the applicable pay rate; and


         (2)    out-of-pocket expenses, related to the services provided.


In the opinion of management, this methodology provides a reasonable basis for such allocation. In addition, each of Holdings, Enterprises, Millbrook and Manischewitz believe that the terms of the arrangement with P&E Properties were no less favorable than could have been obtained from unaffiliated third parties on an arm's length basis.

Shareholders Agreements

         Each employee of Millbrook or Manischewitz who owns shares of the common stock of Holdings is a party to a shareholders agreement with Holdings. These agreements prohibit transfer of such shares other than to a member of the employee shareholder's immediate family or a trustee of a trust for the benefit of the employee shareholder or his immediate family. In the event of termination of the employee shareholder's employment Holdings has the option or obligation to purchase all the employee shareholder's shares at prices not greater than the fair market value.

                Securities Ownership of Certain Beneficial Owners


         The following table contains, as of November 30, 1998, information regarding the beneficial ownership of the common stock and preferred stock of
Holdings:


         (1) by each person who is known by Holdings to own beneficially more than 5% of the outstanding shares of common stock or preferred stock of Holdings;


         (2)      by each of the directors and executive officers of Holdings;
                  and


         (3)     by all directors and executive officers of Holdings as a group.


Based on information furnished by those owners, we believe that the beneficial owners of the securities listed below have investment and voting power for all the shares of common stock and preferred stock of Holdings shown as being beneficially owned by them. The securities are governed by the voting agreement described under the heading "Certain Transactions--Voting Agreement." on page
56. Holdings owns 200 shares of the common stock of Enterprises, which represents all of the issued and outstanding capital stock of Enterprises.



                                                                    Number of       Percentage    Number of Shares
                                                                    Shares of        of Total       of Series A
                                                                 Common Stock of    Shares of     Preferred Stock
                                                                     Holdings         Common        of Holdings
Name of                                                            Beneficially      Stock of       Beneficially
Beneficial Owner                                                      Owned          Holdings          Owned
----------------                                                 ---------------    ---------     ----------------
Richard A. Bernstein.........................................         42,500          41.3%             10,000
Robert A. Sigel..............................................          6,600           6.4                 200
James A. Cohen, Esq..........................................          3,610           3.5                 120
Steven M. Grossman...........................................          3,490           3.4                  80
Lewis J. Korman..............................................          3,450           3.4                 400
Ira A. Gomberg...............................................          2,850           2.8                 200
Hal B. Weiss.................................................          1,460           1.4                 120
Richard H. Hochman...........................................          1,200           1.2                 400
Michael A. Pietrangelo.......................................            360            .3                 120
Jenny Morgenthau.............................................            300            .3                 100
All directors and executive officers as a group
(10 persons).................................................         65,820          64.0%             11,740


Name of                                                          Address of
Beneficial Owner                                                 Beneficial Holder
----------------                                                 -----------------
Richard A. Bernstein
James A. Cohen, Esq.
Steven M. Grossman
Lewis J. Korman                                                  c/o R.A.B. Holdings, Inc.
Ira A. Gomberg                                                   444 Madison Avenue, Suite 601
Hal B. Weiss.................................................    New York, New York 10022

Name of                                                          Address of
Beneficial Owner                                                 Beneficial Holder
----------------                                                 -----------------
Robert A. Sigel..............................................    c/o Millbrook Distribution Services Inc.
                                                                 Route 56
                                                                 88 Huntoon Memorial Highway
                                                                 Leicester, Massachusetts 01524

Richard H. Hochman...........................................    Regent Capital Management Corp.
                                                                 505 Park Avenue, 17th Floor
                                                                 New York, New York 10022

Michael A. Pietrangelo.......................................    Pietrangelo Cook PLC, Suite 190
                                                                 International Plaza
                                                                 6410 Poplar
                                                                 Memphis, Tennessee 38119

Jenny Morgenthau.............................................    c/o The Fresh Air Fund
                                                                 1040 Avenue of the Americas
                                                                 New York, New York 10018

                             The Exchange Offers

Purpose and Effect

         On May 1, 1998, Holdings and Enterprises sold notes to Chase Securities, Inc. In connection with the sale of notes, we entered into exchange and registration rights agreements with Chase. These agreements require that we register the notes with the Commission and offer to exchange the new registered notes for your notes sold on May 1, 1998.


         The registration rights agreements further provide that we shall use our best efforts to cause the registration statement to be declared effective on or before December 27, 1998, or we may owe liquidated damages, or a fixed sum of money, to the current note holders. We believe we have used our best efforts to cause the registration statement to be declared effective on or before December 27, 1998. Except as discussed below, upon the completion of the exchange offers we will have no further obligations to register your notes.


         We want to advise you that a copy of each registration rights agreement has been filed as an exhibit to the registration statement and we strongly encourage you to read the entire text of the applicable registration rights agreement. We expressly qualify all of our discussions of the registration rights agreements by the terms of the agreements themselves.

         We need representations from you before you can participate in an exchange offer

         In order to participate in an exchange offer, we require that you represent to us that:

         o you are acquiring the new notes in the ordinary course of business;

         o neither you nor any such other person is engaging in or intends to engage in a distribution of the new notes;

         o neither you nor any such other person has an arrangement or understanding with any person to participate in the distribution of the new notes;

         o neither you nor any such other person is our "affiliate," as defined under Rule 405 of the Securities Act; and


         o if you or such other person is a broker-dealer, you will receive new notes for your own account, your new notes were acquired as a result of market-making activities or other trading activities, and you will be required to acknowledge that you will deliver a prospectus in connection with any resale of your new notes.

         You may be entitled to shelf registration rights

         In accordance with the registration rights agreements, we are also required to file a "shelf" registration statement for a continuous offering in accordance with Rule 415 of the Securities Act which means that we must file a second registration statement to register your notes if:

         o we are not permitted to effect an exchange offer because of any change in law or applicable interpretations of the staff of the Commission;

         o         we do not consummate the exchange offer by December 27, 1998;


         o         you request us to do so following the exchange offer;

         o any applicable law or interpretations do not permit you to participate in an exchange offer;

         o you do not receive freely transferrable notes in exchange for your notes; or

         o         we so elect.

In the event that we are obligated to file a "shelf" registration statement, we will be required to keep such shelf registration statement effective for up to two years. Other than as described above, no holder will have the right to participate in the shelf registration or require that we register your notes in accordance with the Securities Act.

         If you participate in an exchange offer, you should be able to freely sell or transfer your new notes

         If you make the representations that we discuss above, we believe that you may offer, sell otherwise transfer the new notes to another party without registration of your notes or of a prospectus.


         We base our belief upon existing interpretations by the Commission's staff contained in several "no-action" letters to third-parties unrelated to us. If you tender your notes in an exchange offer for the purpose of participating in a distribution of new notes you cannot rely on this interpretation by the Commission's staff and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives new notes for its own account in exchange for its notes, whether the notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes.

         You may suffer adverse consequences if you fail to exchange your notes

         Following the completion of the exchange offers, except as set forth above and in the registration rights agreements we refer to, you will not have any further registration rights and your notes will continue to be subject to certain restrictions on transfer. Accordingly, if you do not participate in an exchange offer, your ability to sell your notes could be adversely affected.

Terms of the Exchange Offers

         We will accept any validly tendered notes which are not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of your notes. Holders may tender some or all of their notes in an exchange offer.

         The form and terms of the new notes will be the same as the form and terms of your notes except that:


         (1) interest on the new notes will accrue from the last interest payment date on which interest was paid on your note, or, if no interest was paid, from the date of the original issuance of your note; and


         (2) the new notes have been registered under the Securities Act and will not bear a legend restricting their transfer.


         This prospectus, together with the letter of transmittal you received with this prospectus, is being sent to you and to others believed to have beneficial interests in the notes. You do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or under the indentures governing your notes. We intend to conduct the exchange offers in accordance with the requirements of the Securities Exchange Act of 1934 and the rules and regulations of the Commission.


         We will have accepted your validly tendered notes when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the new notes from us. If the exchange agent does not accept any tendered notes for exchange because of an invalid tender or other valid reason, the exchange agent will return the certificates, without expense, to the tendering holder as promptly as practicable after the expiration date.


         You will not be required to pay brokerage commissions, fees, or transfer taxes in the exchange of your notes. We will pay all charges and expenses other than any taxes you may incur in connection with the exchange offers.

Expiration Date; Extensions; Amendments

         The exchange offer will expire at 5:00 p.m., New York City time, on March 22, 1999, unless we extend it. In any event, we will hold each exchange offer for at least thirty days. In order to extend an exchange offer, we will issue a notice by press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

         We reserve the right, in our sole discretion:

         o         to delay accepting your notes;

         o         to extend either of the exchange offers;

         o to terminate an exchange offer if any of the conditions shall not have been satisfied by giving oral or written notice of such delay, extension or termination to the exchange agent; or

         o         to amend the terms of an exchange offer in any manner.

Procedures for Tendering Your Notes


         Only you may tender your notes in an exchange offer. Except as stated on page 65 under the heading "The Exchange Offers -- Book Entry Transfer," to tender in an exchange offer, you must:

         (1) complete, sign and date the enclosed letter of transmittal, or a copy of it;


         (2) have the signature on the letter of transmittal guaranteed if required by the letter of transmittal; and


         (3) mail, fax or otherwise deliver the letter of transmittal or copy to the exchange agent.

         In addition, either:

         (1) the exchange agent must receive certificates for your notes and the letter of transmittal; or


         (2) the exchange agent must receive a timely confirmation of a book-entry transfer of your notes, if that procedure is available, into the account of the exchange agent at the DTC (the "Book-Entry Transfer Facility") under the procedure for book-entry transfer described below; or


         (3) you must comply with the guaranteed delivery procedures described below.


For your notes to be tendered effectively, the exchange agent must receive a letter of transmittal and other required documents prior to the expiration date.


         If you do not withdraw your tender before the expiration date, it will constitute an agreement between you and us in accordance with the terms and conditions in this prospectus and in the letter of transmittal.


         The method of delivery of your notes, a letter of transmittal, and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. Do not send a letter of transmittal or notes directly to us. You may request your respective brokers, dealers, commercial banks, trust companies, or nominees to make the exchange on your behalf.

         Procedure if the notes are not registered in your name

         Any beneficial owner whose notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing a letter of transmittal and delivering the owner's notes, either make appropriate arrangements to register ownership of the notes in the beneficial owner's name or obtain a properly completed bond power or other proper endorsement from the registered holder. We strongly urge you to act immediately since the transfer of registered ownership may take considerable time.

         Signature requirements and signature guarantees

         Unless you are a registered holder who requests that the new notes be mailed to you and issued in your name or unless you are a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program, the Stock Exchange Medallion Program, or an "Eligible Guarantor Institution" within the meaning of Rule 17Ad-15 under the Exchange Act, each an "Eligible Institution", you must guarantee your signature on a letter of transmittal or a notice of withdrawal by an Eligible Guarantor Institution.


         If a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or other person acting in a fiduciary or representative capacity signs the letter of transmittal or any notes or bond powers on your behalf, that person must indicate their capacity when signing, and submit satisfactory evidence to us with the letter of transmittal demonstrating their authority to act on your behalf.

Conditions to the Exchange Offers


         We will decide all questions as to the validity, form, eligibility, acceptance, and withdrawal of tendered notes, and our determination will be final and binding on you. We reserve the absolute right to reject any and all notes not properly tendered or accept any notes which would be unlawful in the opinion of our counsel. We also reserve the right to waive any defects, irregularities, or conditions of tender as to particular notes. Our interpretation of the terms and conditions of an exchange offer, including the instructions in a letter of transmittal, will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of notes as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of notes, we, the exchange agent, or any other person shall not incur any liability for failure to give such notification. Tenders of notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.



         We reserve the right to purchase or make offers for any notes that remain outstanding after the expiration date or to terminate the exchange offer and, to the extent permitted by law, purchase notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of an exchange offer.


         These conditions are for our sole benefit and we may assert or waive them at any time or for any reason. Our failure to exercise any of our rights shall not be a waiver of our rights.


         We will not accept for exchange any notes tendered, and no new notes will be issued in exchange for any notes, if at such time any stop order is threatened or in effect with respect to the registration statement or the qualification of the indenture relating to the new notes under the Trust Indenture Act of 1939. We are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.


         In all cases, issuance of new notes will be made only after timely receipt by the exchange agent of certificates for notes or a timely Book-Entry Confirmation of such notes into the exchange agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed letter of transmittal or, with respect to DTC and its participants, electronic instructions of the holder agreeing to be bound by the letter of transmittal, and all other required documents. If we do not accept any tendered notes for a valid reason or if you submit notes for a greater principal amount than you desire to exchange, we will return such unaccepted or non-exchanged notes to you at our expense. In the case of notes tendered by book-entry transfer into the exchange agent's account at the Book-Entry Transfer Facility under the book-entry transfer procedures described below, such non-exchanged notes will be credited to an account maintained with such Book-Entry Transfer Facility. This will occur as promptly as practicable after the expiration or termination of the exchange offers for such notes.


Book-Entry Transfer

         The exchange agent will make requests to establish accounts at the Book-Entry Transfer Facility for purposes of the exchange offers within two business days after the date of this prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of notes being tendered by causing the Book-Entry Transfer Facility to transfer such notes into the exchange agent's account at the Book-Entry Transfer Facility in accordance with the appropriate procedures for transfer. However, although delivery of notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, a letter of transmittal or copy thereof, with any required signature guarantees and any other required documents, must, except as set forth in the following paragraph, be transmitted to and received by the exchange agent on or prior to the expiration date or the guaranteed delivery below must be complied with.


         DTC's Automated Tender Offer Program is the only method of processing exchange offers through DTC. To accept an exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC's communication system instead of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the participant's acknowledgment of its receipt of and agreement to be bound by the letter of transmittal for such notes.

Guaranteed Delivery Procedures

         If a registered holder of notes desires to tender such notes and the notes are not immediately available, or time will not permit such holder's note or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

         o         the tender is made through an Eligible Institution;


         o prior to the expiration date, the exchange agent received from such Eligible Institution a properly completed and duly executed letter of transmittal and Notice of Guaranteed Delivery, in the form provided by us. The Notice of Guaranteed Delivery shall state the name and address of the holder of such notes and the amount of notes tendered, that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered notes, in proper form for transfer, or a Book-Entry Confirmation and any other documents required by the applicable letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and


         o the certificates for all physically tendered notes, in proper form for transfer, or a Book-Entry Confirmation and all other documents required by the applicable letter of transmittal are received by the exchange agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

         You may withdraw your tender of notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

         For a withdrawal to be effective, a written or, for a DTC participant, electronic ATOP transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the expiration date.

         Any such notice of withdrawal must:

         o specify the name of the person who deposited the notes to be withdrawn;

         o identify the notes to be withdrawn, including the certificate number or numbers and principal amount of such notes;


         o be signed by the holder in the same manner as the original signature on the letter of transmittal by which such notes were tendered or be accompanied by documents of transfer sufficient to have the trustee of such notes register the transfer of such notes into the name of the person withdrawing the tender; and

         o specify the name in which any such notes are to be registered, if different from that of the holder who tendered such notes.


We will determine all questions as to the validity, form, and eligibility of such notices and our determination shall be final and binding on all parties. Any notes withdrawn will not be considered to have been validly tendered. We will return any notes which have been tendered but not exchanged without cost to the holder as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn notes may be retendered by following one of the above procedures before the expiration date.


Exchange Agent

         You should direct all executed letters of transmittal to the exchange agent. Chase is the exchange agent for each of the exchange offers. Under an agreement between PNC Bank, National Association and Chase Manhattan Trust Company, PNC's corporate trust and escrow business was purchased by Chase. Effective December 1, 1998, The Chase Manhattan Bank became the trustee under the indentures. Questions, requests for assistance and requests for additional copies of the prospectus or a letter of transmittal should be directed to the exchange agent addressed as follows:

                       The Chase Manhattan Bank
                       Global Trust Department
                       379 Thornall Street, 12th floor
                       Edison, New Jersey 08837

                       Attn:   Julie Salovitch-Miller, Vice President
                       Phone:  732-603-2837
                       Fax:    732-603-2818

Fees and Expenses

         We currently do not intend to make any payments to brokers, dealers, or others to solicit acceptances of the exchange offers. The principal solicitation is being made by mail. However, additional solicitations may be made in person or by telephone by our officers and employees.


         Our estimated cash expenses incurred in connection with the exchange offers will be paid by us and are estimated to be $425,000 in the aggregate. This amount includes fees and expenses of the trustees for the notes, accounting, legal, printing, and related fees and expenses.

Transfer Taxes

         If you tender notes for exchange you will not be obligated to pay any transfer taxes. However, if you instruct us to register new notes in the name of, or request that your notes not tendered or not accepted in an exchange offer be returned to, a person other than you will be responsible for the payment of any transfer tax owed.

               Description of the New Notes and the Indentures


         The new notes will be issued under two indentures, dated as of May 1, 1998, between The Chase Manhattan Bank, the trustee and us. There is one indenture for the new notes of Holdings and a separate indenture for the new notes of Enterprises. The indentures are governed by the Trust Indenture Act of 1939, as amended.


         The following description of the terms of the indentures is a summary and contains the information required by the federal securities laws. However, it does not restate either of the indentures and excludes the definitions and complex legal terminology contained in the indentures. While we believe this summary contains provisions of the new notes which are important to you in making your decision to participate in the exchange offer it does not include all of the provisions of the new notes that you may feel is important in your decision to participate. The indentures, and not this summary, define your rights as note holders. If you would like to read the indentures, we have filed a copy of each indenture as an exhibit to the registration statement.


         For your convenience, we have combined our description of the new notes and the indentures of Holdings and of Enterprises into one description. Most of the provisions in the indentures are the same for both notes. If there are differences in the indentures, we have indicated the differences to you.


Principal, maturity and interest on the new notes

-------------------------------------------------------------------------------
Name of issuer:           Holdings                    Enterprises
-------------------------------------------------------------------------------
Title of the securities:  13% senior notes            10-1/2% senior notes
                          due 2008                    due 2005
-------------------------------------------------------------------------------
Principal amount
being offered:            $48,000,000                 $120,000,000
-------------------------------------------------------------------------------
Maturity date:            May 1, 2008                 May 1, 2005
-------------------------------------------------------------------------------
Interest rate:            13%                         10-1/2%
-------------------------------------------------------------------------------
Interest payment date:    May 1 and November 1        May 1 and November 1
-------------------------------------------------------------------------------


         There is an escrow fund to pay interest on the Holdings notes


         We placed $17.0 million of the net proceeds from the original sale of the notes into an escrow account only for the benefit of the holders of the Holdings notes. This amount has decreased by the $3.12 million of interest we paid on the Holdings notes on November 1, 1998, the date the first interest payment was due. The funds remaining in the escrow account will be used to pay interest on the outstanding Holdings notes for the next five scheduled interest payments. There will be no escrow account for the Holdings notes after the last payment is made.

Options to purchase your notes


         We have an option to purchase your notes


         We have an option to redeem, or purchase, your notes before the scheduled maturity date on the dates and at the purchase prices indicated on the following table, plus any unpaid interest due on the date we purchase your notes. The purchase prices are expressed as a percentage of the principal amount due on the notes.


----------------------------------------------------------------------------------------------------------------------
Name of issuer:      Holdings                            Enterprises
----------------------------------------------------------------------------------------------------------------------
Initial optional
redemption date:     May 1, 2003                         May 1, 2002
----------------------------------------------------------------------------------------------------------------------
Optional redemption
price:
                     Year                   Percentage   Year                Percentage
                     ----                   ----------   ----                ----------
                     2003. . . . . . . . . . 106.500%    2002. . . . . . . .  105.250%
                     2004. . . . . . . . . . 104.333%    2003. . . . . . . .  102.625%
                     2005. . . . . . . . . . 102.167%    2004 and thereafter  100.000%
                     2006 and thereafter . . 100.000%
----------------------------------------------------------------------------------------------------------------------



         We may redeem all or only some of the notes. If we want to redeem your notes, we must give you at least 30 but no more than 60 days prior notice.


         Enterprises has an additional option to purchase your notes if a public equity offering occurs


         At any time on or after May 1, 2001, Enterprises may use the proceeds from the sale of Holdings' or Enterprises' capital stock to the public, commonly known as a public equity offering, to purchase up to 35% of the outstanding principal amount of the Enterprises notes. If Enterprises decides to purchase its notes from you, the price will be 110.5% of the principal amount of the notes, plus any unpaid interest due on the date Enterprises purchases your notes. Enterprises can only purchase your notes under this option if at least 65% of the outstanding principal amount of its notes are outstanding after the purchase.


         A change of ownership will require that we purchase your notes


         If we have a change of ownership, we will be required to offer to purchase the notes from you at a price equal to 101% of their principal amount, plus any unpaid interest due on the date we purchase your notes. Under the indentures, a change of ownership means that any one of the following events has occurred:


         (1) Any sale, lease, exchange or other transfer of all or almost all of the issuer's assets to a person other than Mr. Richard
                  A. Bernstein, trusts for his or his immediate family's benefit, or his estate;



         (2)      The sale or dissolution of the issuer; or

         (3) A change of the voting control or a majority of the board of directors of the issuer.


The Enterprises notes have guarantees


         Millbrook and Manischewitz have guaranteed the repayment of the entire principal amount of, and accrued interest on, the Enterprises notes. The guarantees are not secured by any of their assets. Therefore, if a guarantor goes bankrupt, the guarantees will be subordinated, or paid after, the payment in full of all existing and future secured debt of that guarantor to the extent of the value of the assets securing that debt.


         Additional guarantees of Enterprises notes


         If Enterprises or any subsidiary of Enterprises transfers or causes any property to be transferred to any subsidiary that is not a guarantor, or if Enterprises or any subsidiary of Enterprises organizes, acquires or otherwise invests in another subsidiary, then such subsidiary will become a guarantor of the Enterprises notes.


How your notes rank in comparison to our other debt


         On page 7 under the heading "Prospectus Summary--Summary of Key Terms of the New Notes," we include a ranking of your notes in relation to the debt under our credit agreement and any other debt we currently have or may incur in the future. We want to emphasize to you that, unlike our outstanding debt under the credit agreement, the new notes are not secured by any assets of Millbrook or Manischewitz and there are no other liens that secure your notes. This means, for example, that if we go bankrupt and we obtain cash proceeds from a liquidation or sale of our assets, the debt under the credit agreement will be paid first. If there are any cash proceeds remaining and we do not have any other secured debt at that time, your notes would be paid on the same level as any other debt which have terms equal to the notes. We have agreed not to incur any future debt that is junior in right of payment to any of our other debt unless that debt is also made expressly junior to the notes, to the same extent and in the same manner as it is junior to any of our other debt.


Key covenants


         We have restrictions on issuing debt or equity in the future


         In general, we are not permitted to incur any debt or issue any capital stock. However, as long as no event of default occurs under our indenture and we are not in default under the indenture, we may incur debt and Enterprises may issue capital stock which may mature or be redeemed before the notes the notes mature, if we meet our fixed charge ratio which is generally based on our net income, income taxes and interest expense. These terms also apply to the guarantors of the Enterprises notes.

         We cannot make payments or investments


         We cannot declare or pay a dividend, make any distribution on our capital stock, purchase our capital stock or options, rights or warrants to acquire our capital stock, or make investments, unless they are permitted under the indenture, if, following the payment or investment:


                  (1)      we cannot comply with the covenant limiting our debt;


                  (2)      we are in default under the indenture; or


                  (3) the amount of any proposed payment exceeds the amount allowed under the indenture, determined in accordance with the detailed mathematical formula in the indenture.


         There are other limited circumstances where the restricted payments above are allowed and we refer you to the indenture for an explanation of those circumstances. Some of these circumstances apply only to the Enterprises notes.


         We cannot sell our assets


         We cannot sell or lease, other than entering into operating leases in the ordinary course of business, or otherwise transfer our assets unless we receive fair market value for the assets. Eighty percent of the payments on assets must be paid for in cash, securities equivalent to cash or other assets which replace the assets sold. If we sell our assets, we must apply the net cash proceeds from the sale to invest in replacement assets or for the payment and reduction of our debt. If our net cash proceeds from sales of assets exceed $5.0 million, we must make you an offer to purchase your notes and other debt which have a right of payment equal to you.


         Our subsidiaries can make payments, incur loans or sell assets


         We will not take any action to restrict the ability of any of our subsidiaries to:


         (1) pay dividends or make any other distributions on its capital stock;


         (2) make loans or advances to us or pay any debt owed to us or our subsidiaries; or


         (3) transfer any of its property or assets to us or our subsidiaries.


Applicable law, other provisions in the indentures and other contracts, leases or agreements may restrict the right of our subsidiaries to do any of the above.


         We have a limitation on future liens


         We will not incur any liens on our property or assets or liens on any proceeds from the sale of our assets or property. Also, we may not assign or convey any right to receive income or profits from our property or assets. We are allowed to have liens securing debt that is expressly junior to the notes, if the notes are secured by a senior lien on the same assets or proceeds. The following liens are allowed under the indenture:


                  (1)      liens existing on May 1, 1998;


                  (2) liens to secure debt that is permitted under the indenture;


                  (3) liens to secure our notes and the guarantees of the notes;


                  (4)      liens for our benefit from a restricted subsidiary;


                  (5) new liens in a refinancing of old secured debt, if the new liens are no less favorable to you or more favorable to lien holders than the liens on the old debt and if the liens relate to the old debt; and


                  (6)       any other liens permitted under the indenture.


         We have limitations on transactions with related parties


         We will not, and will not enter into or permit any transactions with parties related to us, other than:


                  (1) transactions or payments permitted under the indenture;


                  (2) transactions on terms that are no less favorable than the terms of a comparable transaction with a person that is not related to us if the transaction was at arms-length. If the dollar amounts of the transaction reach certain levels, board approval or a fairness opinion may be necessary;


                  (3) reasonable fees, compensation or amounts for indemnification paid to our officers, directors, employees or consultants if they are incurred in the ordinary course;


                  (4) transactions exclusively between us and subsidiaries solely owned by us, provided such transactions are not otherwise prohibited by the indenture;


                  (5) any written agreement in effect on May 1, 1998, or any transaction contemplated by that agreement, including any amendment, if the amendments do not put note holders in a significantly worse position;


                  (6) loans or advances to our employees or the employees of our subsidiaries incurred in the ordinary course and not to exceed $250,000 at one time;


                  (7) payments to P&E Properties or related parties to pay management fees not to exceed $600,000 in any fiscal year; and


                  (8) payments to reimburse P&E Properties or related parties for reasonable services and out-of-pocket costs and other expenses actually incurred in connection with these services.

         Mergers, consolidation and sale of assets


         We may not consolidate or merge with another company or sell all or almost all of our assets unless we will survive as a company following any of these actions or the surviving company will expressly assume the payment of principal and interest on the notes and the performance of covenants of the notes and the indentures, and following the transaction, we will be able to incur additional debt under the indenture. Any merger, consolidation or sale of assets must comply with any other provisions of the indenture.


Events of default


         Each of the following is an event of default under the indenture:


         (1) a default on the payment of interest on the notes which continues for 30 days;


         (2) a default on the payment of principal on the notes at maturity, upon redemption or any other time principal is required to be paid;


         (3) a default in the observance or performance of any other covenant or agreement contained in the indenture which continues for 30 days after notice of default;


         (4) a default under our debt instruments having an outstanding principal amount of $2,000,000 or more individually or in the aggregate that resulted in the acceleration of the payment of such debt, or failure to pay principal when due at the stated maturity of such debt which continues after any applicable grace period and has not been cured or waived;


         (5) one or more judgments in an aggregate amount in excess of $2,000,000 is rendered against us or our subsidiaries and the judgments remain undischarged, unpaid or unstayed for a period of 60 days after becoming final and non-appealable;


         (6)      certain events of bankruptcy;


         (7) for Holdings notes only, the escrow agreement ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, or Holdings fails to perform its obligations under the escrow agreement for 30 days after notice of default; or


         (8) for Enterprises notes only, any of the guarantees cease to be in full force and effect or any of the guarantees are declared to be null and void and unenforceable or any of the guarantees are found to be invalid or any of the guarantors deny its liability under its guarantee other than by reason of release of a guarantor in accordance with the terms of the indenture.


         Procedures if an event of default occurs


         If an event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amounts of outstanding notes may declare the principal of and accrued interest on all notes to be due and payable by notice in writing to the issuer and the trustee specifying the respective event of default and that it is an "acceleration notice," and the principal and accrued interest will become immediately due and payable. If an event of default specified in clause (6) above occurs and is continuing, then all unpaid principal of, and premiums, if any, and accrued and unpaid interest on all of the outstanding notes of will be immediately due and payable without any declaration or other act on the part of the trustee or any holder.


         The indenture provides that, at any time after a declaration of acceleration with respect to the notes, the holders of a majority in a principal amount of the notes may rescind and cancel such declaration:


         (1) if the rescission would not conflict with any outstanding judgment or judicial decree;


         (2) if all existing events of default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;


         (3) to the extent the payments of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;


         (4) if the issuer has paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances; and

         (5) in the event of the cure or waiver of an event of default of the type described in clause (6) of the description above of events of default, the trustee will have received an officers' certificate and an opinion of counsel that such event of default has been cured or waived. No such rescission will affect any subsequent default or impair any consequent right.

         The holders of a majority in a principal amount of the notes may waive any existing default or event of default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

How we will conduct our business

         We will not engage in any businesses other than food manufacturing and processing, food distribution and other similar or related businesses, including the provision of merchandising services.

Reports to holders

         We will deliver to the trustee copies of the quarterly and annual reports and the information, documents and other reports we are required to file with the Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 within 15 days after filing with the Commission

         If we do not have to comply with the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, we will file with the Commission, to the extent permitted, and provide to the trustee and holders of notes, the annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Securities Exchange Act of 1934. The issuer will also comply with the other provisions of Section 314(a) of the Trust Indenture Act of 1939.

         In addition, as long as any notes remain outstanding, upon request we will furnish to note holders, securities analysts and prospective investors the information required under Rule 144A(d)(4) under the

Securities Act, and, to any beneficial holder of notes, information of the type that would be filed with the Commission if not obtainable from the Commission.

No personal liability of directors, officers, employees and stockholders

         None of our directors, officers, employees or stockholders, or the same individuals for parties related to us, will be liable for damages or responsible for any obligations under the notes or the indenture or for any claim based on any obligations. By accepting a note, each note holder waives and releases these persons from all liability. The waiver of and releases from liability are part of the consideration for our issuance of the notes.

         Note holders may not enforce the indenture or the notes except as provided in the indenture and under the Trust Indenture Act of 1939. Except as provided in the indenture, the trustee is under no obligation to exercise any of its rights or powers provided to it under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity. Except as provided in the indenture and under law, the holders of a majority of a principal amount of notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercise any power given to the trustee.

         Under the indenture, we are required to provide an officers' certificate to the trustee promptly if any officer obtains knowledge of the occurrence of any default or event of default that has occurred under the indenture and describe the default or event of default and the current status. We are required to provide an officers' certificate to the trustee at least annually.

Satisfaction and discharge

         Except for surviving rights or registration of transfer or exchange of the notes, the indenture will be discharged and will cease to be of further effect for all outstanding notes when:

                  (1) all the notes have been delivered to the trustee for cancellation;

                  (2) all the notes have become due and payable and the issuer has deposited funds with the trustee to pay and discharge the principal and interest, and any premium, on the notes together with instructions directing the trustee to apply such funds to pay the notes at maturity or redemption;

                  (3) the issuer has paid all other sums payable by it under the indenture; and

                  (4) the issuer has delivered an officers' certificate to the trustee and an opinion of counsel stating that it is in compliance with all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture.

Amendment and modification of the indenture

         Unless a holder of notes consents, an amendment may not:

         (1)      reduce the consent of note holders required for an amendment;

         (2) reduce the rate of or change the time for payment of interest, including defaulted interest, on any notes;

         (3) reduce the principal of, or change the fixed maturity of, any notes, or change the date on which any notes may be redeemed or repurchased or the prices for redemption or repurchase;

         (4)      change the form of payment on the notes;

         (5) make any change in provisions of the indenture that protect the right of each holder to receive payment of principal of and interest on the notes on or after the due date thereof or to bring suit to enforce such payment, or permit holders of a majority in a principal amount of the notes to waive defaults or events of default;

         (6) amend, change or modify the obligation of the issuer to make and consummate a change of control offer in the event of a change of ownership of the issuer, or make and consummate a net proceeds offer with respect to any asset sale that has been consummated, or modify any of the provisions or definitions relating to these obligations;

         (7) subordinate the notes to any other obligation of the issuer, and, in the case of the Enterprises notes only, subordinate any guarantee of the guarantors; or

         (8) only in the case of the Enterprises notes, release any guarantor from any of its obligations under its guarantee or the indenture other than in accordance with the terms of the indenture.

Governing law

         The indenture and the notes, and the guarantees will be governed by the laws of the State of New York.

The trustee

         Except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

         The indenture and the provisions of the Trust Indenture Act of 1939 contain limitations on the rights of the trustee, should it become a creditor of the issuers, to obtain payments of claims in cases or to realize on property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions but if the trustee acquires any conflicting interest as described in the Trust Indenture Act of 1939, it must eliminate such conflict within 30 days, obtain permission within 30 days from the Commission to continue as trustee, or resign.

                        Description of Credit Agreement


         Millbrook and Manischewitz have entered into a credit agreement with certain lenders under which the lenders have extended revolving credit loans of up to $90.2 million and an amortizing term loan of $9.31 million. The following is a summary description of the principal terms of the credit agreement currently in effect and is qualified in all respects by reference to the definitive credit agreement and the other loan documents. We strongly urge you to review the complete text of the credit agreement for a complete understanding of its terms.


         At September 30, 1998, $15.9 million was outstanding under the credit agreement, consisting of revolving credit borrowings of $7.1 million and an amortizing term loan of $8.8 million, and approximately $49.5 million of additional borrowing capacity was available under the credit agreement.


         Security. The obligations of Millbrook and Manischewitz under the credit agreement are secured by:


         o         almost all the assets of Millbrook; and


         o the accounts receivable, inventory and intellectual property of Manischewitz.


A pledge by Enterprises of all the capital stock of Millbrook secures the obligations of Millbrook and Manischewitz under the credit agreement.


         Interest; Maturity. The revolving credit loans and the term loan under the credit agreement accrue interest at an annual rate, at the borrower's option, equal to either:


         o         the adjusted London Interbank Offered Rate; or


         o         an alternate rate, in each case,


plus an interest margin based on Millbrook's and Manischewitz's combined borrowing base availability. The revolving credit portion of the credit agreement matures on March 31, 2002 and the term loan portion of the credit agreement is due and payable on March 31, 2003.

         Interest Rate Protection. Millbrook is a party to a three-year interest rate protection agreement with Bank of Montreal that effectively cap rates on a notional principal amount of $50 million of borrowings at 7-5/8% for London Interbank Offered Rate loans.

         Restrictive Covenants. The credit agreement contains a number of covenants that, among other things, restrict the ability of Millbrook, Manischewitz and their respective subsidiaries to:


         o         dispose of assets;


         o         incur additional indebtedness;


         o prepay other indebtedness or amend certain other debt instruments;


         o         pay dividends;

         o        create liens on assets;


         o        enter into sale and leaseback transactions;


         o        make investments, loans or advances;


         o        make acquisitions;


         o        engage in mergers or consolidations;


         o materially change the business conducted by Millbrook, Manischewitz or their respective subsidiaries;


         o        engage in certain transactions with related parties; and


         o        conduct some corporate activities.

         Financial Covenants. Millbrook and Manischewitz will be required to meet certain financial covenants, including, without limitation:


         o        debt service coverage ratios;


         o        leverage ratios; and


         o        annual capital expenditure limitations.


         Events of Default. The credit agreement contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults and cross-acceleration to other debt, events of bankruptcy and insolvency, ERISA, judgment defaults, actual or asserted invalidity of any security interest and change of ownership provisions.


                        Book - Entry; Delivery and Form

         Except as described in the next paragraph, the new notes initially will be represented by one or more permanent global certificates in definitive, duly registered form. The global notes will be deposited on their date of issue with, or on behalf of, DTC and registered in the name of a nominee of DTC.

         The Global Notes. We expect that under the procedures established by DTC:


         (1) upon the issuance of the global notes DTC or its custodian will credit on its internal system the principal amount of new notes of the individual beneficial interests represented by such global notes to the respective accounts of persons who have accounts with such depositary; and


         (2) ownership of beneficial interest in the global notes will be shown on, and the transfer of such ownership will be effective only through, records maintained by DTC or its nominee or the records of participants. Ownership of beneficial interests in the global notes will be limited to persons who have accounts with DTC, or participants, or persons who hold interests through participants.


         So long as DTC, or its nominee, is the registered owner or holder of the new notes, DTC or such nominee will be considered the sole owner or holder of the new notes represented by such global notes for all purposes under the indentures. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC's procedures.


         Payments of the principal of, any premium and interest on, the global notes will be made to DTC or its nominee as the registered owner thereof. Enterprises, Holdings, the trustees or any paying agent will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.


         We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, and interest on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

         Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated new note for any reason, including to sell new notes to persons in states which require physical delivery of the new notes, or to pledge such securities, such holder must transfer its interest in a global note, in accordance with the normal procedures of DTC.


         DTC has advised us that it will take any action permitted to be taken by a holder of new notes only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of new notes as to which such participant or participants has or have given such direction.


         DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of
Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.


         Although DTC has agreed to these procedures in order to facilitate transfers of interests in the global notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their obligations under the rules and procedures governing their operations.

         Certificated Notes. If DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by us within 90 days, certificated notes will be issued in exchange for the global notes.

                              Plan of Distribution



         Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties in similar transactions, we believe that new notes issued in an exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by holders, other than any such holder which is our "affiliate" within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act. However, this applies only if new notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such new notes. We refer you to the "Morgan Stanley & Co. Inc." SEC No-Action Letter available June 5, 1991, "Exxon Capital Holdings Corporation" SEC No-Action Letter available May 13, 1988 and "Shearman & Sterling" SEC No-Action Letter available July 2, 1993 for support of our belief.



         Each broker-dealer that receives new notes for its own account in an exchange offer must acknowledge that it will deliver a prospectus with any resale of the new notes. This prospectus may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until May 19, 1999, all dealers effecting transactions in the new notes may be required to deliver this prospectus.


         New notes received by broker-dealers for their own account in an exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account and any broker or dealer that participates in a such new notes may be deemed to be an underwriter within the Securities Act, and any profit on any such resale of new notes, commissions or concessions received by any such persons may be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act of 1933, a broker-dealer will not be admitting that it is an underwriter within the meaning of the Securities Act of 1933.


         We have agreed to pay all expenses incident to the exchange offers, including the expenses of one counsel for the holders of the outstanding notes, other than commissions or concessions of any broker-dealers. We have agreed to indemnify holders of the notes, including any broker-dealers, against some liabilities, including some liabilities under the Securities Act.

                        Federal Income Tax Consequences



         The following discussion summarizes federal income tax consequences of the exchange of the outstanding notes under existing federal income tax law. These consequences may change in the future, and affect you adversely. This summary does not discuss all aspects of federal income taxation which may be relevant to a particular investor in light of his or her personal investment circumstances or to certain types of investors subject to special treatment under the federal income tax laws including financial institutions, insurance companies, tax-exempt organizations, broker-dealers, and foreign taxpayers. This summary does not discuss any aspects of other federal taxes or state, local, or foreign tax law and assumes that investors hold and will continue to hold their outstanding notes for investment as capital assets under the Internal Revenue Code of 1986, as amended. Each holder is advised to consult its tax advisors as to the specific tax consequences of exchanging their outstanding notes, including the application and effect of federal, state, local and foreign income and other tax laws.


         An exchange of an outstanding note for a new note should not be treated as an event in which gain or loss, if any, is realized for federal income tax purposes, because the terms of the new notes do not differ materially in kind or extent from the terms of the outstanding notes. As a result, the holder should not recognize any gain or loss for federal income tax purposes if he or she participates in an exchange offer, and the new note received in an exchange offer should be treated as a continuation of the outstanding note surrendered in an exchange offer. The holder should have the same basis and holding period in its new note as it had in the outstanding note.

                                 Legal Matters


         Parker Chapin Flattau & Klimpl, LLP, New York, New York will pass upon the legal matters on the validity of the new notes being offered hereby. Martin Eric Weisberg, Esq., a partner of Parker Chapin Flattau & Klimpl, LLP, owns shares of common stock and series A preferred stock of Holdings.


                                    Experts

         The consolidated financial statements of Holdings and Enterprises, each as of March 31, 1997 and 1998 and for the fiscal year ended March 31, 1998 included in this prospectus and the related financial statement schedules included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         The statements of operations of Millbrook included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


         The financial statements of Manischewitz as of July 31, 1997 and 1996 and for each of the three years in the period ended July 31, 1997 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                            Index to Financial Statements

                                                                                                                   Page
                                                                                                                   ----

Consolidated Financial Statements of R.A.B. Holdings, Inc.
      And Subsidiaries

      Independent Auditors' Report..........................................................................       F-3
      Consolidated Balance Sheets as of March 31, 1998 and 1997.............................................       F-4
      Consolidated Statement of Operations for the fiscal year ended March 31, 1998.........................       F-5
      Consolidated Statements of Stockholders' Equity for the period from May 6, 1996 (date of inception) to
          March 31, 1997 and for the fiscal year ended March 31, 1998.......................................       F-6
      Consolidated Statements of Cash Flows for the period from May 6, 1996 (date of inception) to
          March 31, 1997 and for the fiscal year ended March 31, 1998.......................................       F-7
      Notes to Consolidated Financial Statements............................................................       F-8

Unaudited Condensed Consolidated Financial Statements
      of R.A.B. Holdings, Inc. And Subsidiaries
      Condensed Consolidated Balance Sheets as of September 30, 1998 and March 31, 1998.....................       F-17
      Condensed Consolidated Statements of Operations for the six month periods ended September 30, 1998
          and 1997..........................................................................................       F-18
      Condensed Consolidated Statement of Stockholders' Equity for the six month period ended
          September 30, 1998................................................................................       F-19
      Condensed Consolidated Statements of Cash Flows for the six month periods ended September 30, 1998
          and 1997..........................................................................................       F-20
      Notes to Condensed Consolidated Financial Statements..................................................       F-21

Consolidated Financial Statements of R.A.B. Enterprises, Inc.
      And Subsidiaries
      Independent Auditors' Report..........................................................................       F-23
      Consolidated Balance Sheets as of March 31, 1998 and 1997.............................................       F-24
      Consolidated Statement of Operations for the fiscal year ended March 31, 1998.........................       F-25
      Consolidated Statement of Stockholder's Equity for the fiscal year ended March 31, 1998...............       F-26
      Consolidated Statement of Cash Flows for the fiscal year ended March 31, 1998.........................       F-27
      Notes to Consolidated Financial Statements............................................................       F-28

Unaudited Condensed Consolidated Financial Statements
      Of R.A.B. Enterprises, Inc. And Subsidiaries

      Condensed Consolidated Balance Sheets as of September 30, 1998 and March 31, 1998.....................       F-37
      Condensed Consolidated Statements of Operations for the six month periods ended
          September 30, 1998 and 1997.......................................................................       F-38
      Condensed Consolidated Statements of Stockholder's Equity for the six month period ended
          September 30, 1998................................................................................       F-39
      Condensed Consolidated Statements of Cash Flows for the six month periods ended
          September 30, 1998 and 1997.......................................................................       F-40
      Notes to Condensed Consolidated Financial Statements..................................................       F-41

                   Index to Financial Statements (Continued)

                                                                                                                   Page
                                                                                                                   ----
Financial Statements of The B. Manischewitz Company, LLC

      Report of Independent Public Accountants..............................................................       F-43
      Balance Sheets as of July 31, 1997 and 1996...........................................................       F-44
      Statements of Operations for the years ended July 31, 1997, 1996 and 1995.............................       F-45
      Statements of Changes in Equity for the years ended July 31, 1997, 1996 and 1995......................       F-46
      Statements of Cash Flows for the years ended July 31, 1997, 1996 and 1995.............................       F-47
      Notes to Financial Statements.........................................................................       F-48

Unaudited Condensed Financial Statements of The B. Manischewitz Company, LLC

      Condensed Balance Sheets as of April 30, 1998 and July 31, 1997.......................................       F-59
      Condensed Statements of Operations for the nine month periods ended
          April 30, 1998 and 1997...........................................................................       F-60
      Condensed Statement of Changes in Members' Equity for the nine month period
          ended April 30, 1998..............................................................................       F-61
      Condensed Statements of Cash Flows for the nine month periods
          ended April 30, 1998 and 1997.....................................................................       F-62
      Notes to Condensed Financial Statements...............................................................       F-63

Financial Statements of Millbrook Distribution Services Inc.

      Independent Auditors' Report..........................................................................       F-65
      Statements of Operations for the fiscal years ended March 31, 1997 and 1996...........................       F-66
      Notes to Statements of Operations.....................................................................       F-67

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of R.A.B. Holdings, Inc.
New York, New York

We have audited the accompanying consolidated balance sheets of R.A.B. Holdings, Inc. and subsidiaries as of March 31, 1998 and March 31, 1997, and the related consolidated statements of operations for the fiscal year ended March 31, 1998 and the consolidated statements of stockholders' equity and cash flows for the period from May 6, 1996 (date of inception) to March 31, 1997 and for the fiscal year ended March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of R.A.B. Holdings, Inc. and subsidiaries as of March 31, 1998 and March 31, 1997, and the results of their operations for the fiscal year ended March 31, 1998 and their cash flows for the period from May 6, 1996 (date of inception) to March 31, 1997 and for the fiscal year ended March 31, 1998 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

July 10, 1998
New York, New York

                     R.A.B. HOLDINGS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                             March 31, 1998 and 1997
               (In thousands except for share and per share data)

                                                             1998       1997
                                                           --------   --------
                                     ASSETS
Current Assets:
       Cash                                                $  2,623   $  2,637
       Accounts receivable                                   27,942     29,892
       Inventories                                           41,814     52,271
       Other current assets                                   5,707      9,480
                                                           --------   --------
                   Total current assets                      78,086     94,280
Other assets                                                  7,291      6,784
Property, plant and equipment, net                           23,395     25,235
                                                           --------   --------
                                                           $108,772   $126,299
                                                           ========   ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
       Current maturities of long-term debt                $    815   $    490
       Accounts payable                                      31,035     29,083
       Other current liabilities                             16,233     12,504
                                                           --------   --------
                   Total current liabilities                 48,083     42,077
Noncurrent liabilities:
       Long-term debt                                        37,295     61,310
       Deferred compensation                                  7,801      7,668
       Deferred income taxes                                    982      1,536
       Other liabilities                                      3,434      3,704
                                                           --------   --------
                   Total noncurrent liabilities              49,512     74,218
Commitments and contingencies
Stockholders' equity:
       Preferred stock, $500 par value, 100,000 shares
           authorized, 20,000 shares of Series A issued
           and outstanding                                    9,906      9,906
       Common stock, $.01 par value, 100,000 shares
           authorized, 100,000 and 99,000 shares issued           1          1
       Additional paid-in capital                                98         97
       Retained earnings                                      1,174          -
                                                           --------   --------
                                                             11,179     10,004
       Less cost of common stock in treasury-1,600 shares         2          -
                                                           --------   --------
                   Total stockholders' equity                11,177     10,004
                                                           --------   --------
                                                           $108,772   $126,299
                                                           ========   ========

                 See notes to consolidated financial statements.

                     R.A.B. HOLDINGS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                    For the Fiscal Year Ended March 31, 1998
                                 (In thousands)

             Revenues                                      $470,201
             Costs and expenses:
                    Cost of sales                           360,162
                    Selling                                  43,766
                    Distribution and warehousing             37,339
                    General and administrative               21,559
                                                           --------
                                Total costs and expenses    462,826
                                                           --------
             Operating income                                 7,375
             Interest expense, net                            5,079
                                                           --------
             Income before provision for income taxes         2,296
             Provision for income taxes                       1,122
                                                           --------
             Net income                                    $  1,174
                                                           ========

                 See notes to consolidated financial statements.

                     R.A.B. HOLDINGS, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      (In thousands except for share data)

                              Preferred
                                Stock        Common Stock    Additional            Treasury Stock
                            --------------  ---------------   Paid-In    Retained  --------------
                            Shares  Amount   Shares  Amount   Capital    Earnings  Shares  Amount
                            ------  ------  -------  ------  ----------  --------  ------  ------
Balance at May 6, 1996           -  $    -        -    $-       $ -       $   -         -    $-
Issuance of stock           20,000   9,906   99,000     1        97
                            ------  ------  -------    --       ---       -----     -----    --
Balance at March 31, 1997   20,000   9,906   99,000     1        97           -         -     -
Issuance of common stock                      1,000               1
Repurchase of common stock                                                          1,600     2
Net income                                                                 1,174
                            ------  ------  -------    --       ---       ------    -----    --
Balance at March 31, 1998   20,000  $9,906  100,000    $1       $98       $1,174    1,600    $2
                            ======  ======  =======    ==       ===       ======    =====    ==

                 See notes to consolidated financial statements.

                     R.A.B. HOLDINGS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)



                                                                   Period from
                                                        Fiscal     May 6, 1996
                                                         Year       (date of
                                                        Ended      inception)
                                                       March 31,   to March 31,
                                                         1998          1997
                                                       ---------   ------------
Cash flows from operating activities:
Net income                                             $  1,174      $
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:
  Depreciation and amortization                           4,471
  Gain on disposition of equipment                          (20)
  Deferred income taxes                                    (106)
Changes in assets and liabilities:
  Accounts receivable                                     1,950
  Inventories                                            10,457
  Other current assets                                    3,773
  Accounts payable                                        1,952
  Other current liabilities                               3,729
  Other assets and liabilities                           (1,477)
                                                       --------      --------
Net cash provided by operating activities                25,903
                                                       --------      --------
Cash flows from investing activities:
  Purchase of Millbrook Distribution Services Inc.                    (69,167)
  Acquisitions of equipment                              (2,309)
  Proceeds from disposition of equipment                     83
                                                       --------      --------
Net cash used in investing activities                    (2,226)      (69,167)
                                                       --------      --------
Cash flows from financing activities:
  (Repayments) borrowings under Credit Agreement        (23,690)       61,800
  Proceeds from issuance of preferred stock                             9,906
  Proceeds from issuance of common stock                      1            98
  Purchase of treasury stock                                 (2)
                                                       --------      --------
Net cash (used in) provided by financing activities     (23,691)       71,804
                                                       --------      --------
Net (decrease) increase in cash                             (14)        2,637
Cash, beginning of year                                   2,637             -
                                                       --------      --------
Cash, end of year                                      $  2,623      $  2,637
                                                       ========      ========
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest                                           $  4,054      $      -
    Income taxes                                       $  1,392      $      -



                 See notes to consolidated financial statements.

                     R.A.B. HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary Of Significant Accounting Policies

        Principles of Consolidation - The consolidated financial statements include the accounts of R.A.B. Holdings, Inc. and its wholly-owned subsidiaries, Millbrook Distribution Services Inc. ("Millbrook") and R.A.B. Enterprises, Inc. ("Enterprises"), Millbrook's parent (collectively, the "Company"). Millbrook is one of the nation's largest independent value-added distributors of health and beauty care, general merchandise and specialty and natural food products. All significant intercompany transactions and balances are eliminated in consolidation.

        Use of Estimates - The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

        Concentration of Credit Risk - Trade accounts receivable potentially subject the Company to credit risk. The Company extends credit to its customers, principally in the U.S. supermarket industry, based upon an evaluation of the customer's financial condition and credit history and generally does not require collateral. The Company's allowance for doubtful accounts is based upon the expected collectability of its trade accounts receivable.

        Fiscal Year - The Company's fiscal year ends on March 31.

        Inventories - Inventories are stated at the lower of cost or market. Cost is determined by the last-in, first-out ("LIFO") method. At March 31, 1998, the replacement cost of inventories valued using the LIFO method exceeded the net carrying amount of such inventories by approximately $255,000.

        Property, Plant and Equipment - Property, plant and equipment are recorded at cost. For financial reporting purposes, depreciation is provided on the straight-line method over the following estimated useful lives:

           Buildings and improvements..................... 5-35 years
           Machinery and equipment........................ 2-15 years
           Rolling stock.................................. 3-8 years

                     R.A.B. HOLDINGS, INC. AND SUBSIDIARIES

        Expenditures which significantly increase value or extend useful lives are capitalized, while ordinary maintenance and repairs are expensed as incurred. The cost and related accumulated depreciation of assets replaced, retired or disposed of are removed from the accounts and any related gains or losses are reflected in operations.

        Long-Lived Assets - The Company reviews its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Such changes in circumstances may include, among other factors, a significant change in technology that may render an asset obsolete or noncompetitive or a significant change in the extent or manner in which an asset is used. The assessment for potential impairment is based upon the Company's ability to recover the unamortized balance of its long-lived assets from expected future cash flows on an undiscounted basis (without interest charges). If such expected future cash flows are less than the carrying amount of the asset, an impairment loss would be recorded.

        Revenue Recognition - Revenue is recognized when products are shipped or services are provided to customers. Provisions for returns and allowances and bad debts are based upon historical experience and known events.

        Income Taxes - Deferred income taxes result primarily from temporary differences between financial and tax reporting and acquisition basis differences.

        Accounting Pronouncements - Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information" was issued in June 1997 and is effective for financial statements for periods beginning after December 15, 1997. This statement establishes standards for the manner in which operating segments of public reporting entities are presented in interim and annual financial statements. The Company believes its current reporting systems will enable it to comply with the requirements of SFAS No. 131.

        SFAS No. 132 "Employers' Disclosures about Pensions and Other Postretirement Benefits" was issued in February 1998 and is effective for periods beginning after December 15, 1997. The Company will adopt SFAS No. 132 effective for its 1998 fiscal year end.

        The aforementioned recently issued accounting pronouncements establish standards for disclosures only and therefore will have no impact on the Company's financial position or results of operations.

                     R.A.B. HOLDINGS, INC. AND SUBSIDIARIES

        SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" was issued in June 1998 and is effective for fiscal years beginning after June 15, 1999. SFAS No. 133 requires the recognition of all derivatives in the consolidated balance sheet as either assets or liabilities measured at fair value. The Company will adopt SFAS No. 133 effective for its 2000 fiscal year end. The Company has not yet determined the impact SFAS No. 133 will have on its financial position or results of operations when such statement is adopted.

2. Formation And Acquisition

        On May 6, 1996, R.A.B. Holdings, Inc., a Delaware corporation, was formed. On March 31, 1997, R.A.B. Holdings, Inc. acquired Millbrook for a purchase price of approximately $67 million, including transaction costs, through the sale of stock (see Note 7) and borrowings under the Company's Credit Agreement. The acquisition was accounted for as a purchase and, accordingly, the purchase price was allocated to the assets and liabilities of Millbrook based upon their estimated fair values at the date of acquisition. The fair values of assets acquired (approximately $129 million) and liabilities assumed (approximately $53 million) were based upon third party appraisals and other valuation analyses. The fair value of the net assets acquired exceeded the purchase price by approximately $9 million. The resulting negative goodwill reduced the fair value assigned to Millbrook's property, plant and equipment.

        R.A.B. Holdings, Inc. had no operations prior to April 1, 1997. During the period from May 6, 1996 (date of inception) to March 31, 1997, the Company sold stock ($10 million) (see Note 7) and borrowed $62 million under its Credit Agreement (see Note 6) to acquire Millbrook ($70 million, which was subsequently adjusted pursuant to the purchase agreement) and pay its related acquisition and financing costs ($2 million).

3. Accounts Receivable

        Accounts receivable consisted of the following:

                                                March 31,     March 31,
                                                  1998          1997
                                                ---------     ---------
                                                    (In thousands)
          Accounts receivable .............     $ 30,383      $ 32,143
          Allowance for doubtful accounts..       (2,441)       (2,251)
                                                --------      --------
                                                $ 27,942      $ 29,892
                                                ========      ========

                     R.A.B. HOLDINGS, INC. AND SUBSIDIARIES

4. Property, Plant & Equipment

        Property, plant and equipment consisted of the following:

                                                       March 31,  March 31,
                                                         1998       1997
                                                       ---------  ---------
                                                          (In thousands)
       Land .........................................   $ 1,561    $ 1,561
       Buildings and improvements ...................     9,393      9,371
       Machinery and equipment ......................    12,902     10,884
       Rolling stock ................................     3,398      3,419
       Work in progress .............................       201          -
                                                        -------    -------
                                                         27,455     25,235
       Less accumulated depreciation and amortization     4,060          -
                                                        -------    -------
                                                        $23,395    $25,235
                                                        =======    =======

5. Other Current Liabilities

        Other current liabilities consisted of the following:

                                                    March 31,  March 31,
                                                      1998       1997
                                                    ---------  ---------
                                                       (In thousands)
         Accrued compensation and fringe benefits    $ 7,417    $ 4,569
         Deferred income taxes ..................        795        347
         Accrued liabilities ....................      8,021      7,588
                                                     -------    -------
                                                     $16,233    $12,504
                                                     =======    =======

6. Long-term Debt

        Long-term debt consisted of the following:

                                           Range of   March 31,  March 31,
                                           Interest     1998       1997
                                          ----------  ---------  ---------
                                                         (In thousands)
         Revolving bank line of credit..  7.86-9.00%   $28,800    $52,000
         Term loan .....................  8.11-9.25      9,310      9,800
                                                       -------    -------
                                                        38,110     61,800
         Less current maturities .......                   815        490
                                                       -------    -------
                                                       $37,295    $61,310
                                                       =======    =======

                     R.A.B. HOLDINGS, INC. AND SUBSIDIARIES

        On March 31, 1997, Millbrook entered into an agreement, as amended, with a group of commercial lending institutions providing for a credit facility in the aggregate amount of $100 million consisting of revolving credit loans up to $90.2 million and an amortizing term loan of $9.8 million (the "Credit Agreement"). Borrowings under this long-term facility, which principally expires March 31, 2002, are supported by specified assets in accordance with a borrowing base formula, as defined in the Credit Agreement (see Note 12). Substantially all of the Company's assets and Millbrook's stock are pledged under the terms of the Credit Agreement. Additionally, the Credit Agreement requires the maintenance of a minimum level of cash flow, as defined and imposes restrictions on investments, capital expenditures, cash dividends, management fees and advances to the parent and other indebtedness. At March 31, 1998, substantially all of the assets of the Company's subsidiaries are unavailable for dividends. At March 31, 1998, Millbrook had available, under the Credit Agreement, unused borrowing capacity of approximately $24 million, net of outstanding letters of credit of approximately $885,000.

        Borrowings under the Credit Agreement bear interest at either the London interbank offered ("LIBO") rate plus a margin or the bank's alternate base rate plus a margin (up to 2.50%). The margin rate, which ranged from 2.25% to 2.50% at March 31, 1998, is based upon availability pursuant to the borrowing base calculation. At March 31, 1998, borrowings under the LIBO and alternate base rate options were $36,310,000 and $1,800,000, respectively. In addition, on May 1, 1997, Millbrook entered into a three-year interest rate protection agreement that effectively caps rates on a notional principal amount up to $50 million of borrowings at a LIBO rate of 75/8%, as required by the Credit Agreement to manage the Company's interest rate exposure to market fluctuations. The Company (i) does not engage in derivative activity for trading or speculative purposes; (ii) periodically evaluates the financial position of the counterparty; and (iii) does not expect non-performance by the counterparty. At March 31, 1998, Millbrook's outstanding debt under the Credit Agreement and the interest rate protection agreement approximate fair value. The recognition of the fair value of the interest rate protection agreement is not required since it its accounted for as a hedge.

        Future maturities of the term loan at March 31, 1998 were as follows (in thousands):

                  1999...... $  815
                  2000......  1,305
                  2001......  1,960
                  2002......  1,960
                  2003......  3,270
                             ------
                             $9,310
                             ======

                     R.A.B. HOLDINGS, INC. AND SUBSIDIARIES

7. Stockholders' Equity

        In conjunction with its acquisition of Millbrook in 1997, the Company sold 20,000 shares of Series A Preferred Stock at $500 per share and 100,000 shares of Common Stock at $1.00 per share.

        The holders of the Series A Preferred Stock are entitled to cumulative preferential cash dividends of $50 per year (10%), per share. At March 31, 1998, the amount of accumulated unpaid dividends on the Series A Preferred Stock was $50.00 per share. Unless all accumulated and unpaid dividends on the Series A Preferred Stock are paid, no dividends shall be declared or paid on the Company's Common Stock. The Preferred Stock is subject to an optional redemption by the Company at any time, in whole or in part, at the redemption price per share of $500 plus an amount equal to all accumulated and unpaid dividends.

8. Commitments And Contingencies

   Leases

        The Company leases certain facilities, machinery and vehicles under various non-cancelable operating lease agreements. The Company is required to pay property taxes, insurance and normal maintenance costs for certain of its facilities. Future minimum lease payments required under such leases in effect at March 31, 1998 were as follows (in thousands):

                  1999......... $ 2,671
                  2000.........   2,310
                  2001.........   2,084
                  2002.........   1,977
                  2003.........   1,621
                  Thereafter...   4,216
                                -------
                                $14,879
                                =======

        Total rent expense for all operating leases was $4.3 million for the fiscal year ended March 31, 1998.

   Contingencies

        The Company is subject to pending claims and legal proceedings in the normal course of its business. While it is not feasible to predict or determine the outcome of these claims and proceedings, it is the opinion of management that their outcome, to the extent not provided for through insurance or otherwise, will not have a materially adverse effect on the Company's financial position or results of future operations.

                     R.A.B. HOLDINGS, INC. AND SUBSIDIARIES

9. Income Taxes

        The provision for income taxes for the fiscal year ended March 31, 1998 consisted of the following (in thousands):

                  Currently payable:
                     Federal.......... $1,075
                     State............    153
                                       ------
                                        1,228
                                       ------
                  Deferred:
                     Federal..........    (93)
                     State............    (13)
                                       ------
                                         (106)
                                       ------
                                       $1,122
                                       ======

        A reconciliation of the statutory United States Federal income tax rate to the Company's effective income tax rate for the fiscal year ended March 31, 1998 follows:

        Statutory rate............................................ 35.0%
        State income taxes, net of Federal benefit................  4.6
        Other, principally meals and entertainment disallowance...  9.2
                                                                   ----
                                                                   48.8%
                                                                   ====

        The income tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities were as follows:

                                                           March 31,   March 31,
                                                             1998        1997
                                                           ---------   ---------
                                                              (In thousands)

     Deferred Tax Assets:
        Accounts receivable, principally due to
          allowance for doubtful accounts.................. $   993    $ 1,086
        Deferred compensation..............................   3,279      3,005
        Liability accruals.................................   3,771      4,787
        Other, net.........................................     359        417
     Deferred Tax Liabilities:
        Inventories, principally due to acquisition basis
          differences and financial statement allowances...  (5,612)    (6,210)
        Property, plant & equipment, principally
          due to basis differences.........................  (4,567)    (4,968)
                                                            -------    -------
     Net deferred tax liabilities                           $(1,777)   $(1,883)
                                                            =======    =======

                     R.A.B. HOLDINGS, INC. AND SUBSIDIARIES

10. Employee Benefit Plans

    Retirement and Savings Plan

         The Company has a retirement and savings plan ("401(k) Plan") covering substantially all of its employees. The 401(k) Plan provides for matching contributions by the Company which amounted to approximately $1.2 million for the fiscal year ended March 31, 1998. In addition, the Company may make annual discretionary contributions to employee accounts based, in part, on the Company's financial performance. For the fiscal year ended March 31, 1998, the Company's discretionary contributions were approximately $1.1 million.

    Deferred Compensation

         In 1984, a predecessor of Millbrook implemented a deferred compensation arrangement in the form of a non-qualified defined benefit plan and a supplemental retirement plan which permitted former officers and certain management employees, at the time, to defer portions of their compensation and to earn specified maximum benefits upon retirement. The future benefit obligations, which are fixed in accordance with the plan, have been recorded at a discount rate of 8%. These plans do not allow new participants.

         In an effort to provide for the benefits associated with these plans, the Company purchased whole-life insurance contracts on the plan participants (approximately $9.8 million of total value at March 31, 1998). The cash surrender value of these policies is included in other assets. At March 31, 1998, future payment obligations under the deferred compensation arrangement were $395,000, $395,000, $395,000, $390,000 and $390,000 in fiscal years ended March 31, 1999, 2000, 2001, 2002 and 2003, respectively.

11. Related Party Transactions

         Concurrent with Millbrook's acquisition by R.A.B. Holdings, Inc., Millbrook entered into an arrangement with an entity owned by its majority shareholder whereby the Company agreed (i) to pay a quarterly management fee of $100,000; and (ii) to reimburse the entity for reasonable services provided and out-of-pocket and other expenses incurred on its behalf. These services include, among other things, treasury, cash management, certain financial reporting, legal, labor and lease negotiation and employee benefits administration. For the fiscal year ended March 31, 1998, Millbrook paid management fees of $400,000 to this entity and $800,000 for reasonable services provided to the Company pursuant to the aforementioned arrangement. The reasonable services provided are based upon (i) the number of hours incurred at the applicable pay rate; and (ii) out-of-pocket expenses, related to the services provided. In the opinion of management, this

                     R.A.B. HOLDINGS, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Concluded)

11. Related Party Transactions (Continued)

    methodology provides a reasonable basis for such allocation. In addition, the Company believes that the terms of the arrangement with this entity were no less favorable than could have been obtained from unaffiliated third parties on an arm's length basis.

12. Subsequent Event (Unaudited)

         Effective March 3, 1998, Enterprises, a wholly-owned subsidiary of R.A.B. Holdings, Inc., formed on January 26, 1998, entered into a purchase agreement with MANO Holdings I, LLC, KBMC Acquisition Company, L.P., MANO Holdings Corporation ("MANO") and the stockholders of MANO to acquire all of the outstanding membership interests of The B. Manischewitz Company, LLC ("Manischewitz"). As of and for the fiscal year ended July 31, 1997, Manischewitz had total assets, revenues and operating income of approximately $59.6 million, $54.8 million and $9.8 million, respectively. On May 1, 1998, Enterprises acquired all of the outstanding interests of Manischewitz for approximately $124 million less outstanding long-term debt and certain other specified deductions, through the issuance of $120 million Senior Notes due 2005 bearing interest at 10 1/2% ("10 1/2% Senior Notes") and the Company's issuance of $48 million Senior Notes due 2008 bearing interest at 13% ("13% Senior Notes") (collectively "Senior Notes"). The 13% Senior Notes will pay interest for the first three years, semiannually from an escrow account which was established upon their issuance ("Interest Escrow Account"). Concurrent with the acquisition, the Company contributed all of the capital stock of Millbrook to Enterprises.

         The gross proceeds of $168 million from the issuance of the Senior Notes were used to: (i) pay the purchase price for Manischewitz of $124 million, (ii) reduce outstanding borrowings by approximately $22 million under the revolving credit portion of Millbrook's Credit Agreement, (iii) fund the Interest Escrow Account with approximately $17 million and (iv) pay fees and expenses relating to the acquisition of Manischewitz and offering of the Senior Notes.

         Also concurrent with the acquisition, the Credit Agreement was amended to provide for, among other things, Millbrook and Manischewitz to be co-borrowers under the Credit Agreement and certain assets of Manischewitz to be included in determining borrowing capacity resulting in future additional availability under the credit facility.

                     R.A.B. HOLDINGS, INC. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
               (In thousands except for share and per share data)

                                                  September 30,      March 31,
                                                      1998             1998
                                                   (Unaudited)
                      ASSETS

Current assets:
  Cash                                              $  4,099         $  2,623
  Accounts receivable                                 34,567           27,942
  Inventories                                         55,060           41,814
  Restricted investments                               5,703                -
  Other current assets                                 8,763            5,707
                                                    --------         --------
    Total current assets                             108,192           78,086
Noncurrent assets:
  Restricted investments                              11,685                -
  Other assets                                        14,352            7,291
                                                    --------         --------
    Total noncurrent assets                           26,037            7,291
Property, plant and equipment, net                    39,659           23,395
Excess of cost over fair value of net assets
 acquired, net                                        96,278                -
                                                    --------         --------
Total assets                                        $270,166         $108,772
                                                    ========         ========

        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current maturities of long-term debt              $  1,046         $    815
  Accounts payable                                    38,888           31,035
  Other current liabilities                           26,740           16,233
                                                    --------         --------
    Total current liabilities                         66,674           48,083
                                                    --------         --------
Noncurrent liabilities:
  Long-term debt                                     182,832           37,295
  Deferred compensation                                7,875            7,801
  Other liabilities                                    8,885            4,416
                                                    --------         --------
    Total noncurrent liabilities                     199,592           49,512
Stockholders' equity:
  Preferred stock, $500 par value, 100,000 shares
   authorized, 20,000 shares of Series A issued
   and outstanding                                     9,906            9,906
  Common stock, $.01 par value, 100,000 shares
   authorized and issued                                   1                1
Additional paid-in capital                                98               98
Retained earnings (deficit)                           (6,102)           1,174
                                                    --------         --------
                                                       3,903           11,179
Less common stock in treasury - 2,600 and
 1,600 shares                                              3                2
                                                    --------         --------
    Total stockholders' equity                         3,900           11,177
                                                    --------         --------
Total liabilities and stockholders' equity          $270,166         $108,772
                                                    ========         ========

            See notes to condensed consolidated financial statements.

                     R.A.B. HOLDINGS, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (In thousands)

                                                          Six Months Ended
                                                    ----------------------------
                                                    September 30,  September 30,
                                                        1998           1997
                                                             (Unaudited)

Revenues                                              $234,455       $222,772
Costs and expenses:
  Cost of sales                                        179,248        170,488
  Selling                                               24,796         21,315
  Distribution and warehousing                          18,504         18,092
  General and administrative                            11,801         10,581
  Amortization of excess of cost over fair
   value of net assets acquired                          1,014              -
                                                      --------       --------
      Total costs and expenses                         235,363        220,476
                                                      --------       --------
Operating (loss) income                                   (908)         2,296
Interest expense, net                                    9,197          2,586
                                                      --------       --------
Loss before (benefit) provision for income taxes       (10,105)          (290)
(Benefit) provision for income taxes                    (2,829)             1
                                                      --------       --------
Net loss                                              $ (7,276)      $   (291)
                                                      ========       ========

            See notes to condensed consolidated financial statements.

                     R.A.B. HOLDINGS, INC. AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                      (In thousands except for share data)
                                   (Unaudited)


                               Preferred Stock   Common Stock    Additional  Retained   Treasury Stock
                               ---------------  ---------------   Paid-In    Earnings   --------------
                               Shares   Amount  Shares   Amount   Capital    (deficit)  Shares  Amount
                               ------   ------  ------   ------  ----------  ---------  ------  ------
Balance at April 1, 1998       20,000   $9,906  100,000    $1       $98       $ 1,174   1,600     $2
Repurchase of common stock                                                              1,000      1
Net loss                                                                       (7,276)
                               ------   ------  -------    --       ---       -------   -----     --
Balance at September 30, 1998  20,000   $9,906  100,000    $1       $98       $(6,102)  2,600     $3
                               ======   ======  =======    ==       ===       =======   =====     ==

            See notes to condensed consolidated financial statements.

                     R.A.B. HOLDINGS, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                         Six Months Ended
                                                   -----------------------------
                                                   September 30,   September 30,
                                                        1998           1997
                                                            (Unaudited)
Cash flows from operating activities:
  Net loss                                           $  (7,276)      $   (291)
  Adjustments to reconcile net income (loss)
   to net cash provided by (used in)
   operating activities:
     Depreciation and amortization                       3,290          1,566
     Amortization of excess of cost over fair
      value of net assets acquired                       1,014              -
     Deferred income taxes                              (1,777)             -
  Changes in assets and liabilities:
     Accounts receivable                                 9,961           (730)
     Inventorie                                         (6,749)        (4,418)
     Accounts payab                                      5,353         11,602
     Other assets and liabilitie                         2,804          4,763
                                                     ---------       --------
Net cash provided by operating activities                6,620         12,492
                                                     ---------       --------
Cash flows from investing activities:
  Purchase of The B. Manischewitz Company, LLC,
   net of cash acquired                               (126,155)             -
Acquisitions of plant and equipment                     (1,790)          (415)
                                                     ---------       --------
Net cash used in investing activities                 (127,945)          (415)
                                                     ---------       --------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt             168,000              -
  Payment of debt issuance costs                        (5,975)             -
  Funding of Interest Escrow Account                   (16,991)             -
  Repayments under Credit Agreement                    (22,232)       (12,641)
  Purchase of treasury stock                                (1)            (2)
                                                     ---------       --------
Net cash provided by (used in)
 financing activities                                  122,801        (12,643)
                                                     ---------       --------
Net increase (decrease) in cash                          1,476           (566)
Cash, beginning of period                                2,623          2,637
                                                     ---------       --------
Cash, end of period                                  $   4,099       $  2,071
                                                     =========       ========
Supplemental disclosures of cash flow
 information:
  Cash paid during the period for:
   Interest                                          $     844       $  1,315
   Income taxes                                      $     749       $    700

            See notes to condensed consolidated financial statements.

                     R.A.B. HOLDINGS, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

NOTE A - Basis of Presentation

The consolidated financial statements include the accounts of R.A.B. Holdings, Inc. and its wholly-owned subsidiary, R.A.B. Enterprises, Inc. and its wholly-owned subsidiaries ("Enterprises") (collectively, the "Company"). The Company is a holding company with no substantial assets or operations other than its investment in Enterprises.

These financial statements should be read in conjunction with the Company's summary of significant accounting policies included in its consolidated financial statements as of March 31, 1998 and 1997, included elsewhere herein.

Effective March 3, 1998, Enterprises entered into a purchase agreement with MANO Holdings I, LLC, KBMC Acquisition Company, L.P., MANO Holdings Corporation ("MANO") and the stockholders of MANO to acquire all of the outstanding membership interests of The B. Manischewitz Company, LLC ("Manischewitz"). On May 1, 1998, Enterprises acquired all of the outstanding interests of Manischewitz for approximately $126.2 million through the issuance of $120 million Senior Notes due 2005 bearing interest at 10 1/2% ("10 1/2% Senior Notes") and the Company's issuance of $48 million Senior Notes due 2008 bearing interest at 13% ("13% Senior Notes"). The 10 1/2% Senior Notes are fully and unconditionally guaranteed on a joint and several basis by Millbrook Distribution Services Inc. and Manischewitz. The 13% Senior Notes will pay interest for the first three years, semi-annually from a $17 million interest escrow account which was established upon their issuance. The interest escrow account consists of treasury securities which have been accounted for as held to maturity and are classified on the condensed consolidated balance sheets as Restricted investments. These restricted investments, which mature November 1 and May 1 during each of the first three years the 13% Senior Notes are outstanding, may only be used to pay the semi-annual interest due.

The acquisition of Manischewitz was accounted for as a purchase and, accordingly, the purchase price was allocated to the assets and liabilities of Manischewitz based upon their estimated fair values at the date of acquisition, based on preliminary allocations of purchase price which are subject to further refinement and adjustment, including appraisals and other valuation analyses. In the opinion of management, the preliminary allocations are not expected to materially differ from the final allocations. The final allocations will include costs relating to identified intangible assets, principally, trade names and trademarks which will be amortized over a forty-year period. The excess of cost over the fair value of net assets acquired represents goodwill which is being amortized on a straight-line basis over its estimated useful life of forty years. The statements of operations include the operating results of Manischewitz since its date of acquisition. The pro forma combined historical results, as if the Manischewitz business had been acquired at the beginning of each of the periods presented are as follows:

                                       Six Months Ended
                                September 30,   September 30,
                                    1998            1997
                                -------------   -------------
                   Revenues       $236,622        $238,986
                   Net Loss       $(10,818)       $ (6,589)

                     R.A.B. HOLDINGS, INC. AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Concluded)
                                   (Unaudited)

NOTE A - Basis of Presentation (continued)

All significant intercompany transactions and balances are eliminated in consolidation. The results of operations for any interim period are not necessarily indicative of the results to be expected for the full fiscal year. In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments necessary to present fairly the financial position as of September 30, 1998, and the results of operations and cash flows for the periods ended September 30, 1998 and 1997.

NOTE B - Inventories

Inventories are valued at the lower of cost or market. Cost is determined by the last-in, first-out ("LIFO") method. Inventories at September 30, 1998 consisted of the following (in thousands):

                        Raw materials    $ 1,860
                        Finished goods    53,200
                                         -------
                                         $55,060
                                         =======

NOTE C - Related Party Transactions

For the six month periods ended September 30, 1998 and 1997, the Company paid $600,000 in each period to an affiliated entity for management fees, reasonable services provided and expenses incurred on its behalf.

NOTE D - Comprehensive Income

Effective April 1, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income", which establishes requirements for the reporting of comprehensive income (loss) and its components. The Company does not have any other comprehensive income (loss), as defined by SFAS No. 130; accordingly, there is no difference between the Company's net income (loss) and comprehensive income (loss).

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholder of R.A.B. Enterprises, Inc.
New York, New York


We have audited the accompanying consolidated balance sheets of R.A.B. Enterprises, Inc. (a wholly-owned subsidiary of R.A.B. Holdings, Inc.) and subsidiary as of March 31, 1998 and March 31, 1997, and the related consolidated statements of operations and stockholder's equity for the fiscal year ended March 31, 1998 and the consolidated statements of cash flows for the period from May 6, 1996 (date of inception) to March 31, 1997 and for the fiscal year ended March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of R.A.B. Enterprises, Inc. and subsidiary as of March 31, 1998 and March 31, 1997, and the results of their operations for the fiscal year ended March 31, 1998 and their cash flows for the period from May 6, 1996 (date of inception) to March 31, 1997 and for the fiscal year ended March 31, 1998 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP

July 10, 1998
New York, New York

                    R.A.B. ENTERPRISES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                            March 31, 1998 and 1997
              (In thousands except for share and per share data)


                                                                         1998                  1997
                                                                    ----------------     -----------------
                              ASSETS

Current Assets:
       Cash                                                         $         2,623      $          1,903
       Accounts receivable                                                   27,942                29,892
       Inventories                                                           41,814                52,271
       Other current assets                                                   5,810                 9,248
                                                                    ----------------     -----------------
                   Total current assets                                      78,189                93,314
Other assets                                                                  7,291                 6,784
Property, plant and equipment, net                                           23,395                25,235
                                                                    ----------------     -----------------

                                                                    $       108,875      $        125,333
                                                                    ================     =================


               LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
       Current maturities of long-term debt                         $           815      $            490
       Accounts payable                                                      31,035                29,083
       Other current liabilities                                             16,231                11,442
                                                                    ----------------     -----------------
                   Total current liabilities                                 48,081                41,015
Noncurrent liabilities:
       Long-term debt                                                        37,295                61,310
       Deferred compensation                                                  7,801                 7,668
       Deferred income taxes                                                    982                 1,536
       Other liabilities                                                      3,434                 3,704
                                                                    ----------------     -----------------
                   Total noncurrent liabilities                              49,512                74,218
Commitments and contingencies
Stockholder's equity:
       Common stock, $.01 par value, 200 shares,
         authorized and issued                                                    -                     -
       Additional paid-in capital                                            10,100                10,100
       Retained earnings                                                      1,182                     -
                                                                    ----------------     -----------------
                   Total stockholder's equity                                11,282                10,100
                                                                    ----------------     -----------------

                                                                    $       108,875      $        125,333
                                                                    ================     =================



                See notes to consolidated financial statements.

                    R.A.B. ENTERPRISES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENT OF OPERATIONS

                   For the Fiscal Year Ended March 31, 1998
                                (In thousands)


Revenues                                             $   470,201

Costs and expenses:
   Cost of sales                                         360,162
   Selling                                                43,766
   Distribution and warehousing                           37,339
   General and administrative                             21,551
                                                     ------------

      Total costs and expenses                            462,818
                                                     ------------

Operating income                                           7,383

Interest expense, net                                      5,079
                                                     ------------

Income before provision for income taxes                   2,304

Provision for income taxes                                 1,122
                                                     ------------

Net income                                           $     1,182
                                                     ============




                See notes to consolidated financial statements.

                   R.A.B. ENTERPRISES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY

                     (In thousands except for share data)


                                                                         Additional
                                                  Common Stock            Paid-In        Retained
                                             Shares         Amount        Capital        Earnings
                                             ------         ------        -------        --------
Balance at April 1, 1997                          200      $      -       $ 10,100        $    -
Net income                                                                                 1,182
                                           -----------    ---------      ----------      --------

Balance at March 31, 1998                         200      $      -       $ 10,100        $1,182
                                           ===========    =========      ==========      ========




               See notes to consolidated financial statements.

                   R.A.B. ENTERPRISES, INC. AND SUBSIDIARY

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In thousands)



                                                                                     Period from
                                                                    Fiscal Year      May 6, 1996
                                                                      Ended        (date of inception)
                                                                     March 31,       to March 31,
                                                                       1998              1997
                                                                     ----------      ------------
Cash flows from operating activities:
     Net income                                                      $   1,182       $
     Adjustments to reconcile net income to net cash
         provided by (used in) operating activities:
            Depreciation and amortization                                4,471
            Gain on disposition of equipment                               (20)
            Deferred income taxes                                         (106)
     Changes in assets and liabilities:
            Accounts receivable                                          1,950
            Inventories                                                 10,457
            Other current assets                                         3,438
            Accounts payable                                             1,952
            Other current liabilities                                    4,789
            Other assets and liabilities                                (1,477)
                                                                     ----------      ----------

Net cash provided by operating activities                               26,636
                                                                     ----------      ----------

Cash flows from investing activities:
     Purchase of Millbrook Distribution Services Inc.                                  (69,167)
     Acquisitions of equipment                                          (2,309)
     Proceeds from disposition of equipment                                 83
                                                                     ----------      ----------

Net cash used in investing activities                                   (2,226)        (69,167)
                                                                     ----------      ----------

Cash flows from financing activities:
     (Repayments) borrowings under Credit Agreement                    (23,690)         61,800
     Equity investment from parent                                                      10,100
     Other                                                                                (830)
                                                                     ----------      ----------

Net cash (used in) provided by financing activities                    (23,690)         71,070
                                                                     ----------      ----------

Net increase in cash                                                       720           1,903
Cash, beginning of year                                                  1,903              --
                                                                     ----------      ----------
Cash, end of year                                                    $   2,623       $   1,903
                                                                     ==========      ==========

Supplemental disclosures of cash flow information:
     Cash paid during the year for:
           Interest                                                  $   4,054       $      --
           Income taxes                                              $   1,392       $      --



             See notes to consolidated financial statements.

                     R.A.B. ENTERPRISES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       Summary Of Significant Accounting Policies

                  Basis of Presentation and Principles of Consolidation - R.A.B. Enterprises, Inc. (the "Company") is a wholly-owned subsidiary of R.A.B. Holdings, Inc. ("Holdings"). On January 26, 1998, Holdings formed the Company and on May 1, 1998 contributed to the Company its wholly-owned subsidiary Millbrook Distribution Services Inc. ("Millbrook"), which contribution has been accounted for as an "as if" pooling of interests. Millbrook is one of the nation's largest independent value-added distributors of health and beauty care, general merchandise and specialty and natural food products. All significant intercompany transactions and balances are eliminated in consolidation.

                  Use of Estimates - The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                  Concentration of Credit Risk - Trade accounts receivable potentially subject the Company to credit risk. The Company extends credit to its customers, principally in the U.S. supermarket industry, based upon an evaluation of the customer's financial condition and credit history and generally does not require collateral. The Company's allowance for doubtful accounts is based upon the expected collectability of its trade accounts receivable.

                  Fiscal Year - The Company's fiscal year ends on March 31.

                  Inventories - Inventories are stated at the lower of cost or market. Cost is determined by the last-in, first-out ("LIFO") method. At March 31, 1998, the replacement cost of inventories valued using the LIFO method exceeded the net carrying amount of such inventories by approximately $255,000.

                  Property, Plant and Equipment - Property, plant and equipment are recorded at cost. For financial reporting purposes, depreciation is provided on the straight-line method over the following estimated useful lives:

                 Buildings and improvements.....................    5-35 years
                 Machinery and equipment........................    2-15 years
                 Rolling stock..................................    3- 8 years

                     R.A.B. ENTERPRISES, INC. AND SUBSIDIARY

1.       Summary Of Significant Accounting Policies (Continued)

                  Expenditures which significantly increase value or extend useful lives are capitalized, while ordinary maintenance and repairs are expensed as incurred. The cost and related accumulated depreciation of assets replaced, retired or disposed of are removed from the accounts and any related gains or losses are reflected in operations.

                  Long-Lived Assets - The Company reviews its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Such changes in circumstances may include, among other factors, a significant change in technology that may render an asset obsolete or noncompetitive or a significant change in the extent or manner in which an asset is used. The assessment for potential impairment is based upon the Company's ability to recover the unamortized balance of its long-lived assets from expected future cash flows on an undiscounted basis (without interest charges). If such expected future cash flows are less than the carrying amount of the asset, an impairment loss would be recorded.

                  Revenue Recognition - Revenue is recognized when products are shipped or services are provided to customers. Provisions for returns and allowances and bad debts are based on historical experience and known events.

                  Income Taxes - The Company is included in the consolidated Federal income tax return of Holdings and its annual Federal income tax liability is determined as if the Company had filed a separate consolidated Federal income tax return. Deferred income taxes result primarily from temporary differences between financial and tax reporting and acquisition basis differences.

                  Accounting Pronouncements - Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information" was issued in June 1997 and is effective for financial statements for periods beginning after December 15, 1997. This statement establishes standards for the manner in which operating segments of public reporting entities are presented in interim and annual financial statements. The Company believes its current reporting systems will enable it to comply with the requirements of SFAS No. 131.

                  SFAS No. 132 "Employers' Disclosures about Pensions and Other Postretirement Benefits" was issued in February 1998 and is effective for periods beginning after December 15, 1997. The Company will adopt SFAS No. 132 effective for its 1998 fiscal year end.

                     R.A.B. ENTERPRISES, INC. AND SUBSIDIARY

1.       Summary Of Significant Accounting Policies (Continued)

                  The aforementioned recently issued accounting pronouncements establish standards for disclosures only and therefore will have no impact on the Company's financial position or results of operations.

                  SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities" was issued in June 1998 and is effective for fiscal years beginning after June 15, 1999. SFAS No. 133 requires the recognition of all derivatives in the consolidated balance sheet as either assets or liabilities measured at fair value. The Company will adopt SFAS No. 133 effective for its 2000 fiscal year end. The Company has not yet determined the impact SFAS No. 133 will have on its financial position or results of operations when such statement is adopted.

2.       Formation And Acquisition

                  On March 31, 1997, Holdings acquired Millbrook for a purchase price of approximately $67 million, including transaction costs, through the sale of stock and borrowings under Millbrook's Credit Agreement. The acquisition was accounted for as a purchase and, accordingly, the purchase price was allocated to the assets and liabilities of Millbrook based upon their estimated fair values at the date of acquisition. The fair values of assets acquired (approximately $129 million) and liabilities assumed (approximately $53 million) were based upon third party appraisals and other valuation analyses. The fair value of the net assets acquired exceeded the purchase price by approximately $9 million. The resulting negative goodwill reduced the fair value assigned to Millbrook's property, plant and equipment.

3.       Accounts Receivable

                  Accounts receivable consisted of the following:

                                                                                    March 31,         March 31,
                                                                                      1998              1997
                                                                                  -------------    -------------
                                                                                          (In thousands)
                  Accounts receivable...........................................  $      30,383    $      32,143
                  Allowance for doubtful accounts...............................         (2,441)          (2,251)
                                                                                  -------------    -------------
                                                                                  $      27,942    $      29,892
                                                                                  =============    =============

                     R.A.B. ENTERPRISES, INC. AND SUBSIDIARY

4.       Property, Plant & Equipment

                  Property, plant and equipment consisted of the following:

                                                                                    March 31,         March 31,
                                                                                      1998              1997
                                                                                  -------------    -------------
                                                                                          (In thousands)
                  Land..........................................................  $       1,561    $       1,561
                  Buildings and improvements....................................          9,393            9,371
                  Machinery and equipment.......................................         12,902           10,884
                  Rolling stock.................................................          3,398            3,419
                  Work in progress..............................................            201             -
                                                                                  -------------    -------------
                                                                                         27,455           25,235
                  Less accumulated depreciation and amortization................          4,060             -
                                                                                  -------------    -------------
                                                                                  $      23,395    $      25,235
                                                                                  =============    =============

5.       Other Current Liabilities

                  Other current liabilities consisted of the following:

                                                                                    March 31,         March 31,
                                                                                      1998               1997
                                                                                  -------------    -------------
                                                                                          (In thousands)
                  Accrued compensation and fringe benefits......................  $       7,417    $       4,569
                  Deferred income taxes.........................................            795              347
                  Accrued liabilities...........................................          8,019            6,526
                                                                                  -------------    -------------
                                                                                  $      16,231    $      11,442
                                                                                  =============    =============

6.       Long-term Debt

                  Long-term debt consisted of the following:

                                                                   Range of          March 31,         March 31,
                                                                   Interest           1998               1997
                                                                -------------     -------------     ---------------
                                                                                           (In thousands)
                  Revolving bank line of credit...............    7.86-9.00%     $       28,800     $        52,000
                  Term loan...................................    8.11-9.25               9,310               9,800
                                                                                  -------------     ---------------
                                                                                         38,110              61,800
                  Less current maturities.....................                              815                 490
                                                                                  -------------     ---------------
                                                                                  $      37,295     $        61,310
                                                                                  =============     ===============

                     R.A.B. ENTERPRISES, INC. AND SUBSIDIARY

                  On March 31, 1997, Millbrook entered into an agreement, as amended, with a group of commercial lending institutions providing for a credit facility in the aggregate amount of $100 million consisting of revolving credit loans up to $90.2 million and an amortizing term loan of $9.8 million (the "Credit Agreement"). Borrowings under this long-term facility, which principally expires March 31, 2002, are supported by specified assets in accordance with a borrowing base formula, as defined in the Credit Agreement (see Note 11). Substantially all of the Company's assets and Millbrook's stock are pledged under the terms of the Credit Agreement. Additionally, the Credit Agreement requires the maintenance of a minimum level of cash flow, as defined and imposes restrictions on investments, capital expenditures, cash dividends, management fees and advances to the parent and other indebtedness. At March 31, 1998, substantially all of the assets of the Company's subsidiary are unavailable for dividends. At March 31, 1998, Millbrook had available, under the Credit Agreement, unused borrowing capacity of approximately $24 million, net of outstanding letters of credit of approximately $885,000.

                  Borrowings under the Credit Agreement bear interest at either the London interbank offered ("LIBO") rate plus a margin or the bank's alternate base rate plus a margin (up to 2.50%). The margin rate, which ranged from 2.25% to 2.50% at March 31, 1998, is based upon availability pursuant to the borrowing base calculation. At March 31, 1998, borrowings under the LIBO and alternate base rate options were $36,310,000 and $1,800,000, respectively. In addition, on May 1, 1997,
         Millbrook entered into a three-year interest rate protection agreement that effectively caps rates on a notional principal amount up to $50 million of borrowings at a LIBO rate of 7 5/8% as required by the Credit Agreement to manage the Company's interest rate exposure to market fluctuations. The Company (i) does not engage in derivative activity for trading or speculative purposes; (ii) periodically evaluates the financial position of the counterparty; and (iii) does not expect non-performance by the counterparty. At March 31, 1998, Millbrook's outstanding debt under the Credit Agreement and the interest rate protection agreement approximate fair value. The recognition of the fair value of the interest rate protection agreement is not required since it is accounted for as a hedge.

                  Future maturities of the term loan at March 31, 1998 were as follows (in thousands):

         1999.....................................            $           815
         2000.....................................                      1,305
         2001.....................................                      1,960
         2002.....................................                      1,960
         2003.....................................                      3,270
                                                              ---------------
                                                              $         9,310
                                                              ===============

                     R.A.B. ENTERPRISES, INC. AND SUBSIDIARY

7.       Commitments And Contingencies

         Leases

                  The Company leases certain facilities, machinery and vehicles under various non-cancelable operating lease agreements. The Company is required to pay property taxes, insurance and normal maintenance costs for certain of its facilities. Future minimum lease payments required under such leases in effect at March 31, 1998 were as follows (in thousands):

                  1999....................................  $        2,671
                  2000....................................           2,310
                  2001....................................           2,084
                  2002....................................           1,977
                  2003....................................           1,621
                  Thereafter..............................           4,216
                                                            --------------
                                                            $       14,879
                                                            ==============

                  Total rent expense for all operating leases was $4.3 million for the fiscal year ended March 31, 1998.

         Contingencies

                  The Company is subject to pending claims and legal proceedings in the normal course of its business. While it is not feasible to predict or determine the outcome of these claims and proceedings, it is the opinion of management that their outcome, to the extent not provided for through insurance or otherwise, will not have a materially adverse effect on the Company's financial position or results of future operations.

8.       Income Taxes

                  The provision for income taxes for the fiscal year ended March 31, 1998 consisted of the following (in thousands):

                  Currently payable:
                     Federal..............................  $        1,075
                     State................................             153
                                                            --------------
                                                                     1,228
                                                            --------------
                  Deferred:
                     Federal..............................             (93)
                     State................................             (13)
                                                            --------------
                                                                      (106)
                                                            --------------
                                                            $        1,122
                                                            ==============

                     R.A.B. ENTERPRISES, INC. AND SUBSIDIARY

 8.      Income Taxes (Continued)

                  A reconciliation of the statutory United States Federal income tax rate to the Company's effective income tax rate for the fiscal year ended March 31, 1998 follows:

           Statutory rate..............................................  35.0%
           State income taxes, net of Federal benefit..................   4.6
           Other, principally meals and entertainment disallowance.....   9.1
                                                                         ----
                                                                         48.7%
                                                                         ====

                  The income tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities were as follows:

                                                                                     March 31,       March 31,
                                                                                       1998             1997
                                                                                  -------------     -----------
                                                                                          (In thousands)
         Deferred Tax Assets:
            Accounts receivable, principally due to
              allowance for doubtful accounts...................................  $         993    $       1,086
            Deferred compensation...............................................          3,279            3,005
            Liability accruals..................................................          3,771            4,787
            Other, net..........................................................            359              417

         Deferred Tax Liabilities:
            Inventories, principally due to acquisition basis
              differences and financial statement allowances....................         (5,612)          (6,210)
            Property, plant and equipment, principally
              due to basis differences..........................................         (4,567)          (4,968)
                                                                                  -------------    -------------
         Net deferred tax liabilities   ........................................  $      (1,777)   $      (1,883)
                                                                                  =============    =============

9.       Employee Benefit Plans

         Retirement and Savings Plan

                  The Company has a retirement and savings plan ("401(k) Plan") covering substantially all of its employees. The 401(k) Plan provides for matching contributions by the Company which amounted to approximately $1.2 million for the fiscal year ended March 31, 1998. In addition, the Company may make annual discretionary contributions to employee accounts based, in part, on the Company's financial performance. For the fiscal year ended March 31, 1998, the Company's discretionary contributions were approximately $1.1 million.

                     R.A.B. ENTERPRISES, INC. AND SUBSIDIARY

9.       Employee Benefit Plans (Continued)

         Deferred Compensation

                  In 1984, a predecessor of Millbrook implemented a deferred compensation arrangement in the form of a non-qualified defined benefit plan and a supplemental retirement plan which permitted former officers and certain management employees, at the time, to defer portions of their compensation and to earn specified maximum benefits upon retirement. The future benefit obligations, which are fixed in accordance with the plan, have been recorded at a discount rate of 8%. These plans do not allow new participants.

                  In an effort to provide for the benefits associated with these plans, the Company purchased whole-life insurance contracts on the plan participants (approximately $9.8 million of total value at March 31, 1998). The cash surrender value of these policies is included in other assets. At March 31, 1998, future payment obligations under the deferred compensation arrangement were $395,000, $395,000, $395,000, $390,000 and $390,000 in fiscal years ended March 31, 1999, 2000, 2001,
         2002 and 2003, respectively.

10.      Related Party Transactions

                  Concurrent with Millbrook's acquisition by Holdings, Millbrook entered into an arrangement with an entity owned by its majority shareholder whereby the Company agreed (i) to pay a quarterly management fee of $100,000; and (ii) to reimburse the entity for reasonable services provided and out-of-pocket and other expenses incurred on its behalf. These services include, among other things, treasury, cash management, certain financial reporting, legal, labor and lease negotiation and employee benefits administration. For the fiscal year ended March 31, 1998, Millbrook paid management fees of $400,000 to this entity and $800,000 for reasonable services provided to the Company pursuant to the aforementioned arrangement. The reasonable services provided are based upon (i) the number of hours incurred at the applicable pay rate; and (ii) out-of-pocket expenses, related to the services provided. In the opinion of management, this methodology provides a reasonable basis for such allocation. In addition, the Company believes that the terms of the arrangement with this entity were no less favorable than could have been obtained from unaffiliated third parties on an arm's length basis.

11.      Subsequent Event (Unaudited)

                  Effective March 3, 1998, the Company entered into a purchase agreement with MANO Holdings I, LLC, KBMC Acquisition Company, L.P., MANO Holdings Corporation ("MANO") and the stockholders of MANO to acquire all of the outstanding membership interests of The B. Manischewitz Company, LLC ("Manischewitz"). As of and for the fiscal year ended July 31, 1997, Manischewitz had total assets, revenues and operating income of approximately $59.6 million, $54.8 million and $9.8 million,

                     R.A.B. ENTERPRISES, INC. AND SUBSIDIARY

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Concluded)


11.      Subsequent Event (Unaudited)  (Continued)

         respectively. On May 1, 1998, the Company acquired all of the outstanding interests of Manischewitz for approximately $124 million less outstanding long-term debt and certain other specified deductions through the issuance of $120 million Senior Notes due 2005 bearing interest at 101/2% ("101/2% Senior Notes"). The 10 1/2% Senior Notes are jointly and severally guaranteed on an unsecured basis by Millbrook and Manischewitz.

                  Additionally, on May 1, 1998 Holdings issued $48 million Senior Notes due 2008 bearing interest at 13% ("13% Senior Notes") (collectively, "Senior Notes") and contributed the net proceeds, after expenses and amounts deposited in an interest escrow account, to the Company.

                  The gross proceeds of $168 million from the issuance of the Senior Notes were used to: (i) pay the purchase price for Manischewitz of $124 million, (ii) reduce outstanding borrowings by approximately $22 million under the revolving credit portion of Millbrook's Credit Agreement, (iii) fund the interest escrow account with approximately $17 million, and (iv) pay fees and expenses relating to the acquisition of Manischewitz and offering of the Senior Notes.

                  Also concurrent with the acquisition, the Credit Agreement was amended to provide for, among other things, Millbrook and Manischewitz to be co-borrowers under the Credit Agreement and certain assets of Manischewitz to be included in determining the borrowing base resulting in future additional availability under the credit facility.

                   R.A.B. ENTERPRISES, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
              (In thousands except for share and per share data)

                                                                                  September 30,          March 31,
                                                                                       1998                 1998
                                                                                   (Unaudited)
                                     ASSETS
Current Assets
  Cash                                                                           $          4,099     $          2,623
  Accounts receivable                                                                      34,567               27,942
  Inventories                                                                              55,060               41,814
  Other current assets                                                                      8,845                5,810
                                                                                 -----------------    -----------------
        Total current assets                                                              102,571               78,189
Other assets                                                                               12,781                7,291
Property, plant and equipment, net                                                         39,659               23,395
Excess of cost over fair value of net assets acquired, net                                 96,278                    -
                                                                                 -----------------    -----------------
Total assets                                                                      $       251,289      $       108,875
                                                                                 =================    =================

                      LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current maturities of long-term debt                                            $         1,046      $           815
  Accounts payable                                                                         38,888               31,035
  Other current liabilities                                                                24,126               16,231
                                                                                 -----------------    -----------------
        Total current liabilities                                                          64,060               48,081
                                                                                 -----------------    -----------------
Noncurrent liabilities:
  Long-term debt                                                                          134,832               37,295
  Deferred compensation                                                                     7,875                7,801
  Other liabilities                                                                         8,885                4,416
                                                                                 -----------------    -----------------
        Total noncurrent liabilities                                                      151,592               49,512
Stockholder's equity:
  Common stock, $1.00 par value, 200 shares
    authorized and issued                                                                       -                    -
  Additional paid-in capital                                                               39,482               10,100
  Retained earnings (deficit)                                                              (3,845)               1,182
                                                                                 -----------------    -----------------
        Total stockholder's equity                                                         35,637               11,282
                                                                                 -----------------    -----------------

Total liabilities and stockholder's equity                                        $       251,289      $       108,875
                                                                                 =================    =================


           See notes to condensed consolidated financial statements.

                   R.A.B. ENTERPRISES, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                 (In thousands)

                                                                     Six Months Ended
                                                            --------------------------------------
                                                              September 30,        September 30,
                                                                   1998                 1997
                                                                         (Unaudited)
Revenues                                                      $    234,455         $    222,772

Costs and expenses:
  Cost of sales                                                    179,248              170,488
  Selling                                                           24,796               21,315
  Distribution and warehousing                                      18,504               18,092
  General and administrative                                        11,801               10,577
  Amortization of excess of cost over fair value
    of net assets acquired                                           1,014                    -
                                                             --------------        --------------

         Total costs and expenses                                  235,363              220,472
                                                             --------------     -----------------

Operating (loss) income                                               (908)               2,300

Interest expense, net                                                6,905                2,586
                                                             --------------    -----------------

Loss before (benefit) provision  for income taxes                   (7,813)                (286)

 (Benefit) provision for income taxes                               (2,786)                   1
                                                             --------------    -----------------

Net loss                                                     $      (5,027)              $ (287)
                                                             ==============    =================


           See notes to condensed consolidated financial statements.

                   R.A.B. ENTERPRISES, INC. AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY
                     (In thousands except for share data)
                                  (Unaudited)


                                                               Common Stock               Additional         Retained
                                                               ------------                Paid-In          Earnings
                                                        Shares            Amount           Capital          (deficit)
                                                        ------            ------           -------          ---------

Balance at April 1, 1998                                   200             $  -           $  10,100          $  1,182
Additional equity investment from parent                                                     29,382
Net loss                                                                                                       (5,027)
                                                        ------             -----          ---------          --------
Balance at September 30, 1998                              200             $  -           $  39,482          $ (3,845)
                                                        ======             =====          =========          ========


           See note to condensed consolidated financial statements.

                   R.A.B. ENTERPRISES, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In thousands)

                                                                                           Six Months Ended
                                                                                -------------------------------------
                                                                                 September 30,        September 30,
                                                                                      1998                1997
                                                                                             (Unaudited)
Cash flows from operating activities:
  Net loss                                                                       $     (5,027)        $     (287)
    Adjustments to reconcile net income (loss) to net
      cash provided by (used in) operating activities:
        Depreciation and amortization                                                   3,165              1,566
        Amortization of excess of cost over fair value
          of net assets acquired                                                        1,014                  -
        Deferred income taxes                                                          (1,734)                 -
    Changes in assets and liabilities:
        Accounts receivable                                                             9,961               (730)
        Inventories                                                                    (6,749)            (4,418)
        Accounts payable                                                                5,353             11,602
        Other assets and liabilities                                                      636              5,491
                                                                                -----------------   -----------------

Net cash provided by operating activities                                               6,619             13,224
                                                                                -----------------   -----------------

Cash flows from investing activities:
  Purchase of The B. Manischewitz Company, LLC,
    net of cash acquired                                                             (126,155)                 -
  Acquisitions of plant and equipment                                                  (1,790)              (415)
                                                                                -----------------   -----------------

Net cash used in investing activities                                                (127,945)              (415)
                                                                                -----------------   -----------------

Cash flows from financing activities:
  Proceeds from issuance of long-term debt                                            120,000                  -
  Payment of debt issuance costs                                                       (4,348)                 -
  Repayments under Credit Agreement                                                   (22,232)           (12,641)
  Additional equity investment from Parent                                             29,382                  -
                                                                                -----------------   -----------------

Net cash provided by (used in) financing activities                                   122,802             (12,641)
                                                                                -----------------   -----------------

Net increase in cash                                                                    1,476                 168

Cash, beginning of period                                                               2,623               1,903
                                                                                -----------------   -----------------

Cash, end of period                                                              $      4,099         $     2,071
                                                                                =================   =================

Supplemental disclosures of cash flow information:
  Cash paid during the period for:
    Interest                                                                     $        844         $     1,315
    Income taxes                                                                 $        747         $       700




           See notes to condensed consolidated financial statements.

                   R.A.B. ENTERPRISES, INC. AND SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)
--------------------------------------------------------------------------------

NOTE A - Basis of Presentation

R.A.B. Enterprises, Inc. (the "Company") is a wholly-owned subsidiary of R.A.B. Holdings, Inc. ("Holdings"). On January 26, 1998, Holdings formed the Company and on May 1, 1998 contributed to the Company its wholly-owned subsidiary Millbrook Distribution Services Inc. ("Millbrook"), which contribution has been accounted for as an "as if" pooling of interests.

These financial statements should be read in conjunction with the Company's summary of significant accounting policies included in its consolidated financial statements as of March 31, 1998 and 1997, included elsewhere herein.

Effective March 3, 1998, the Company entered into a purchase agreement with Mano Holdings I, LLC, KBMC Acquisition Company, L.P., MANO Holdings Corporation ("MANO") and the stockholders of MANO to acquire all of the outstanding membership interests of The B. Manischewitz Company, LLC ("Manischewitz"). On May 1, 1998, the Company acquired all of the outstanding interests of Manischewitz for approximately $126.2 million through the issuance of $120 million Senior Notes due 2005 bearing interest at 10 1/2% ("10 1/2% Senior Notes"). The 10 1/2% Senior Notes are fully and unconditionally guaranteed on a joint and several basis by Millbrook and Manischewitz. Concurrently, on May 1, 1998, Holdings issued $48 million Senior Notes due 2008 bearing interest at 13%, funded a $17 million interest escrow account and contributed the remaining net proceeds to the Company.

The Company is a holding company with no substantial assets or operations other than its investments in Millbrook and Manischewitz. Accordingly, separate financial statements of Millbrook and Manischewitz, which are the Company's only subsidiaries, are not presented since management has determined that such information is not material to investors.

The acquisition of Manischewitz was accounted for as a purchase and, accordingly, the purchase price was allocated to the assets and liabilities of Manischewitz based upon their estimated fair values at the date of acquisition, based on preliminary allocations of purchase price which are subject to further refinement and adjustment including appraisals and other valuation analyses. In the opinion of management, the preliminary allocations are not expected to materially differ from the final allocations. The final allocations will include costs relating to identified intangible assets, principally trade names and trademarks which will be amortized over a forty-year period. The excess of cost over the fair value of net assets acquired represents goodwill which is being amortized on a straight-line basis over its estimated useful life of forty years. The statements of operations include the operating results of Manischewitz since its date of acquisition. The pro forma combined historical results, as if the Manischewitz business had been acquired at the beginning of each of the periods presented are as follows:


                                                   Six Months Ended
                                          September 30,         September 30,
                                              1998                   1997
                                          -------------         -------------
                 Revenues                 $    236,622          $    238,986

                 Net loss                 $     (6,264)         $     (4,036)

                   R.A.B. ENTERPRISES, INC. AND SUBSIDIARIES

       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONCLUDED)
                                  (Unaudited)
-------------------------------------------------------------------------------

NOTE A - Basis of Presentation (continued)

All significant intercompany transactions and balances are eliminated in consolidation. The results of operations for any interim period are not necessarily indicative of the results to be expected for the full fiscal year. In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments necessary to present fairly the financial position as of September 30, 1998, and the results of operations and cash flows for the periods ended September 30, 1998 and 1997.


NOTE B - Inventories

Inventories are valued at the lower of cost or market. Cost is determined by the last-in, first-out ("LIFO") method. Inventories at September 30, 1998 consisted of the following (in thousands):

                           Raw materials                     $       1,860
                           Finished goods                           53,200
                                                             -------------
                                                             $      55,060
                                                             =============

NOTE C - Related Party Transactions

For the six month periods ended September 30, 1998 and 1997, the Company paid $600,000 in each period to an affiliated entity for management fees, reasonable services provided and expenses incurred on its behalf.

NOTE D - Comprehensive Income

Effective April 1, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income", which establishes requirements for the reporting of comprehensive income (loss) and its components. The Company does not have any other comprehensive income
(loss), as defined by SFAS No. 130; accordingly, there is no difference between the Company's net income (loss) and comprehensive income (loss).

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Managers and the Unitholders of The B. Manischewitz Company, LLC:


We have audited the accompanying balance sheets of The B. Manischewitz Company, LLC (a Delaware limited liability corporation) as of July 31, 1997 and 1996, and the related statements of operations, changes in equity and cash flows for each of the three years in the period ended July 31, 1997. These financial statements are the responsibility of the Companys management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The B. Manischewitz Company, LLC as of July 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended July 31, 1997, in conformity with generally accepted accounting principles.

As discussed in Note 8 to the financial statements, effective August 1, 1995, the Company changed its method of accounting for postretirement benefits other than pensions.



ARTHUR ANDERSEN LLP


Roseland, New Jersey
September 24, 1997

                       THE B. MANISCHEWITZ COMPANY, LLC

                                BALANCE SHEETS

                            JULY 31, 1997 AND 1996

                   (dollars in thousands, except share data)


                                            ASSETS                                                 1997            1996
                                                                                                ------------    ------------
CURRENT ASSETS:
   Cash and cash equivalents                                                                        $3,115          $1,811
   Accounts receivable, net of allowance for doubtful accounts of $700
     and $250, respectively                                                                          6,381           5,085
   Inventories                                                                                       9,217          10,018
   Prepaid expenses and other current assets                                                           898             706
                                                                                                ------------    ------------

                Total current assets                                                                19,611          17,620

PROPERTY, PLANT AND EQUIPMENT, net                                                                  12,202          12,647

INTANGIBLE ASSETS, net                                                                              27,611          28,926

OTHER ASSETS                                                                                           139             144
                                                                                                ------------    ------------

                Total assets                                                                       $59,563         $59,337
                                                                                                ============    ============

                                    LIABILITIES AND EQUITY

CURRENT LIABILITIES:
   Current portion of long-term debt                                                                $3,157          $2,700
   Accounts payable                                                                                  2,424           1,930
   Accrued liabilities                                                                               2,002           1,639
                                                                                                ------------    ------------

                Total current liabilities                                                            7,583           6,269

LONG-TERM DEBT                                                                                      37,602          41,300

LONG-TERM LIABILITIES                                                                                4,434           4,318
                                                                                                ------------    ------------

                Total liabilities                                                                   49,619          51,887
                                                                                                ------------    ------------

COMMITMENTS AND CONTINGENCIES

EQUITY                                                                                               9,944           7,450
                                                                                                ------------    ------------

                Total liabilities and equity                                                       $59,563         $59,337
                                                                                                ============    ============



       The accompanying notes are an integral part of these statements.

                       THE B. MANISCHEWITZ COMPANY, LLC

                           STATEMENTS OF OPERATIONS

               FOR THE YEARS ENDED JULY 31, 1997, 1996 AND 1995

                            (dollars in thousands)


                                                                                    1997            1996            1995
                                                                                ------------    ------------    ------------
NET REVENUES                                                                       $55,383         $52,003         $49,194

ROYALTIES                                                                              404             396             387
                                                                                ------------    ------------    ------------

                Total revenues                                                      55,787          52,399          49,581

COST OF SALES                                                                       33,558          33,068          31,199
                                                                                ------------    ------------    ------------

                Gross profit                                                        22,229          19,331          18,382

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES,
   including amortization of intangible assets of $1,434, $1,112 and
   $1,175, respectively                                                             12,422          11,120          11,034
                                                                                ------------    ------------    ------------

                Operating income                                                     9,807           8,211           7,348

INTEREST EXPENSE                                                                    (4,486)         (3,705)         (2,946)
                                                                                ------------    ------------    ------------

                Income before income taxes (benefit),
                  extraordinary item and cumulative effect of
                  change in accounting principle                                     5,321           4,506           4,402

PROVISION (BENEFIT) FOR INCOME TAXES                                                     -            (145)          2,135
                                                                                ------------    ------------    ------------

                Income before extraordinary item and
                  cumulative effect of change in accounting
                  principle                                                          5,321           4,651           2,267

EXTRAORDINARY ITEM, net of related income tax benefit of $1,310
                                                                                         -          (1,965)              -

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
   PRINCIPLE, net of related income tax benefit of $502                                  -            (754)              -
                                                                                ------------    ------------    ------------
                Net income                                                         $ 5,321         $ 1,932         $ 2,267
                                                                                ============    ============    ============

PRO FORMA INFORMATION:
   Income tax provision                                                            $ 2,415         $ 1,952
                                                                                ============    ============
   Net income (loss)                                                               $ 2,906           ($165)
                                                                                ============    ============


       The accompanying notes are an integral part of these statements.

                       THE B. MANISCHEWITZ COMPANY, LLC

                        STATEMENTS OF CHANGES IN EQUITY

               FOR THE YEARS ENDED JULY 31, 1997, 1996 AND 1995

                (dollars in thousands, except share/unit data)




                                                                             Shares/
                                                                             Units                           Amount
                                                                         -------------                    -------------
BALANCE AT AUGUST 1, 1994                                                      100                           $16,881

   Net income                                                                    -                             2,267
                                                                         -------------                    -------------

BALANCE AT JULY 31, 1995                                                       100                            19,148

   Net income                                                                    -                             1,932
   Distribution to shareholders                                                  -                           (28,630)
   Conversion from C corporation (shares)
     to limited liability corporation (units)                                9,900                                 -
   Capital contribution                                                          -                            15,000
                                                                         -------------                    -------------

BALANCE AT JULY 31, 1996                                                    10,000                             7,450

   Net income                                                                    -                             5,321
   Repurchase of units                                                           -                               (82)
   Distributions to
     members                                                                     -                            (2,510)
   Adjustment of unfunded
     pension liability                                                           -                              (235)
                                                                         -------------                    -------------

BALANCE AT JULY 31, 1997                                                    10,000                           $ 9,944
                                                                         =============                    =============





       The accompanying notes are an integral part of these statements.

                       THE B. MANISCHEWITZ COMPANY, LLC

                           STATEMENTS OF CASH FLOWS

               FOR THE YEARS ENDED JULY 31, 1997, 1996 AND 1995

                            (dollars in thousands)

                                                                                      1997           1996           1995
                                                                                   -----------    ------------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                         $5,321         $1,932          $2,267
   Adjustments to reconcile net income to net cash provided
     by (used in) operating activities-
       Extraordinary item                                                                  -          1,965               -
       Cumulative effect of change in accounting principle                                 -            754               -
       Depreciation and amortization                                                   2,664          2,236           2,097
       Benefit for deferred income taxes                                                   -         (2,420)            (63)
       Changes in assets and liabilities-
         Accounts receivable                                                          (1,746)        (1,374)            522
         Inventories                                                                     251           (859)         (1,439)
         Prepaid expenses and other                                                     (187)          (192)           (269)
         Intangible assets                                                              (800)        (1,231)         (1,541)
         Accounts payable and accrued liabilities                                        857         (1,541)            717
         Long-term liabilities                                                           116            264            (154)
                                                                                   -----------    ------------    ----------

                Net cash provided by (used in) operating activities                    6,476           (466)          2,137
                                                                                   -----------    ------------    ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of equipment                                                               (339)        (1,064)           (516)
   Net proceeds from Distributorship Agreement                                         1,000              -               -
                                                                                   -----------    ------------    ----------

                Net cash provided by (used in) investing activities                      661         (1,064)           (516)
                                                                                   -----------    ------------    ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Prepayment penalty on termination of debt                                            $  -        ($1,300)           $  -
   Deferred financing costs                                                                -         (2,509)              -
   Distributions to members/shareholders                                              (2,510)       (28,630)              -
   Capital contribution and (repurchase) of units                                        (82)        15,000               -
   Proceeds from revolver borrowings                                                  10,700              -               -
   Repayments of revolver borrowings                                                 (10,700)             -               -
   Repayment of company notes                                                              -        (29,000)              -
   Term loan (repayments) borrowings                                                  (3,241)        44,000               -
                                                                                   -----------    ------------    ----------

                Net cash used in financing activities                                 (5,833)        (2,439)              -
                                                                                   -----------    ------------    ----------

                Increase (decrease) in cash and cash equivalents                       1,304         (3,969)          1,621

CASH AND CASH EQUIVALENTS, beginning of year                                           1,811          5,780           4,159
                                                                                   -----------    ------------    ----------

CASH AND CASH EQUIVALENTS, end of year                                                $3,115         $1,811          $5,780
                                                                                   ===========    ============    ==========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid during the year for-
     Interest                                                                         $4,131         $2,997          $2,624
     Taxes                                                                              $  -         $1,534          $2,338


       The accompanying notes are an integral part of these statements.

                       THE B. MANISCHEWITZ COMPANY, LLC

                        NOTES TO FINANCIAL STATEMENTS

               (dollars in thousands, except share/unit amounts)


(1)  FORMATION AND BUSINESS OPERATIONS:

       Formation-

         Effective May 31, 1996, The B. Manischewitz Company, LLC (the "Company") was reorganized and recapitalized. As a result, the Company (i) commenced operations as a limited liability company, the effect of which is that income taxes, if any, are the obligation of its shareholders and partners; (ii) entered into a new credit agreement with financial institutions (see Note 7) and repaid its existing outstanding debt; (iii) received a capital contribution of $15,000; and (iv) made a distribution to shareholders of $28,630. These transactions did not result in a change of control; accordingly, for financial reporting purposes, the assets and liabilities of the Company have been reflected on a historical cost basis. The Company is 99% owned by MANO Holdings I, LLC and 1% owned by MANO Holdings II, LLC (which is 100% owned by MANO Holdings I,
         LLC). MANO Holdings I, LLC is 62% owned by KBMC Acquisition Company, L.P. (KBMC) and 38% owned by MANO Holdings Corporation (MANO).

         Prior to its commencement of operations as a limited liability company, the Company, which was organized as a C corporation, was wholly-owned by MANO. The financial statements included herein reflect the operations of the Company as a C corporation through May 31, 1996 and a limited liability company subsequent to that date.

       Business Operations-

         The Company manufactures and distributes ethnic and other foods including, among others, matzos, cakes, cookies, soups, noodles and processed fish products. The Company also licenses its name to third parties for which it receives royalties.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES:

       Principles of Consolidation-

         The accompanying financial statements include the accounts of The B. Manischewitz Company and its subsidiaries through May 31, 1996. All significant intercompany accounts and transactions have been eliminated in consolidation through that date. As of May 31, 1996, the subsidiaries of The B. Manischewitz Company were effectively merged into the Company.

                       THE B. MANISCHEWITZ COMPANY, LLC

               (dollars in thousands, except share/unit amounts)


(2)   SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (continued):

       Concentrations of Credit Risk-

         Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of cash and cash equivalents and trade accounts receivable.

         The Company's products are sold to approximately 50 independent distributors, two of which represented approximately 31% and 25% of total revenues for the years ended July 31, 1997 and 1996, respectively, and one of which represented approximately 12% of total revenues for the year ended July 31, 1995.

       Inventories-

         Substantially all inventories are accounted for using the lower of the last-in, first-out (LIFO) cost method or market.

       Property, Plant and Equipment-

         Property, plant and equipment is stated at cost and is depreciated using the straight-line method for financial reporting purposes and both straight-line and accelerated methods for income tax purposes. The estimated useful lives used in computing depreciation and amortization for financial reporting purposes are: buildings 20 years, machinery and equipment 10 years, furniture and fixtures 10 years.

       Long-Lived Assets-

         The Company reviews its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. The assessment for potential impairment is based upon the Companys ability to recover the unamortized balance of its long-lived assets from expected future cash flows on an undiscounted basis.

       Intangible Assets-

         Intangible assets are being amortized over the following periods: package design costs 4 years and other intangibles 40 years. Deferred financing costs are amortized using the interest method over the life of the applicable loans.

                       THE B. MANISCHEWITZ COMPANY, LLC

               (dollars in thousands, except share/unit amounts)


(2)  SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (continued):

       Revenue Recognition-

         Revenue is recognized when products are shipped to customers. Provisions for returns and allowances and bad debts are based upon historical experience and known events.

       Royalty Income-

         The Company enters into licensing agreements under which it receives royalty payments. Royalty payments due under licensing agreements are recognized as income either based upon shipment reports from manufacturers, where available, or estimated shipments by such manufacturers.

       Income Taxes-

         As the Company was organized as a C corporation until May 31, 1996, income taxes were provided for these periods based upon the taxes currently payable by the Company. On May 31, 1996, the Company was reorganized as a limited liability company. As a result of this reorganization, future tax effects attributable to net income as well as temporary differences between the bases of assets and liabilities for financial reporting purposes and income tax purposes will be included in the income tax returns of the Company's owners. Accordingly, no deferred income tax assets or liabilities are reflected on the July 31, 1996 and 1997 balance sheets of the Company. Deferred income tax assets or liabilities recognized through May 31, 1996 of $2,420, have been reversed through the income tax benefit as of May 31, 1996. The accompanying statements of operations include the pro forma presentation of income taxes and net income assuming the Company was still organized as a C corporation for all periods presented.

       Cash Equivalents-

         The Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

       Use of Estimates-

         The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses during the reporting period and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

                       THE B. MANISCHEWITZ COMPANY, LLC

               (dollars in thousands, except share/unit amounts)


(3)  INVENTORIES:

       Inventories consists of the following at July 31-

                                                                                             1997           1996
                                                                                          -----------    -----------
         Raw materials                                                                       $2,126         $2,042
         Finished goods                                                                       7,091          7,976
                                                                                          -----------    -----------

                                                                                             $9,217        $10,018
                                                                                          ===========    ===========

         Had the first-in, first-out (FIFO) method been used, inventories would have been approximately $260 greater than that reported under the LIFO method at July 31, 1997. At July 31, 1996, inventories valued by the FIFO cost method approximated inventories valued by the LIFO method.

(4)  PROPERTY, PLANT AND EQUIPMENT:

       Property, plant and equipment consists of the following at July 31-

                                                                                             1997            1996
                                                                                          ------------    ------------
         Land                                                                                   $897            $897
         Buildings                                                                             4,549           4,444
         Machinery and equipment                                                               5,541           4,645
         Furniture and fixtures                                                                  769             732
         Assets under capital lease                                                            6,077           6,077
         Construction in progress                                                                121             807
                                                                                          ------------    ------------

                                                                                              17,954          17,602

         Less- Accumulated depreciation and amortization                                       5,752           4,955
                                                                                          ------------    ------------

                                                                                             $12,202         $12,647
                                                                                          ============    ============


         Certain property and equipment of the Company is leased through the Bay Street Urban Renewal Development Corporation, an affiliate of the Company. The lease expires on August 31, 2000, and requires the Company to pay real estate taxes, maintenance, insurance and incidental costs as its only obligation under this lease. The Company has the option to purchase the property at any time during the lease term for a nominal value.

                       THE B. MANISCHEWITZ COMPANY, LLC

               (dollars in thousands, except share/unit amounts)


(5)  INTANGIBLE ASSETS:

       Intangible assets consist of the following at July 31-

                                                                                               1997            1996
                                                                                            ------------    ------------
         Goodwill, net of accumulated amortization of $2,582 and $2,197,
           respectively                                                                        $13,492         $13,877
         License and trademarks, net of accumulated amortization of
           $2,041 and $1,736, respectively                                                      10,159          10,464
         Deferred financing costs, net of accumulated amortization of
           $516 and $70, respectively (see Note 7)                                               1,993           2,439
         Package design costs, net of accumulated amortization of $1,697
           and $953, respectively                                                                1,579           1,725
                                                                                            ------------    ------------

                                                                                               $27,223         $28,505
                                                                                            ============    ============

         In addition, intangible assets on the accompanying balance sheets include an intangible pension asset of $388 and $421 in 1997 and 1996, respectively (see Note 8).

(6)  INCOME TAXES:

         Income taxes, applicable to income before extraordinary item, are comprised of the following at July 31, 1996 and 1995-

                                                                                                1996          1995
                                                                                           -----------    ------------
         Current-
           Federal                                                                            $1,481         $1,675
           State and local taxes                                                                 794            523
                                                                                           -----------    ------------

                                                                                               2,275          2,198
                                                                                           -----------    ------------
         Deferred-
           Federal                                                                            (1,936)           (50)
           State and local taxes                                                                (484)           (13)
                                                                                           -----------    ------------

                                                                                              (2,420)           (63)
                                                                                           -----------    ------------

                         Provision (benefit) for income taxes                                  ($145)        $2,135
                                                                                           ===========    ============

                       THE B. MANISCHEWITZ COMPANY, LLC

               (dollars in thousands, except share/unit amounts)


(6)   INCOME TAXES (continued):

         The provision (benefit) for income taxes differs from the amount computed by applying the statutory Federal income tax rate to the income before provision (benefit) for income taxes for the following reasons for fiscal 1996 and 1995-

                                                                                                 1996          1995
                                                                                               ----------    ----------
         Statutory tax provision                                                                 $2,048         $1,497
         Increase (decrease) in taxes resulting from-
           State income taxes, net of Federal income tax benefit                                    204            337
           Amortization of intangible assets                                                        211            299
           Reversal of deferred income taxes as a result of a
              change in the tax status of the Company                                            (2,420)             -
           Other                                                                                   (188)             2
                                                                                               ----------    ----------

                         Provision (benefit) for income taxes                                     ($145)        $2,135
                                                                                               ==========    ==========

(7)  LONG-TERM DEBT:

         On May 31, 1996, the Company (along with MANO, MANO Holdings I, LLC and MANO Holdings II, LLC) entered into a credit agreement with several financial institutions (the Credit Agreement). The Credit Agreement provides for the following: (1) $14,000 term loan A, due May 31, 2002, bearing interest at the Base Rate (defined as the higher of the Federal Funds Rate plus 1/2r prime), plus 1 1/2 LIBOR plus 2.5%; (2) $19,000 term loan B, due May 31, 2004 bearing interest at the Base Rate plus 2.0% or LIBOR plus 3.0%; (3) $11,000 term loan C, due May 31, 2002, bearing interest at the Base Rate plus 1 1/2% or LIBOR plus 2.5%; and (4) $15,000 revolving loan commitment based on eligible accounts receivable and inventory, as defined, including up to $3,000 of letters of credit due May 21, 2002, bearing interest at the Base Rate plus 1 1/2or LIBOR plus 2.5%. As of July 31, 1997, $5,000 is available for borrowing under this facility based upon this formula. Additionally, there is a commitment fee of 1/2% on certain unused balances of the revolving loan commitment, as defined. At July 31, 1997 and 1996, there were no outstanding balances under the revolving loan commitment.

         The Credit Agreement contains restrictions, all of which the Company was in compliance with at July 31, 1997 relating to, among others, material adverse changes in operations or affairs, capital expenditures, the payment of dividends and the maintenance of various financial requirements, including, among others, interest coverage ratio, fixed charge coverage ratio, leverage ratio and minimum EBITDA, each as defined in the Credit Agreement.

                       THE B. MANISCHEWITZ COMPANY, LLC

               (dollars in thousands, except share/unit amounts)


(7)  LONG-TERM DEBT (continued):

         Pursuant to entering into the Credit Agreement, the Company incurred deferred financing costs of approximately $2,500 which are included in intangible assets in the accompanying balance sheet. Additionally, approximately $1,109 of deferred financing costs were written-off in fiscal 1996 pursuant to the Agreement refinancing. Furthermore, the Company incurred a prepayment penalty upon terminating the Agreement of approximately $2,166. These amounts, net of related income tax benefits of $1,310, are reflected as an extraordinary item in the statements of operations.

         The Credit Agreement is secured by substantially all of the Company assets and guaranteed by both MANO and KBMC.

         Aggregate amounts of long-term debt maturing each of the five years subsequent to July 31, 1997, and thereafter are as follows-


           1998                                                    $3,157
           1999                                                     3,650
           2000                                                     4,637
           2001                                                     5,623
           2002                                                     6,116
           Thereafter                                              17,576
                                                               -------------
                                                                  $40,759
                                                               =============

(8)  EMPLOYEE BENEFITS:

       Pension Plan-

         The Company maintains a defined benefit pension plan (the Plan) administered by a trust, which covers substantially all employees who meet certain eligibility requirements, and provides for pension, death and disability benefits. Contributions are made by the Company and contributing employees. The Companys funding policy is to contribute amounts to the Plan sufficient to meet the minimum funding requirements set forth by the Employee Retirement Income Security Act of 1974. In fiscal 1997, 1996 and 1995, the Company funded additional amounts to the Plan. Accordingly, contributions for the year ended July 31, 1997, 1996 and 1995 amounted to $605, $541 and $300, respectively. Benefits for salaried employees are based on the highest five consecutive years of compensation during the last fifteen years of employment proceeding retirement. Benefits for hourly employees are based on various monthly amounts for each year of credited service.

                       THE B. MANISCHEWITZ COMPANY, LLC

               (dollars in thousands, except share/unit amounts)


(8)  EMPLOYEE BENEFITS (continued):

         Net periodic pension expense for the years ended July 31, 1997, 1996 and 1995, and assumptions used were as follows-

                                                                                     1997           1996           1995
                                                                                  -----------    -----------    -----------
           Service cost, benefits earned during the year                              $213           $237           $214
           Interest cost on projected benefit obligations                              889            893            877
           Actual return on assets                                                  (1,159)          (502)        (1,151)
           Net amortization and deferral                                               379           (250)           419
                                                                                  -----------    -----------    -----------

                         Net periodic pension cost                                    $322           $378           $359
                                                                                  ===========    ===========    ===========

           Assumed discount rate                                                      7.50%          8.25%          8.25%
           Assumed rate of compensation increases                                     4.00           5.00           5.00
           Expected long-term rate of return on assets                                9.25           9.25           9.25

         Presented below is a reconciliation of the funded status of the Plan to amounts recorded on the balance sheets at July 31-


                                                                                                1997             1996
                                                                                            -------------    -------------
           Actuarial present value of benefit obligations-
              Accumulated benefit obligation, including vested benefits
                of $11,332 and $10,672 in 1997 and 1996, respectively                          $11,660           $10,932
                                                                                            =============    =============

           Projected benefit obligation for services rendered to date                         ($12,264)         ($11,553)
           Plan assets at fair value                                                             9,969             9,160
                                                                                            -------------    -------------

                         Projected benefit obligation in excess of plan assets                  (2,295)           (2,393)

           Unrecognized net loss                                                                   839               622
           Prior service cost not yet recognized in net periodic pension cost                      388               421
           Adjustment required to recognize minimum liability                                     (623)             (421)
                                                                                            -------------    -------------

                         Net pension liability                                                 ($1,691)          ($1,771)
                                                                                            =============    =============

         At July 31, 1997 and 1996, the Company recorded an additional liability of $623 and $421, respectively, representing the minimum liability of the unfunded accumulated benefit obligation with an offsetting intangible asset at July 31, 1997 and 1996 of $388 and $421, respectively, and a reduction in equity at July 31, 1997 of $235.

         Substantially all of the Plan assets are invested in unallocated insurance contracts, U. S. Government obligations, mutual funds and marketable debt securities.

                       THE B. MANISCHEWITZ COMPANY, LLC

               (dollars in thousands, except share/unit amounts)


(8)  EMPLOYEE BENEFITS (continued):

       Postretirement Benefits
       Other Than Pensions-

         The Company provides certain postretirement benefits covering non-union salaried employees hired prior to February 1, 1991. These benefits include health care and life insurance for eligible retirees. The Company's obligation is funded on a pay as you go basis.

         Effective August 1, 1995, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions." The cumulative effect as of August 1, 1995 of adopting SFAS No. 106 was a one-time charge of $754, after the related income tax benefit of $502.

         The following table reconciles the Plan's funded status to the accrued postretirement health care cost liability as of July 31-

                                                                                            1997           1996
                                                                                         -----------    -----------
           Accumulated postretirement benefit obligation-
              Retiree and beneficiaries                                                       $622           $397
              Eligible actives                                                                 192            445
              Ineligible actives                                                               835            479
                                                                                         -----------    -----------
                         Total                                                               1,649          1,321

           Unrecognized net loss                                                               228              -
           Plan assets at fair value                                                             -              -
                                                                                         -----------    -----------
           Net postretirement benefit liability                                             $1,421         $1,321
                                                                                         ===========    ===========

         Net periodic postretirement benefit cost for the years 1997 and 1996 included the following components-

                                                                  1997        1996
                                                                --------    ---------
           Service cost                                             $71         $35
           Interest cost                                            113          98
                                                                --------    ---------

                      Net postretirement benefit cost              $184        $133
                                                                ========    =========

                       THE B. MANISCHEWITZ COMPANY, LLC

               (dollars in thousands, except share/unit amounts)


(8)  EMPLOYEE BENEFITS (continued):

         For purposes of calculating the accumulated postretirement benefit obligation, the following assumptions were made. The retiree medical trend rates range from a maximum of 8.5% decreasing gradually to 5% by the year 2010. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.5%.

         The health care cost trend rate assumption has an effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of July 31, 1997 and 1996 by $219 and $170, respectively, and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for the years 1997 and 1996 by $27 and $20, respectively.

(9)  COMMITMENTS AND CONTINGENCIES:

      Operating Leases-

         The Company has noncancellable operating leases expiring from February 1998 through September 2002. Rental expense for the years ended July 31, 1997, 1996 and 1995, was approximately $195, $363 and $595, respectively. The future minimum annual rental commitment under all operating leases is not material.

      Purchase Commitments-

         The Company enters into purchase contracts with certain vendors. At July 31, 1996 and 1997, purchase commitments related to these contracts were approximately $2,100 and $850, respectively.

(10)  ACCRUED LIABILITIES:

         Included in accrued liabilities at July 31, 1997 and 1996 is approximately $448 and $355, respectively, principally related to a severance agreement covering a former owner of the Company.

                       THE B. MANISCHEWITZ COMPANY, LLC

                   NOTES TO FINANCIAL STATEMENTS (concluded)

               (dollars in thousands, except share/unit amounts)


(11)  SALE OF DIVISION/DISTRIBUTORSHIP AGREEMENT:

         In May 1997, in conjunction with the sale of its Chicago distribution operation, the Company entered into a Distributorship Agreement whereby it received cash, net of expenses, of $1,000 in exchange for providing exclusive territory rights to a third-party distributor. The Company has reflected the net cash received as net revenues, since it has no further performance obligations under the terms of the distributorship agreement and the amount paid is not refundable. In connection with this transaction, the Company provided additional allowances for accounts receivable and inventory. Accordingly, no gain or loss was recorded. Concurrently, the Company and the distributor entered into an Inventory Purchase Agreement which provides for the purchase of goods by the distributor at "replacement cost," as defined, and a royalty arrangement, as defined. The Chicago distribution operation had net revenues of approximately $6,700, $6,800 and $6,800 for the years ended July 31, 1997, 1996 and 1995, respectively.


(12)  SIGNIFICANT CUSTOMERS:


         The Company's products are sold to approximately 50 independent distributors. Two distributors represented approximately 31% and 25% of net revenues, respectively for the years ended July 31, 1997 and 1996, and one distributor represented approximately 12% of net revenues for the year ended July 31, 1995.


(13)   RELATED PARTY TRANSACTION:

         The Company paid a management fee of approximately $410, $104 and $0 in 1997, 1996 and 1995, respectively, to a related party.

                       THE B. MANISCHEWITZ COMPANY, LLC

                           CONDENSED BALANCE SHEETS
                  (dollars in thousands, except share data)


                                                                             April 30,          July 31,
                                                                               1998               1997
                                                                         -------------      ----------------
                                                                            (unaudited)
                                 ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                              $      1,995       $    3,115
  Accounts receivable, net of allowance for doubtful accounts
    of $324 and $700, respectively                                             17,361            6,381
  Inventories                                                                   6,593            9,217
  Prepaid expenses and other current assets                                       261              898
                                                                         -------------      -----------
    Total current assets                                                       26,210           19,611

PROPERTY, PLANT AND EQUIPMENT, net                                             11,823           12,202
INTANGIBLE ASSETS, net                                                         26,594           27,611
OTHER ASSETS                                                                      139              139
                                                                         -------------      -----------
    Total assets                                                          $    64,766       $   59,563
                                                                         =============      ===========


                         LIABILITIES AND EQUITY

CURRENT LIABILITIES:
  Current portion of long-term debt                                      $      3,382       $    3,157
  Revolving line of credit                                                      2,250                -
  Accounts payable                                                              2,500            2,424
  Accrued liabilities                                                           4,779            2,002
                                                                         -------------      -----------
    Total current liabilities                                                  12,911            7,583
LONG-TERM DEBT                                                                 34,782           37,602
LONG-TERM LIABILITIES                                                           4,380            4,434
                                                                         -------------      -----------
    Total liabilities                                                          52,073           49,619
COMMITMENTS AND CONTINGENCIES
MEMBERS' EQUITY                                                                12,693            9,944
                                                                         -------------      -----------
    Total liabilities and equity                                         $     64,766       $   59,563
                                                                         =============      ===========

  The accompanying notes are an integral part of these condensed statements.

                       THE B. MANISCHEWITZ COMPANY, LLC

                      CONDENSED STATEMENTS OF OPERATIONS

           FOR THE NINE MONTH PERIODS ENDED APRIL 30, 1998 AND 1997
                            (dollars in thousands)
                                 (unaudited)


                                                                    1998               1997
                                                                ------------      ------------

NET REVENUES                                                    $    43,816       $    46,068
ROYALTIES                                                               665               319
                                                                ------------      ------------
  Total revenues                                                     44,481            46,387
COST OF SALES                                                        27,442            28,450
                                                                ------------      ------------
  Gross profit                                                       17,039            17,937

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES,
  including amortization of intangible assets
  of $1,094 in 1998 and $1,087 in 1997, respectively                  7,658             8,492
                                                                ------------      ------------
  Operating income                                                    9,381             9,445

INTEREST EXPENSE                                                     (3,090)           (3,388)
                                                                ------------      ------------
  Net income                                                    $     6,291       $     6,057
                                                                ============      ============


PRO FORMA INFORMATION:

  Income tax provision                                          $     2,735       $     2,749
                                                                ============      ============
  Net income                                                    $     3,556       $     3,308
                                                                ============      ============


  The accompanying notes are an integral part of these condensed statements.

                       THE B. MANISCHEWITZ COMPANY, LLC

              CONDENSED STATEMENT OF CHANGES IN MEMBERS' EQUITY

                FOR THE NINE MONTH PERIOD ENDED APRIL 30, 1998
                   (dollars in thousands, except unit data)
                                 (unaudited)


                                               Units          Amount
                                             ---------      ----------

BALANCE AT AUGUST 1, 1997                      10,000        $  9,944
  Net income                                        -           6,291
  Distributions to members                          -          (3,542)
                                             ---------      ----------

BALANCE AT APRIL 30, 1998                      10,000        $ 12,693
                                             =========      ==========




  The accompanying notes are an integral part of these condensed statements.

                       THE B. MANISCHEWITZ COMPANY, LLC

                      CONDENSED STATEMENTS OF CASH FLOWS

           FOR THE NINE MONTH PERIODS ENDED APRIL 30, 1998 AND 1997
                            (dollars in thousands)
                                 (unaudited)


                                                                             1998             1997
                                                                         -----------      -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                             $    6,291           $6,057
  Adjustments to reconcile net income to net cash used
   in operating activities-
    Depreciation and amortization                                             1,941            1,999
    Gain on sale of equipment                                                  (150)               -
  Changes in assets and liabilities-
    Accounts receivable                                                     (10,980)         (14,964)
    Inventories                                                               2,624              332
    Prepaid expenses and other current assets                                   637              267
    Intangible assets                                                          (396)            (551)
    Accounts payable and accrued liabilities                                  2,853            1,240
    Long-term liabilities                                                       (54)             755
                                                                         -----------      -----------
        Net cash provided by (used in) operating activities                   2,766           (4,865)
                                                                         -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of equipment                                                       (297)            (189)
  Proceeds on sale of equipment                                                 298                -
                                                                         -----------      -----------
        Net cash provided by (used in) investing activities                       1             (189)
                                                                         -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to members/shareholders                                      (3,542)          (2,268)
  Proceeds from revolving line of credit                                      2,250            9,800
  Term loan repayments                                                       (2,595)          (2,025)
                                                                         -----------      -----------
        Net cash (used in) provided by financing activities                  (3,887)           5,507
                                                                         -----------      -----------
        (Decrease) increase in cash and cash equivalents                     (1,120)             453
CASH AND CASH EQUIVALENTS, beginning of period                                3,115            1,811
                                                                         -----------      -----------
CASH AND CASH EQUIVALENTS, end of period                                 $    1,995       $    2,264
                                                                         ===========      ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for-
    Interest                                                             $    3,161       $    3,156


  The accompanying notes are an integral part of these condensed statements.

                       THE B. MANISCHEWITZ COMPANY, LLC

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                            (dollars in thousands)
                                  (unaudited)


1. Basis of Presentation

         The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles.

         In June 1997, The B. Manischewitz Company, LLC ("the Company") sold its Chicago distribution operation. The statement of operations for the nine months ended April 30, 1997 includes revenues of $4.1 million and operating income of $300,000 from this operation.

         For a summary of the Company's accounting principles and other footnote information, reference is made to the Company's July 31, 1997 financial statements. All adjustments, consisting of a normal and recurring nature, necessary for the fair presentation of the results of operations for the interim periods covered by this report have been included. The results of operations for the nine month period ended April 30, 1998 is not necessarily indicative of the operating results for the full year.

2. Inventories

         Inventories consisted of the following at April 30, 1998-

                    Raw materials                          $  2,175
                    Finished goods                            4,418
                                                          -----------
                                                           $  6,593
                                                          ===========


         Substantially all inventories are accounted for using the lower of the last-in, first-out ("LIFO") cost method or market. Had the first-in, first-out (FIFO) method been used, inventories would have been approximately $241 greater than that reported under the LIFO method at April 30, 1998.

3. Income Taxes

         The Company is organized as a limited liability company. Accordingly, no provision has been made for Federal or state income tax purposes on the accompanying condensed financial statements. The accompanying condensed statements of operations include the pro forma presentation of income taxes and net income assuming the Company was still organized as a C corporation for all periods presented.

4. Related Party Transactions

         The Company paid a management fee of $344 and $360 through the nine months ended April 30, 1998 and 1997, respectively, to a related party.

                       THE B. MANISCHEWITZ COMPANY, LLC

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  (CONCLUDED)


5.   Subsequent Event

         Effective March 3, 1998, R.A.B. Enterprises, Inc., a wholly-owned subsidiary of R.A.B. Holdings, Inc., entered into a purchase agreement to acquire all of the outstanding membership interests of the Company. On May 1, 1998, R.A.B. Enterprises, Inc. acquired all of the outstanding interests of the Company for approximately $124.7 million less outstanding long-term debt and certain other specified deductions.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of R.A.B. Holdings, Inc.
New York, New York

We have audited the accompanying statements of operations of Millbrook Distribution Services Inc., (a then wholly-owned subsidiary of McKesson Corporation), for the fiscal years ended March 31, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such statements of operations present fairly, in all material respects, the results of operations of Millbrook Distribution Services Inc. for the fiscal years ended March 31, 1997 and 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

April 30, 1998
New York, New York

                      MILLBROOK DISTRIBUTION SERVICES INC.

                            STATEMENTS OF OPERATIONS
                       YEARS ENDED MARCH 31, 1997 AND 1996
                                 (In thousands)


                                                          1997            1996
                                                       ---------      ----------
Revenues                                               $ 476,175      $ 563,099

Costs and expenses
       Cost of sales                                     364,762        430,398
       Selling                                            45,280         54,961
       Distribution and warehousing                       38,170         42,281
       General and administrative                         20,588         21,848
                                                       ---------      ---------

                   Total costs and expenses              468,800        549,488
                                                       ---------      ---------

Operating income                                           7,375         13,611

Interest expense, net                                      3,843          4,708
Non-operating income, other                                  (69)        (1,600)
                                                       ---------      ---------

Income before provision for income taxes                   3,601         10,503

Provision for income taxes                                 1,660          4,334
                                                       ---------      ---------

Net income                                             $   1,941      $   6,169
                                                       =========      =========





              See notes to statements of operations.

                      MILLBROOK DISTRIBUTION SERVICES INC.

                        NOTES TO STATEMENTS OF OPERATIONS


1.    Summary Of Significant Accounting Policies

                  Basis of Presentation - On March 31, 1997, R.A.B. Holdings, Inc. acquired Millbrook Distribution Services Inc. (the "Company") from McKesson Corporation (the "Former Parent"). The statements of operations of the Company are based on historical results and, accordingly, do not reflect purchase accounting adjustments or interest associated with debt incurred to finance the acquisition. Additionally, the Company's Former Parent managed cash and financing requirements centrally; as such the interest expense and related intercompany borrowings were based on the then existing capital structure. Additionally, the Former Parent provided certain corporate and general and administrative services, including, among other things, treasury, certain financial reporting, data processing and legal services. Accordingly, the operations of the Company include an allocation of expenses for such services. The allocation of expenses is comprised of
         (i) the number of hours incurred at the applicable pay rate; (ii) data processing time utilized at the applicable rate; and (iii) out-of-pocket expenses, related to the services provided. In the opinion of management, this methodology provides a reasonable basis for such allocation. The results of operations of the Company may differ from results that may have been achieved had the Company operated as an independent entity.

                  Use of Estimates - The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                  Fiscal Year - The Company's fiscal year ends on March 31.

                  Inventories - Inventories are stated at the lower of cost or market. Cost is determined by the last-in, first-out ("LIFO") method. At March 31, 1997 and 1996, the replacement cost of inventories valued using the LIFO method exceeded the net carrying amount of such inventories by approximately $8.0 million and $8.5 million, respectively.

                  Property, Plant and Equipment - Property, plant and equipment are recorded at cost. For financial reporting purposes, depreciation is provided on the straight-line method over the following estimated useful lives:

                Buildings and improvements.....................   7-35   years
                Machinery and equipment........................   2-15   years
                Rolling stock..................................   3- 8   years

                      MILLBROOK DISTRIBUTION SERVICES INC.

1.    Summary Of Significant Accounting Policies (Continued)

                  Expenditures which significantly increase value or extend useful lives are capitalized, while ordinary maintenance and repairs are expensed as incurred. The cost and related accumulated depreciation of assets replaced, retired or disposed of are removed from the accounts and any related gains or losses are reflected in operations. Total depreciation expense was $ 3.0 million and $ 3.1 million for the fiscal years ended March 31, 1997 and 1996, respectively.

                  Long-Lived Assets - The Company reviews its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. Such changes in circumstances may include, among other factors, a significant change in technology that may render an asset obsolete or noncompetitive or a significant change in the extent or manner in which an asset is used. The assessment for potential impairment is based upon the Company's ability to recover the unamortized balance of its long-lived assets from expected future cash flows on an undiscounted basis (without interest charges). If such expected future cash flows are less than the carrying amount of the asset, an impairment loss would be recorded.

                  Revenue Recognition - Revenue is recognized when products are shipped or services are provided to customers. Provisions are recorded for returns and allowances and bad debts.

                  Income Taxes - The results of operations of the Company were included in the consolidated Federal income tax return of its Former Parent. The provision for income taxes was determined as though the Company filed a separate Federal income tax return without regard to any tax attributes of other taxable years.

                  Business - The Company is one of the nation's largest independent value-added distributors of health and beauty care, general merchandise and specialty and natural food products.

2.    Leases

                  The Company leases certain facilities, machinery and vehicles under various non-cancelable operating lease agreements. The Company is required to pay property taxes, insurance and normal maintenance costs for certain of its facilities. Total rent expense for all operating leases was $5.3 million and $6.4 million for the fiscal years ended March 31, 1997 and 1996, respectively.

3.    Non-Operating Income, Other

                  During the fiscal year ended March 31, 1997, the Company sold a distribution center facility in Lincoln, Nebraska resulting in a gain of approximately $1.5 million.

                      MILLBROOK DISTRIBUTION SERVICES INC.

                  NOTES TO STATEMENTS OF OPERATIONS (CONCLUDED)


4.    Income Taxes

                  The provision for income taxes for the fiscal years ended March 31, 1997 and 1996 is based on income recognized for financial statement purposes. A reconciliation of the statutory United States Federal income tax rate to the Company's effective income tax rate for the fiscal years ended March 31, 1997 and 1996 follows:

                                                                           1997         1996
                                                                           ----         ----
           Statutory rate...............................................   35.0%        35.0%
           State income taxes, net of Federal benefit...................    4.6          4.6
           Other, principally meals and entertainment disallowance......    6.5          1.7
                                                                         ------       ------
                                                                           46.1%        41.3%

5.    Employee Benefit Plans

                  Retirement and Savings Plan - The Company's Former Parent had a retirement and savings plan ("401(k) Plan") covering substantially all of its employees. The 401(k) Plan provided for matching contributions by the Company which amounted to approximately $1.4 million for each of the fiscal years ended March 31, 1997 and 1996.

                  Deferred Compensation - In 1984, a predecessor of Millbrook implemented a deferred compensation plan in the form of a non-qualified defined benefit plan and a supplemental retirement plan which permitted former officers and certain management employees, at the time, to defer portions of their compensation and to earn specified maximum benefits upon retirement. These plans do not allow new participants.

6.    Related Party Transactions

                  As described in Note 1, the Company's Former Parent provided certain corporate and general and administrative services to the Company which totaled approximately $2.5 million and $2.3 million for the fiscal years ended March 31, 1997 and 1996, respectively.

                     [This Page Intentionally Left Blank]

===============================================================================

We have not authorized any dealer, salesperson or other person to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or to buy any of the securities in any jurisdiction where it is unlawful. The information in this prospectus is current as of February 12, 1999.


                            ---------------------

                                  Prospectus

                            ---------------------


Until May 19, 1999, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                              February 12, 1999

===============================================================================

                                   Exchange
                                    Offers

                            R.A.B. Holdings, Inc.

                                 $48,000,000
                          13% senior notes due 2008



                           R.A.B. Enterprises, Inc.

                                 $120,000,000
                        10-1/2% senior notes due 2005

===============================================================================